As filed with the Securities and Exchange Commission on November 23, 2015

Registration No. 333-203870

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 ___________________________

Amendment No. 4 to

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PEEKAY BOUTIQUES, INC.

(Exact name of registrant as specified in its charter)

Nevada	5990	46-4007972
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

901 West Main Street, Suite A, Auburn, WA 98001

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

____________________________

Vcorp Services, LLC

1811 Silverside Road

Wilmington, Delaware 19810

888-528-2677

(Names, addresses and telephone numbers of agents for service)

____________________________

Copies to:

Louis A. Bevilacqua, Esq.	Ryan C. Brauer, Esq.
BEVILACQUA PLLC	Christopher J. Melsha, Esq.
1629 K Street, NW	Fredrikson & Byron, P.A.
Suite 300	200 South Sixth Street, Suite 4000
Washington, DC 20006	Minneapolis, Minnesota 55402

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)(5)
Common Stock, par value $0.0001 per share (3)(4)	$38,410,000	$3,867.89
Underwriter's common stock purchase warrants(6)(7)	-	-
Common stock included in underwriter's common stock purchase warrants (3)(7)	$1,325,150	$133.44
Total	$39,735,150	$4,001,33

__________________

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)

Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(4)	Includes shares of common stock the underwriter has the option to purchase to cover over-allotments, if any.

(5)	Previously paid.

(6)	No fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(7)

Represents 3% of the shares to be sold in this offering, including shares that may be sold upon exercise of the underwriter's over-allotment option. The underwriter's warrants are exercisable at a per share price equal to 115% of the common stock public offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

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The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated, 2015

PEEKAY BOUTIQUES, INC.

4,175,000 SHARES OF COMMON STOCK

This is a firm commitment public offering of 4,175,000 shares of common stock by Peekay Boutiques, Inc. No public market currently exists for our common stock. We anticipate that the initial public offering price of our common stock will be between $6.00 and $8.00 per share.

On October 28, 2015, we effected a one-for-six reverse split of our issued and outstanding shares of common stock. All share and per share information in this prospectus has been adjusted to give retroactive effect to the one-for-six reverse split.

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or the JOBS Act.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER "RISK FACTORS" BEGINNING ON PAGE 25.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1) The underwriter will receive compensation in addition to the underwriting discounts and commissions described above, which compensation consists of (i) five-year compensation warrants entitling the underwriter to purchase 3.0% of the aggregate number of shares issued in this offering, including warrants and shares issued pursuant to the exercise of the over-allotment option, with an exercise price equal to 115% of the price per share of the common stock sold in this offering, and (ii) reasonable out-of-pocket expenses incurred by the underwriter (up to a maximum amount of $125,000 for all such expenses), including fees of the underwriter's legal counsel. See "Underwriting" beginning on page 114 of this prospectus for a description of compensation payable to the underwriter.

We have granted the underwriter a 45-day option to purchase up to 626,250 additional shares of common stock solely to cover over-allotments, if any. See "Underwriting" for a full description of compensation payable to the underwriter.

The underwriter expects to deliver the shares against payment therefor on or about , 2015

Lake Street Capital Markets

The date of this prospectus is , 2015.

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TABLE OF CONTENTS

Prospectus Summary	5
Risk Factors	25
Special Note Regarding Forward-Looking Statements and Market Data	48
Use of Proceeds	51
Dividend Policy	52
Determination of Offering Price	52
Dilution	52
Capitalization	55
Market for Common Equity and Related Stockholder Matters	56
Management's Discussion and Analysis of Financial Condition and Results of Operations	58
Business	74
Management	89
Security Ownership of Certain Beneficial Owners and Management	101
Certain Relationships and Related Transactions	103
Description of Capital Stock	104
Underwriting	114
Legal Matters	117
Experts	118
Where You Can Find Additional Information	118
Index To Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized anyone to provide you with any information other than that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriter has not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

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SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under "Risk Factors."

All share and per share information in this prospectus has been adjusted to give retroactive effect to a one-for-six reverse split of our authorized and outstanding common stock that was effected on October 28, 2015.

Overview of Our Business

Based on our management's belief and experience in the industry, we believe we are a leading specialty retailer of lingerie, sexual health and wellness products. Our business was founded in 1982 in Auburn, Washington by a mother and daughter team with a focus on creating a comfortable and inviting store environment catering to women and couples. We are dedicated to creating both a place and attitude of acceptance and education for our customers. Today, our company is a leader in changing the perception of sexual wellness throughout the United States with 48 locations across six states.

Our stores offer a broad selection of lingerie, sexual health and wellness products and accessories. We offer over 5,000 stock keeping units, or SKUs. We strive to create a visually inspiring environment at our stores and employ highly trained, knowledgeable sales staff, which ensures that our customers leave our stores enlightened by new information, great ideas and fun products.

Our mission is to provide a warm and welcoming retail environment for individuals and couples to explore sexual wellness.

Store Design and Operations

Our stores are designed and built to appeal to a mainstream customer base. Exterior signage is designed, constructed and installed by professional signage partners. Signage and logos are visible, well-lit and easy to read. The entrance to our stores typically consists of glass windows featuring high-end lingerie displays coordinated by our corporate visual merchandising department. Every detail of our stores is intended to convey a welcoming, open and friendly shopping environment.

We have engaged an architectural firm to develop a brand new retail store design. The all-female design team has decades of experience in retail store design and execution. The new store layout is designed to flourish in the highest-end shopping centers with its fun, welcoming and open atmosphere. With an energetic color palette and dynamic lighting, the new store design is aligned with the shopping preferences of today's mainstream women and couples. Our new prototype was rolled out at five locations in California, namely, North Hollywood, San Bernardino, Santa Monica, Palmdale and Northridge. In March 2015, we opened our newest store in Valencia, California.

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Merchandise

We employ a seven-member merchandising team responsible for product sourcing, vendor negotiations and relationship management, purchasing, planning and analysis, as well as visual merchandising. We utilize "trend-right" in-store displays, which are custom-made, feature tables designed to show elegant collections of seasonal merchandise. Our merchandising philosophy is focused on understanding our customers' needs.

We offer our customers a variety of wellness- and sexual health-related products. Products are designed for women and couples to enhance their sexual satisfaction and meet their broad range of expectations. We offer a variety of quality products ranging from entry-level price points to premium, high-end brands. We have over 5,000 SKUs available ranging from $1 condoms to $265 vibrators. Seasonally, new products represent 20-25% of our overall product assortment.

During the fiscal year ended December 31, 2014, our breakdown of sales by product category was as follows:

•

Sales of gift items and essentials constituted approximately 47% of our sales. These items include massagers, vibrators, personal care, and restraints, including brands such as Jimmy Jane, Pipedream, We Vibe and SuteraTM Toys.

•

Sales of gift items and essentials constituted approximately 37% of our sales. These items include personal lubricants, apothecary, candles, condoms, sensitizers and desensitizers, including brands such as Crazy Girl, Kamasutra, Earthly Body and System Jo.

•

Sales of lingerie constituted approximately 16% of our sales. Lingerie includes a broad range of sleepwear, bodystockings, clubwear, costumes, corsets, babydolls, hosiery and panties, including brands such as Dreamgirl, Coquette, Escante and Rene Rofe.

In addition to our broad retail brand portfolio, we also provide SuteraTM private label merchandise. Due to supply chain issues, we made a decision to sell our remaining inventory of Sutera products and not replenish our assortment, until we find a more reliable manufacturer. Our sales during 2015 have been impacted by that decision, as the table below illustrates. We expect to have a full private label assortment ready for market in the second half of 2016. As part of our change in merchandising strategy to a "wellness" focus, we have minimized our visual category, which constitutes DVD/video sales (products not targeted at our key demographic). Both of these changes have had a material impact on overall revenue and gross margin for 2015, but we believe that these changes will be accretive to our financial performance in coming years.

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	Nine Months
	Ended Sept 30,	Fiscal Year Ended December 31,
	2015	2014	2013

Revenue from financial statements	$30,886,743	$29,371,182	$29,138,148
Deduct: DVD sales	431,566	675,344	891,650
Sutera sales	1,187,807	2,253,694	2,432,118
Adjusted revenue	$29,267,370	$26,442,144	$25,814,380
Adjusted revenue growth - YOY	10.7%	2.4%

Gross margin from financial statements	$19,835,152	$19,245,906	$19,134,337
Deduct: DVD gross margin	276,202	429,239	551,538
Sutera gross margin	960,221	1,831,893	1,980,536
Adjusted gross margin	$18,598,729	$16,984,774	$16,602,263
Adjusted margin %	63.5%	64.2%	64.3%

Management believes that the supplemental financial measures contained in the table above, when viewed with our results of operations in accordance with GAAP, provide additional information to investors about how changes in our assortment impact sales, sales growth and margin. By providing these non-GAAP financial measures, we believe we are enhancing investors' understanding of our business, our results of operations and our core profitability, as well as assisting investors in evaluating how well we are executing strategic initiatives.

Marketing and Advertising

We market our retail stores through a variety of channels, including billboards, direct mail, radio, interactive and social media and grassroots events. All new stores are allotted a special marketing budget dedicated to a grand opening event. We have an integrated marketing plan that extends from out-of-store to in-store elements, including posters, signage and displays created by a professional in-house design staff.

Store Locations

We select geographic areas and store sites on the basis of demographic information, the quality and nature of neighboring tenants, store visibility and location accessibility. We seek to locate stores primarily in or near centers with major national brands and regional brands such as Target, Walgreens, TJ Maxx, Sally Beauty Supply, Starbucks and others. Based on our management's belief and experience in the industry, our customer demographics also align well with those of Nordstrom, Macy's and other higher-end specialty retailers.

We balance our store expansion between new and existing marketplaces. In our existing marketplaces, we add stores as necessary to provide additional coverage. In new marketplaces, we generally seek to expand in geographically contiguous areas to leverage our experience. We believe that our knowledge of local marketplaces is an important part of our success.

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The following table provides a history of our store count from January 2013 through September 2015:

	Nine Months Ended September 30,	Fiscal Year Ended December 31,
	2015	2014	2013
Stores open at beginning of period	47	44	42
Net store openings during period	1	3	1
Stores acquired during period	-	-	1

Stores open at end of period	48	47	44

Our Stores

We currently operate our stores under four banners: Lovers, A Touch of Romance, ConRev and Christals. The Christals stores, located in Texas, Tennessee and Iowa, were acquired in October 2012. The Lovers, A Touch of Romance and ConRev stores were acquired on December 31, 2012, and are located in Washington, Oregon and California. As of October 1, 2015, the average life of these stores is just over 15 years, so we believe they have demonstrated marketplace acceptance, through longevity and financial performance, and they continue to be a significant, producing asset for our company. For the nine months ended September 30, 2015, these stores achieved a same store revenue increase of 3.6% as compared to same period in 2014. For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year.

The six new stores opened in 2014 and 2015 are located in Southern California and were opened under the A Touch of Romance banner. The new store model calls for a payback of the initial cash outlay for improvements, fixtures and store opening costs within a three year period. Half of these new California stores are close to breakeven or have started to generate positive store contribution, and the Beaverton, Oregon store, which opened in February 2013, has generated $1.2 million in revenue and $176,526 in store contribution during its first two years of operation. We believe, as these stores grow and mature, that they will be fully capable of producing similar volumes and contributions as the legacy stores shown in the table below.

		AVERAGE PER STORE - FY 2014
	# of Stores	Revenue	Store Contribution	Contribution %
Lovers	22	$871,602	$259,933	29.8%
A Touch of Romance	7	$1,136,431	$405,190	35.7%
ConRev	4	$1,093,193	$369,488	33.8%
Christals	9	$731,575	$236,532	32.3%
	42	$906,838	$289,562	31.9%

The table below provides a breakdown of store revenue and contribution into three categories - legacy stores opened prior to 2014, and stores opened/closed during 2014 and 2015

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	For the Nine Months Ended September 30, 2015 and 2014
				Store		Store
	Revenue			Contribution	% of	Contribution	% of
	2015	2014	Inc (Dec) %	2015 (3)	Sales	2014 (3)	Sales
Legacy stores - 42 stores (1)
Top 10 stores (2)	$6,409,633	$5,691,194	12.6%	$1,953,622	30.5%	$1,834,444	32.2%
Next 10 stores (2)	7,793,878	7,365,596	5.8%	2,408,995	30.9%	2,457,824	33.4%
Top 20 stores	14,203,511	13,056,790	8.8%	4,362,617	30.7%	4,292,268	32.9%
Next 10 stores (2)	7,990,756	7,871,993	1.5%	2,328,523	29.1%	2,525,984	32.1%
Remaining 12 stores (2)	7,067,678	7,357,607	(3.9)%	2,043,098	28.9%	2,430,139	33.0%
Total	29,261,945	28,286,390	3.4%	8,734,238	29.8%	9,248,391	32.7%

New stores - stores opened 2014/2015	1,222,154	430,547	183.9%	(210,129)	(17.2)%	(112,321)	(26.1)%
Closed stores - stores closed 2014/2015	-	177,765	n/m	(89)	n/m	32,997	18.6%

Total - all stores	$30,484,099	$28,894,702	5.5%	$8,524,020	28.0%	$9,169,067	31.7%

_____________

(1) Stores opened before January 2014

(2) Ranking by percentage increase in revenue for the nine months ended September 30, 2015 vs. comparable period in 2014

(3) Store contribution is equal to store revenue minus a) cost of goods sold, b) store employee expenses, c) store fixed expenses (rent, utilities, common area maintenance, property taxes, and insurance, d) store advertising and marketing expenses, and e) variable store expenses (credit card fees, maintenance, supplies and other store costs).

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Reconciliation of Non-GAAP Financial Measures

For the Nine Months Ended September 30, 2015
			Overhead/
	Stores	Internet	G & A	Total
Revenue	$30,484,099	$402,644	$-	$30,886,743
Cost of goods sold	10,823,969	224,627	2,995	11,051,591
Gross margin	19,660,130	178,017	(2,995)	19,835,152
	64.5%	44.2%	n/m	64.2%

Selling, general and administrative expense	11,136,110	183,606	5,131,711	16,451,427
Depreciation and amortization	-	-	2,899,032	2,899,032
Operating income - GAAP financials	$8,524,020	$(5,589)	$(8,033,738)	$484,693

For the Nine Months Ended September 30, 2014
			Overhead/
	Stores	Internet	G & A	Total
Revenue	$28,894,702	$471,823	$4,657	$29,371,182
Cost of goods sold	9,862,281	255,892	7,103	10,125,276
Gross margin	19,032,421	215,931	(2,446)	19,245,906
	65.9%	45.8%	n/m	65.5%

Selling, general and administrative expense	9,863,354	197,093	5,451,186	15,511,633
Depreciation and amortization	-	-	1,471,743	1,471,743
Operating income - GAAP financials	$9,169,067	$18,838	$(6,925,375)	$2,262,530

For the Year Ended December 31, 2014
	Legacy	New/Closed		Overhead/
	Stores	Stores	Internet	G & A	Total
Revenue	$38,087,217	$869,475	$663,208	$4,883	$39,624,783
Cost of goods sold	13,039,634	322,357	369,397	8,960	13,740,348
Gross margin	25,047,583	547,118	293,811	(4,077)	25,884,435
	65.8%	62.9%	44.3%	(83.5)%	65.3%

Selling, general and administrative expense	12,885,990	730,180	265,061	7,082,502	20,963,733
Depreciation and amortization	-	-	-	2,198,852	2,198,852
Operating income - GAAP financials	$12,161,593	$(183,062)	$28,750	$(9,285,431)	$2,721,850

Divided by 42 stores - Revenue per store	$906,839
Contribution per store	$289,562

Immediately beneath the table above we provide a reconciliation of the non-GAAP financial measures contained in the table to GAAP. Management believes that the supplemental financial measures contained in the table above, when viewed with our results of operations in accordance with GAAP and our reconciliation of the table to GAAP, provide additional information to investors about store level performance that better reflect our core operating performance at a store level. By providing these non-GAAP financial measures, we believe we are enhancing investors' understanding of our business, our results of operations and our core profitability, as well as assisting investors in evaluating how well we are executing strategic initiatives. Management uses these measurements to evaluate the performance and effectiveness of our operational strategies and to provide a more consistent and uniform way to evaluate ongoing financial performance at a store level basis.

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Competition

Our major competitors for our sexual health and wellness products include such mainstream retailers as Walmart, Rite Aid, CVS Pharmacy, GNC and Walgreens. For our lingerie products, we compete with traditional department stores such as Macy's and Nordstrom and specialty stores such as Victoria's Secret. We compete with the online businesses of the aforementioned retailers, as well as pure play e-commerce businesses such as Amazon, Overstock.com and Drugstore.com. We also compete with certain adult stores including Adam & Eve, Lovers Lane, Good Vibrations and Fascinations, however, we do not carry pornographic media. Our competitive advantages are the quality and assortment of our merchandise and services, the quality of our customers' shopping experience brought about as the result of our knowledgeable and welcoming sales personnel and the convenience of our stores and website as a one-stop destination for lingerie, sexual health and wellness products.

Customer Service

We strive to complement our extensive merchandise selection and innovative store design with superior customer service. We actively recruit individuals with significant knowledge and experience in the field of lingerie, sexual health and wellness products. We try to ensure that our customers walk out of our stores enlightened with new information, great ideas and fun products. We seek individuals with retail experience because we believe their general retail knowledge can be leveraged in the lingerie, sexual health and wellness products industry. We believe that employees' knowledge of the products and ability to explain the advantages of the products increases sales and that their prompt, knowledgeable service fosters the confidence and loyalty of customers and differentiates our business from other professional retailers of lingerie, sexual health and wellness products. Our employees are trained to foster a warm and welcoming retail environment for individuals and couples to explore sexual wellness. We believe that this attitude of acceptance and education for consumers sets us apart from our competitors.

We emphasize product knowledge during initial training as well as during ongoing training sessions, with programs intended to provide new associates and managers with significant training. The training programs encompass operational and product training and are designed to increase employee and store productivity. Store employees are also required to participate in training on an ongoing basis to keep up-to-date on new products and operational practices.

Most of our stores are staffed with a store manager, assistant store manager and two or three part-time associates. A district manager, who reports directly to the Vice President of Retail, supervises the operations of each store.

Our Competitive Strengths

Based on our management's belief and experience in the industry, the following competitive strengths enable us to compete effectively in and capitalize on the growing lingerie, sexual health and wellness products market.

•

Category Leadership. Based on our management's experience in the industry, we believe that we are a leading brand in the lingerie and sexual health and wellness market, recognized for offering the highest quality products in a bright and comfortable store.

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•

Our unique customer experience. We combine top-of-the-line products, value and convenience with the distinctive environment and experience of a specialty retailer. Our well-trained sales personnel provide customized advice tailored to our customers' needs to ensure that customers walk out of our stores enlightened with new information, great ideas and fun products. We believe that our customer service strategy, convenient locations and attractive store design combine to create a unique shopping experience.

•

Strong vendor relationships across product categories. We have strong, active relationships with over 70 vendors. We believe the scope of these relationships, which have taken years to develop, creates a significant impediment for other retailers to replicate our model. We work closely with our vendors to market both new and existing brands in a collaborative manner.

•	Experienced Management Team. Our management team has over 150 years of combined experience in the retail market.

Our Growth Strategy

We will strive to be a leading specialty retailer of lingerie, sexual health and wellness products by pursuing the following growth strategies:

•

Expansion of private label business: We launched our SuteraTM Toys private label brand in 2012 and believe that private label has been well received by our customers. We plan to continue brand recognition through development of a stronger private label selection focusing on core products in the key drivers of our business - wellness, essentials, and lingerie. As we develop products in each of these core areas with the right partners, we expect our margins to improve. We achieved margins of approximately 84% from sales of our wellness private label products, while our margins for essentials private label products was approximately 76% prior to our decision to shift our merchandise mix. Our objective is to implement private label products in wellness, essentials and lingerie during the second half of 2016.

•

Online retail expansion: We believe that the creation of a stronger online presence and more targeted focus on e-commerce and omni-channel retail will result in growth opportunities for our business. Increased focus on e-commerce will provide additional brand recognition and awareness for our brick and mortar stores.

•

Retail expansion strategy: In 2013, we re-engineered our new store design and layout to reflect our new retail concept, and in 2014 we began our new store expansion in earnest with the opening of five new stores. We have used these new stores to test and adjust the concept and new site selection criteria and process, and are now positioned to ramp up our new store buildout plans. We believe our new stores now feature décor aligned with the shopping preference of today's modern women and couples. This foundation will allow us to scale our new store openings from five in 2014 to up to 50 or more stores on an annual basis in the future, if desired. As we increase our new store openings, we expect to add two additional headcount to our general and administrative expenses, to focus solely on site selection, store construction and maintenance, and will add one District Manager for every ten stores added. Each new store requires an initial cash outlay of approximately $260,000, for store buildout, fixture expenditures, initial inventory load-in and pre-opening expenses.

•

Acquisition opportunities: Our market is primarily made up of small, regional players and represents a significant opportunity for expansion of store footprint through both greenfield store development in new markets and targeted acquisitions. Many regional and e-commerce companies exist both domestically and internationally. Acquisitions would allow us to quickly expand our geographic footprint into new and adjacent markets.

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Risks

Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should carefully consider the factors described in the section captioned "Risk Factors" beginning on page 25 of this prospectus and the following factors:

•	the highly competitive nature of, and the increasing consolidation of, the lingerie, sexual health and wellness products industry;

•	restrictions and limitations in the agreements and instruments governing our debt;

•	anticipating changes in consumer preferences and buying trends and managing our product lines and inventory;

•	potential fluctuation in our same store sales and quarterly financial performance;

•	our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us;

•	the possibility of material interruptions in the supply of products by our vendors or third-party distributors;

•	products sold by us being found to be defective in labeling or content;

•	compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations;

•	successfully identifying acquisition candidates and successfully completing desirable acquisitions;

•	integrating acquired businesses;

•	opening and operating new stores profitably;

•	the impact of the health of the economy upon our business;

•	protecting our intellectual property rights, particularly our trademarks;

•	the risk that our products may infringe on the intellectual property rights of others;

•	disruption in our information technology systems;

•	the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system;

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•	being a holding company, with no operations of our own, and depending on our subsidiaries for cash;

•	our substantial indebtedness;

•	the possibility that we may incur substantial additional debt, including secured debt, in the future;

•	generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing;

•	changes in interest rates increasing the cost of servicing our debt;

•	the potential impact on us if the financial institutions we deal with become impaired; and

•	the costs and effects of litigation.

Our Corporate History and Background

Our company, Peekay Boutiques, Inc., was incorporated in the State of Nevada on October 30, 2013 under the name Dico, Inc.

On December 31, 2014, we entered into a securities exchange agreement, or the Exchange Agreement, with Christals Acquisition and its members, pursuant to which we acquired 100% of the issued and outstanding equity capital of Christals Acquisition in exchange for approximately 420,812 shares of our common stock, which constituted 70.5% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Exchange Agreement. In addition, at the closing of the share exchange, Christals paid us $350,000 in cash. This cash was immediately used for the following purposes (i) to pay down all of our outstanding liabilities, (ii) $308,436 of this cash was used as a partial payment toward the redemption of a total of 2,500,000 of our restricted shares from David Lazar, our former Chief Operating Officer and Secretary, pursuant to a redemption agreement that we entered into with Mr. Lazar on December 31, 2014, and (iii) to satisfy aggregate purchase price payable to holders of a total of approximately 175,434 shares of our common stock, which shares were transferred to the members of Christals Acquisition as a condition to the closing of the exchange transaction. In addition to receiving the $308,436 payment for the redemption of his 2,500,000 shares of our common stock, we also transferred to Mr. Lazar our remaining inventory of loose diamonds pursuant to a bill of sale and assignment agreement as the balance of the consideration for the redemption of his shares. Immediately following the closing of the exchange transaction and the related transactions described above, the former members of Christals Acquisition and certain equity owners of such members who immediately received distributions of such securities, became the owners of approximately 596,245 shares of our common stock, constituting 99.9% of our issued and outstanding common stock as of such closing. For accounting purposes, the exchange transaction with Christals Acquisition was treated as a reverse acquisition, with Christals Acquisition as the acquirer and Peekay Boutiques, Inc. as the acquired party.

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As a result of our acquisition of Christals Acquisition, we now own all of the issued and outstanding equity capital of Christals Acquisition, a holding company, which in turn owns all of the equity capital of Peekay Acquisition and its several subsidiaries, which are engaged in the retail sale of lingerie, sexual health and wellness products.

Christals Acquisition was formed on January 3, 2012 for the purpose of acquiring all of the equity interests in each of the Christals Stores. The Christals Stores were comprised of several limited liability companies that operated as a retailer of lingerie, sexual health and wellness products. The acquisition of the Christals Stores was consummated on October 9, 2012. Thereafter, on December 31, 2012, Christals Acquisition, through its indirect subsidiary, Peekay SPA, acquired Peekay and ConRev, both of which operated as retailers of lingerie, sexual health and wellness products. Peekay was incorporated in the state of Washington on November 5, 1982. ConRev was incorporated in the state of Washington on December 29, 2004.

On January 23, 2015, we changed our name to Peekay Boutiques, Inc. to more accurately reflect our new business.

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Our Corporate Structure

All of our business operations are conducted through our several operating subsidiaries. The chart below presents our corporate structure as of the date of this prospectus:

Our principal executive offices are located at 901 West Main Street, Suite A, Auburn, Washington 98001. The telephone number at our principal executive office is 1-800-447-2993.

Recent Developments

Reverse Stock Split

On October 28, 2015, we effected a one-for-six reverse split of our issued and outstanding and our authorized shares of common stock. All share and per share information in this prospectus gives retroactive effect to the one-for-six reverse split.

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Debt Conversion Agreement

On November 17, 2015, we entered into a debt conversion agreement with the holders of our Peekay and Christals seller notes which will result in the conversion of the Peekay notes at the closing of this offering and the conversion of the Christals notes at or after January 1, 2016, but before the later of January 15, 2016 or the closing of this offering. Pursuant to the debt conversion agreement, we will issue to the holders of our seller notes a total of 1,944,204 shares of our common stock and pay to such holders in cash accrued but unpaid interest on the seller notes.

Pursuant to the debt conversion agreement we also agreed that we would take any action that may be reasonably necessary to cause Phyllis Heppenstall to be appointed or elected to our board of directors upon the closing of this offering.

For a description of the material terms of the debt conversion agreement see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Debt Conversion Agreement."

Amendment to Senior Debt Agreement

On October 31, 2015, we entered into the fifth amendment, and on November 19, 2015, we entered into the sixth amendment, to our financing agreement with our secured lenders. The sixth amendment will only become effective if we close this offering and satisfy the other conditions to the sixth amendment. If the sixth amendment becomes effective in accordance with its terms, the terms our financing agreement with our senior lenders will be modified in several material ways, including

•	The maturity date will be extended to the third anniversary of the closing of this offering;

•	The leverage ratio requirement will be, for any period of four fiscal quarters measured as of the end of any fiscal quarter, no greater than 3.50:1.00;

•	Our ability to request certain additional term loans under the financing agreement will be eliminated;

•

The applicable interest rate for loans under the financing agreement will be amended for Term A Loans to be 8.75% from the sixth amendment effective date up to the first anniversary thereof, 10.75% from the first anniversary of the sixth amendment effective date up to the second anniversary of the sixth amendment effective date, 12.75% from the second anniversary of the sixth amendment effective date until the final maturity date, and for Term B Loans to be 9.75% from the sixth amendment effective date up to the first anniversary thereof, 11.75% from the first anniversary of the sixth amendment effective date up to the second anniversary of the sixth amendment effective date, and 13.75% from the second anniversary of the sixth amendment effective date until the final maturity date;

•

The timing of the exit fee payment required by the fifth amendment to the financing agreement will be modified so that it is due on the earlier of the date we receive at least $20 million from a public offering of our common stock, including this offering, or the final maturity date or other date when all obligations are required to be paid in full.

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•

We agreed to pay to the administrative agent a nonrefundable fee, or the bridge exit fee, for the account of each consenting lender, accruing (i) on the sixth amendment effective date in an amount equal to 1.50% of the aggregate principal amount of the outstanding loans of such consenting lender (after giving effect to the prepayment of Term A Loans contemplated under the sixth amendment to the financing agreement as described below), (ii) on the first anniversary of the sixth amendment effective date in an amount equal to 2.50% of the aggregate principal amount of the loans outstanding as of such anniversary, and (iii) on the second anniversary of the sixth amendment effective date in an amount equal to 3.50% of the aggregate principal amount of the loans outstanding as of such anniversary. The bridge exit fee would be due on the earliest to occur of (A) the final maturity date, and (B) the date which all of the other obligations are repaid or required to be repaid in full in cash

•

The negative covenant relating to capital expenditures will be amended so that the our subsidiaries can make capital expenditures up to the following limits: $2,400,000 for any fiscal quarter during the period January 1, 2016 - December 31, 2016, $3,140,000 for any fiscal quarter during the period January 1, 2017 - December 31, 2017, and $4,300,000 for any fiscal quarter during the period January 1, 2018 - December 31, 2018; and

•	The negative covenant regarding the opening of new stores will be deleted.

For a description of the material terms of these amendments see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Financing Agreement; Amendments and Waivers."

On November 19, 2015, our subsidiary, Peekay Acquisition, entered into a termination agreement with our consultants, Christals Management, LLC and CP IV SPV, LLC. The termination agreement terminates the advisory agreement between these consultants and Peekay Acquisition, dated December 31, 2012, effective as of the closing of this offering. Upon the closing of this offering we will be required to pay the consultants all accrued, but unpaid, fees then owed to the consultants under the advisory agreement and to reimburse the consultants for any unreimbursed expenses through the date of the closing of this offering. After the closing of this offering, we will have no further obligations under the advisory agreement.

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THE OFFERING

Common stock offered by us	4,175,000 shares.

Common stock to be outstanding immediately after this offering

6,720,132 shares, including the issuance of 1,944,204 shares of common stock issuable upon the conversion of the Peekay and Christals seller notes. If the underwriter's over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 7,346,382.

Over-allotment option	The underwriter has an option for a period of 45 days to purchase up to 626,250 additional shares of our common stock to cover over-allotments, if any.

Use of proceeds	We intend to use the net proceeds received from this offering for debt repayment, working capital and general corporate purposes. See "Use of Proceeds" on page 51.

Underwriter Compensation Warrants

We will issue to the underwriter, upon the closing of this offering, compensation warrants entitling the underwriter to purchase 3.0% of the aggregate number of shares of common stock issued in this offering, including shares issued pursuant to any exercise of the overallotment option. The underwriter warrants will have a term of five years and may be exercised commencing 12 months after the date of effectiveness of the Registration Statement on Form S-1 of which this prospectus forms a part.

Risk factors	See "Risk Factors" beginning on page 25 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

No trading market

Our common stock is currently eligible to be quoted on the OTC Bulletin Board under the symbol "PKAY" (temporary symbol "PKAYD" indicating a reverse stock split has occurred) However, there is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop.

Conversion of Christals and Peekay Seller Notes

On November 17, 2015, we entered into a debt conversion agreement with the holders of our Peekay and Christals seller notes which will result in the conversion of the Peekay notes at the closing of this offering and the conversion of the Christals notes at or after January 1, 2016, but before the later of January 15, 2016 or the closing of this offering. Pursuant to the debt conversion agreement we will issue to the holders of our seller notes a total of 1,944,204 shares of our common stock and pay to such holders accrued but unpaid interest on the seller notes. For a description of the material terms of the debt conversion agreement see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Debt Conversion Agreement."

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Unless we indicate otherwise, all information in this prospectus:

•	is based on 600,928 shares of common stock issued and outstanding as of November 1, 2015;

•	assumes the automatic conversion of Peekay and Christals seller notes into an aggregate 1,944,204 shares of common stock pursuant to the debt conversion agreement; and

•	assumes no exercise by the underwriter of its option to purchase up to an additional 626,250 shares of common stock to cover over-allotments, if any.

See "Underwriting" for a full description of compensation payable to the underwriter.

Conventions Used in this Prospectus

Throughout this prospectus we use certain terms repeatedly. To assist you in reading and understanding the disclosure contained in this prospectus, please note the following frequently used terms, which, except as otherwise specified, have the meanings set forth below:

•

"we," "us," "our," "our company," or the "Company" are to the combined business of Peekay Boutiques, Inc. (formerly Dico, Inc.) and its consolidated subsidiaries, Christals Acquisition, Peekay Acquisition, Peekay SPA, Peekay, Conrev, Condom Revolution, Charter Smith and the Christals Stores;

•	"Christals Acquisition" are to Christals Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Peekay Boutiques, Inc.;

•	"Peekay Acquisition" are to Peekay Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Christals;

•	"Peekay SPA" are to Peekay SPA, LLC, a Delaware limited liability company and the wholly-owned subsidiary of Peekay Acquisition;

•	"Peekay" are to Peekay, Inc., a Washington corporation and wholly-owned subsidiary of Peekay SPA;

•	"Conrev" are to Conrev, Inc., a Washington corporation and wholly-owned subsidiary of Peekay;

•	"Condom Revolution" are to Condom Revolution, Inc., a California corporation and wholly-owned subsidiary of Conrev;

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•	"Charter Smith" are to Charter Smith Sanhueza Retail, Inc., a California corporation and wholly-owned subsidiary of Conrev;

•

"Christals Stores" are to the following entities which each operate one store: ZJ Gifts F-2, L.L.C, ZJ Gifts F-3, L.L.C, ZJ Gifts F-4, L.L.C, ZJ Gifts F-5, L.L.C, ZJ Gifts F-6, L.L.C, ZJ Gifts I-1, L.L.C, ZJ Gifts M-1, L.L.C, ZJ Gifts M-2, L.L.C, and ZJ Gifts M-3, L.L.C.;

•	"SEC" are to the Securities and Exchange Commission;

•	"Exchange Act" are to the Securities Exchange Act of 1934, as amended;

•	"Securities Act" are to the Securities Act of 1933, as amended;

•	"U.S. dollars," "dollars" and "$" are to the legal currency of the United States.

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Summary Financial Data

The following tables set forth our summary historical consolidated financial and other data for the periods ending on and as of the dates indicated. The consolidated statements of operations data for the fiscal years ended December 31, 2014 and 2013 are derived from our audited financial statements and the related notes included elsewhere in this prospectus. The summary financial data for the nine months ended September 30, 2015 and 2014, and as of September 30, 2015, are derived from our unaudited financial statements appearing elsewhere in this prospectus and are not indicative of results to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States.

The summary unaudited pro forma balance sheet data as of September 30, 2015, have been prepared to give pro forma effect to the sale of our common stock in this offering and the application of net proceeds therefrom, as described in "Use of proceeds."

The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

Consolidated Statements of Operations Data:

	(Unaudited) Nine Months Ended September 30,		Fiscal Year December 31,
	2015	2014	2014	2013
	(Dollars in thousands)
Net revenue	$30,887	$29,371	$39,625	$39,449
Cost of goods sold	11,052	10,125	13,740	13,640
Gross profit	19,835	19,246	25,885	25,809
Selling, general & administrative expense	16,451	15,512	20,964	19,570
Depreciation and amortization	2,899	1,472	2,199	1,902
Operating income	485	2,262	2,722	4,337
Interest and other expense	4,953	4,978	6,702	6,681
Income tax expense	71	-	202	233
Net loss	$(4,539)	$(2,716)	$(4,182)	$(2,577)

Other Financial and Operating Data:

	(Unaudited) Nine Months Ended September 30,		Fiscal Year December 31,
	2015	2014	2014	2013
	(Dollars in thousands)
EBITDA(1)	$3,397	$3,705	$4,852	$6,136
EBITDA margin(2)	10.7%	12.6%	12.3%	15.6%
Adjusted EBITDA(3)	$4,524	$5,256	$6,812	$7,999
Adjusted EBITDA margin(4)	14.7%	17.9%	17.2%	20.3%

Other operating data:
Number of stores, beginning of period	47	44	44	42
Number of stores, end of period	48	46	47	44
Average selling square footage per store	3,362	3,455	3,388	3,469

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	As of December 31,		As of September 30, 2015
	2014	2013	Actual	Pro Forma(5)(7)	Pro Forma , As Adjusted(6)(7)
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,127	$3,306	$1,004	$1,004	$9,195
Total assets	52,433	53,954	49,623	49,623	57,814
Total liabilities	58,475	55,486	60,125	44,571	25,809
Total stockholders' equity (deficit)	(6,041)	(1,532)	(10,501)	5,052	32,005

(1) We define EBITDA as net income before interest expense, income taxes and depreciation and amortization expenses. See "-Reconciliation of Non-GAAP Financial Measures".

(2) We define EBITDA margin as EBITDA divided by revenue. See "-Reconciliation of Non-GAAP Financial Measures".

(3) We define Adjusted EBITDA as EBITDA as further adjusted for those items deemed outside of the scope of normal operating costs. See "-Reconciliation of Non-GAAP Financial Measures".

(4) We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. See "-Reconciliation of Non-GAAP Financial Measures".

(5) Pro forma amounts give effect to the issuance of 1,944,204 shares of common stock upon the conversion of the Peekay and Christals seller notes pursuant to the debt conversion agreement.

(6) Pro forma as adjusted amounts reflect the items described in footnote (5) above and give effect to the sale of the shares in this offering at the assumed initial public offering price of $7.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share would increase (decrease) each of cash and cash equivalents, working capital, total assets, additional paid-in capital, and total stockholders' equity by $3,924,500, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

(7) The pro forma data are illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles, or GAAP. To supplement this information, we also use non-GAAP financial measures in this prospectus, including EBITDA, and EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin. EBITDA is calculated as net income before interest expense, income taxes and depreciation and amortization expenses. EBITDA margin represents EBITDA divided by revenue.

Adjusted EBITDA is calculated as EBITDA as further adjusted for those items deemed outside of the scope of normal operating costs. These include management fees paid to certain shareholders and lender groups; store opening and closure costs; acquisition and transaction costs; board advisory fees; non-cash compensation expense; and other non-cash or non-operating expenses detailed in the table below.

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The following table provides a reconciliation of our net loss to EBITDA and Adjusted EBITDA for the periods presented:

	Year Ended December 31,		Nine Months Ended Sept 30,
	2014	2013	2015	2014

Net loss	$(4,181,890)	$(2,577,263)	$(4,538,800)	$(2,715,828)
Interest expense	6,633,536	6,577,537	4,965,946	4,948,405
Depreciation and amortization	2,198,852	1,902,304	2,899,032	1,471,743
Income tax expense	202,000	233,000	70,670	569

EBITDA	4,852,498	6,135,578	3,396,848	3,704,889
EBITDA margin	12.3%	15.6%	10.7%	12.6%

Management fees	926,869	926,872	695,152	695,152
Store opening and closure costs	390,737	150,810	41,979	322,666
Acquisition and integration costs	167,760	573,944	67,939	147,608
Professional fees - advisory services	120,346	211,312	40,000	87,653
Non-cash compensation expense	353,334	-	381,668	298,334

Adjusted EBITDA	$6,811,544	$7,998,516	$4,523,586	$5,256,302
Adjusted EBITDA margin	17.2%	20.3%	14.7%	17.9%

EBITDA and Adjusted EBITDA eliminate the effect of items that we do not consider indicative of our normalized operating performance. Management believes that such supplemental financial measures, when viewed with our results of operations in accordance with GAAP and our reconciliation of Adjusted EBITDA to our net loss, provide additional information to investors about certain material non-cash items and items that may not accurately reflect our core operating performance. By providing these non-GAAP financial measures, we believe we are enhancing investors' understanding of our business, our results of operations and our core profitability, as well as assisting investors in evaluating how well we are executing strategic initiatives. We believe EBITDA, Adjusted EBITDA and EBITDA/Adjusted EBITDA margin are used by investors as supplemental measures to evaluate the overall performance of other companies in our industry. Management uses these measurements to evaluate the performance and effectiveness of our operational strategies and to provide a more consistent and uniform way to evaluate ongoing financial performance.

EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and are not a replacement for the net loss reported in compliance with GAAP in our Consolidated Statements of Operations. Our calculation of EBITDA, Adjusted EBITDA and EBITDA/Adjusted EBITDA margin may not be comparable to similar metrics reported by other companies. Our presentation of such measures should not be construed as an inference that our future results will be unaffected by these items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should always be considered as part of an overall evaluation of financial performance that includes our full Statement of Operations, prepared in accordance with GAAP, and Peekay Boutiques, Inc.'s audited historical financial statements. Some of the limitations of relying on EBITDA and Adjusted EBITDA are:

•	EBITDA and Adjusted EBITDA does not reflect the interest expense of, or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA and Adjusted EBITDA does not reflect income tax payments that may represent a reduction in cash;

•

EBITDA and Adjusted EBITDA does not take into consideration that, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or for cash to meet future contractual obligations; and

•

The adjustments reflected to reconcile EBITDA and Adjusted EBITDA to our net loss may differ from those utilized by other companies in their calculations. These differences may reduce the usefulness of EBITDA and Adjusted EBITDA as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should be considered in light of other financial information contained in this prospectus and in our historical audited financial statements that has been prepared in compliance with GAAP.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this prospectus, before making an investment decision with respect to our common shares or our company. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our common shares could decline, and you could lose all or part of your investment.

Risks Related To Our Business

Our auditor has raised substantial doubt about our ability to continue as a going concern. If we are unable to refinance our existing senior debt or otherwise raise capital, we may be forced to cease operations and liquidate.

Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During 2013 and 2014, we incurred net losses of $2,577,263 and $4,181,890, respectively, and for the nine months ended September 30, 2015, we incurred net losses of $4,538,800. Our net losses are largely a result of interest expense on our outstanding debt of $6.6 million annually, which exceeds the operating profits generated through the operations of our business. Approximately $38.2 million in senior secured debt matures on December 31, 2015, and we do not have the resources necessary to pay this debt as it comes due. Our ability to continue our operations and execute our business plan is dependent on our ability to refinance this debt and/or to raise sufficient capital to pay this debt and other obligations as they come due (or are extended through a refinancing) and to provide sufficient capital to operate our business as contemplated. If we are unable to refinance our existing senior debt or raise equity capital we may have to cease operations and liquidate our assets and the holders of our equity may lose all or a significant portion of the value of their equity.

Our substantial indebtedness could adversely affect our financial condition.

We have a significant amount of indebtedness. As of September 30, 2015, our total debt, including accrued interest and fees, was approximately $54 million.

Subject to the limits contained in our existing debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. Due to the capital intensive nature of our business and our growth strategy, we expect that we will incur additional indebtedness in the future. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could adversely affect our financial condition by, for example:

•	making it more difficult for us to satisfy our obligations with respect to our existing debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

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•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings may be at variable rates of interest in the future;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to affect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations.

The terms of our existing debt contains certain restrictive covenants that could limit our operational flexibility, including our ability to open stores.

After giving effect to the conversion of our Peekay seller notes and Christals seller notes and assuming the completion of this offering, we will continue to have over $38 million total indebtedness under our credit facility that, as amended, will have a term expiring on the third anniversary of the completion of this offering. We intend to use approximately $16 million from the net proceeds of this offering to pay down this indebtedness. Substantially all of our assets are pledged as collateral for outstanding borrowings under this credit facility. Following the completion of this offering, our outstanding borrowings under this facility will bear interest at rates ranging from 8.75% to 9.75% increasing to 12.75% to 13.75% in the third year following the closing of this offering. The financing agreement relating to our secured debt also contains usual and customary restrictive covenants relating to our management and the operation of our business, including leverage and minimum cash covenants. Additional covenants limit our ability to grant liens on our assets, incur additional indebtedness, pay cash dividends and redeem our stock, enter into transactions with affiliates and merge or consolidate with another entity. These covenants could restrict our operational flexibility and any failure to comply with these covenants or our payment obligations would limit our ability to borrow under the credit facility and, in certain circumstances, may allow our lenders to require repayment on an accelerated basis.

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We needed to obtain waivers from our secured lenders of our leverage ratio and minimum liquidity covenants and will likely require additional waivers of covenants in the future. If our secured lenders do not provide such waivers and if we are unable to refinance our secured debt on terms favorable to us, we could default on such debt, which would have potentially material adverse consequences.

During 2014, we obtained three covenant waivers through amendments to our financing agreement with our secured lenders, dated March 31, 2014, September 30, 2014 and December 31, 2014. These waivers covered covenant requirements through April 30, 2015. We obtained a fourth covenant waiver on June 30, 2015, for the period ending September 30, 2015 and, a fifth covenant waiver on October 31, 2015 for the period ending November 30, 2015.

At the same time we entered into the fifth amendment to the financing agreement to obtain the fifth covenant waiver, we also entered into a sixth amendment to our financing agreement, which we refer to as the sixth amendment. The sixth amendment will only become effective if we close this offering and satisfy the other conditions to the sixth amendment. For a description of the material terms of these amendments see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Financing Agreement; Amendments and Waivers."

We expect that we will need additional covenant waivers in future periods if the sixth amendment does not become effective as planned. Even if the sixth amendment does become effective as planned, there can be no assurance that our cash flows will be sufficient to satisfy our payment obligations under the financing agreement as so amended.

There can be no assurance that we will be able to obtain additional waivers, or that we will continue to be in compliance with the terms and conditions of the agreements with our secured and other lenders. If we fail to obtain waivers or default on our secured debt, then our lenders may be able to accelerate such debt or take other action against us, which would have material adverse consequences on our financial condition and our ability to continue to operate.

Our financial statements include approximately $40.8 million of goodwill, which may be subject to impairment if we are unable to refinance our debt or raise equity capital.

Goodwill represents the excess of cost over the fair value of net assets acquired using acquisition accounting and is not amortized. Under FASB ASC 350, Intangibles - Goodwill and Other, or ASC 350, goodwill and indefinite-lived intangible assets are reviewed at least annually for impairment. On at least an annual basis, management is required to assess whether there has been any impairment in the value of goodwill by first comparing the fair value to the net carrying value. We perform the annual test as of September 30 each year. If the carrying value exceeds its estimated fair value, a second step is performed to compute the amount of the impairment. An impairment loss is recognized if the implied fair value of the asset being tested is less than its carrying value. In this event, the asset is written down accordingly. If we are unable to raise capital and/or refinance our debt, our profitability and cash flow may suffer and we may not be able to justify a valuation in excess of the amount of goodwill carried on the books and have to record impairment.

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We may need to raise additional funds to pursue our growth strategy, and we may be unable to raise capital when needed, which could have a material adverse effect on our business, financial condition, profitability and cash flows.

From time to time we may seek additional equity or debt financing to provide for capital expenditures and working capital consistent with our growth strategy. In addition, if general economic, financial or political conditions in our markets change, or if other circumstances arise that have a material effect on our cash flow, the anticipated cash needs of our business as well as our belief as to the adequacy of our available sources of capital could change significantly. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital to meet those needs. If financing is not available on satisfactory terms or at all, we may be unable to execute our growth strategy as planned and our results of operations may suffer.

The health of the economy in the channels we serve may affect consumer purchases of discretionary items such lingerie, sexual health and wellness products, which could have a material adverse effect on our business, financial condition, profitability and cash flows. In addition, the recent global economic crisis and volatility in global economic conditions and the financial markets may adversely affect our business, financial condition, profitability, and cash flows.

Our results of operations may be materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and internationally. Concerns over inflation, employment, tax laws, energy costs, healthcare costs, geopolitical issues, terrorism, the availability and cost of credit, the mortgage market, sovereign and private banking systems, sovereign deficits and increasing debt burdens and the real estate and other financial markets in the U.S. and Europe have contributed to increased volatility and diminished expectations for the U.S. and certain foreign economies. We appeal to a wide demographic consumer profile and offer an extensive selection of lingerie, sexual health and wellness products sold to retail consumers. Continued uncertainty in the economy could adversely impact consumer purchases of discretionary items across all of our product categories. Factors that could affect consumers' willingness to make such discretionary purchases include: general business conditions, levels of employment, interest rates, tax rates, the availability of consumer credit and consumer confidence in future economic conditions. In the event of a prolonged economic downturn or acute recession, consumer spending habits could be adversely affected and we could experience lower than expected net sales.

In addition, the recent global economic crisis and volatility and disruption to the capital and credit markets have had a significant, adverse impact on global economic conditions, resulting in recessionary pressures and declines in consumer confidence and economic growth. While these declines have moderated, the level of consumer spending is not where it was prior to the global recession, and economic conditions could lead to further declines in consumer spending in the future. Additionally, there can be no assurance that various governmental activities to stabilize the markets and stimulate the economy will restore consumer confidence or change spending habits. Reduced consumer spending could cause changes in customer order patterns and changes in the level of merchandise purchased by our customers, and may signify a reset of consumer spending habits, all of which may adversely affect our business, financial condition, profitability and cash flows.

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Recent economic conditions have also resulted in a tightening of the credit markets, including lending by financial institutions, which is a source of capital for our borrowing and liquidity. This tightening of the credit markets has increased the cost of capital and reduced the availability of credit. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide credit to businesses and consumers. These factors have led to a decrease in spending by businesses and consumers alike, and a corresponding decrease in global infrastructure spending. While global credit and financial markets appear to be recovering from extreme disruptions experienced over the past few years, uncertainty about continuing economic stability remains. It is difficult to predict how long the current economic and capital and credit market conditions will continue, the extent to which they will continue to recover, if at all, and which aspects of our products or business may be adversely affected. Current market and credit conditions could continue to make it more difficult for developers and landlords to obtain the necessary credit to build new retail centers. A significant decrease in new retail center development could limit our future growth opportunities as long as the aforementioned conditions exist.

Additionally, the general deterioration in economic conditions could adversely affect our commercial partners including our product vendors as well as the real estate developers and landlords who we rely on to construct and operate centers in which our stores are located. A bankruptcy or financial failure of a significant vendor or a number of significant real estate developers or shopping center landlords could have a material adverse effect on our business, financial condition, profitability, and cash flows.

We may be unable to compete effectively in our highly competitive markets.

The markets for lingerie, sexual health and wellness products are highly competitive with few barriers to entry. We compete against a diverse group of retailers, both small and large, including regional and national department stores, specialty retailers, drug stores, mass merchandisers, Internet businesses, and catalog retailers. We believe the principal bases upon which we compete are the breadth of merchandise, the quality of our customers' shopping experience and the convenience of our stores as one-stop destinations for lingerie, sexual health and wellness products and services. Many of our competitors are, and many of our potential competitors may be, larger and have greater financial, marketing and other resources and therefore may be able to adapt to changes in customer requirements more quickly, devote greater resources to the marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies than we can. As a result, we may lose market share, which could have a material adverse effect on our business, financial condition, profitability and cash flows.

If we are unable to stay abreast of trends in the lingerie, sexual health and wellness products market and react to changing consumer preferences in a timely manner, our sales will decrease.

We believe our success depends in substantial part on our ability to:

•	create a warm and welcoming retail environment for individuals and couples to explore sexual wellness;

•	recognize and define trends in lingerie, sexual health and wellness products;

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•	anticipate, gauge and react to changing consumer demands in a timely manner;

•	translate market trends into appropriate, saleable product and service offerings in our stores in advance of our competitors;

•	source, develop and maintain vendor relationships that provide us access to the newest merchandise on reasonable terms; and

•	distribute merchandise to our stores in an efficient and effective manner and maintain appropriate in-stock levels.

If we are unable to anticipate and fulfill the merchandise needs of the regions in which we operate, our net sales may decrease and we may be forced to increase markdowns of slow-moving merchandise, either of which could have a material adverse effect on our business, financial condition, profitability and cash flows.

If we fail to retain our existing senior management team or attract qualified new personnel, such failure could have a material adverse effect on our business, financial condition, profitability and cash flows.

Our business requires disciplined execution at all levels of our organization. This execution requires an experienced and talented management team. Lisa Berman was appointed as our Chief Executive Officer upon the consummation of the reverse acquisition on December 31, 2014. Janet Mathews was appointed Chief Financial Officer of Christals Acquisition effective April 2014 and became our Chief Financial Officer upon the closing of the reverse acquisition, and Bob Patterson was appointed as the Chief Information Officer of Christals Acquisition effective January 2013, was promoted to Chief Operating Officer of Christals Acquisition in October 2014 and became our Chief Operating Officer upon the consummation of the reverse acquisition. If we were to lose the benefit of the experience, efforts and abilities of key executive personnel, it could have a material adverse effect on our business, financial condition, profitability and cash flows. Furthermore, our ability to manage our retail expansion will require us to continue to train, motivate and manage our associates. We will need to attract, motivate and retain additional qualified executive, managerial and merchandising personnel and store associates. Competition for this type of personnel is intense, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate our business profitably.

Our comparable store sales and quarterly financial performance may fluctuate for a variety of reasons, which could result in a decline in the price of our common stock.

Our comparable store sales and quarterly results of operations have fluctuated in the past, and we expect them to continue to fluctuate in the future. A variety of factors affect our comparable store sales and quarterly financial performance, including:

•	general U.S. economic conditions and, in particular, the retail sales environment;

•	changes in our merchandising strategy or mix;

•	performance of our new and remodeled stores;

•	the effectiveness of our inventory management;

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•	timing and concentration of new store openings, including additional human resource requirements and related pre-opening and other start-up costs;

•	cannibalization of existing store sales by new store openings;

•	levels of pre-opening expenses associated with new stores;

•	timing and effectiveness of our marketing activities;

•	seasonal fluctuations due to weather conditions; and

•	actions by our existing or new competitors.

Accordingly, our results for any one fiscal quarter are not necessarily indicative of the results to be expected for any other quarter, and comparable store sales for any particular future period may decrease. In that event, the price of our common stock would likely decline. For more information on our quarterly results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We may not be able to sustain our growth plans and successfully develop and implement our long-range strategic and financial plan, which could have a material adverse effect on our business, financial condition, profitability and cash flows. In addition, we intend to continue to open new stores, which could strain our resources and have a material adverse effect on our business, financial condition, profitability and cash flows.

Our continued and future growth largely depends on our ability to implement our long-range strategic and financial plan and successfully open and operate new stores on a profitable basis. Our senior management is currently evaluating our long-range strategic and financial plan to align and prioritize our growth strategies, as well as additional investments that will be needed to support continued and future growth. There can be no assurance that we will be successful in implementing our growth plan or long-range strategic initiatives, and our failure to do so could have a material adverse impact on our business, financial condition, profitability and cash flows. During fiscal 2013, we opened 2 new stores and in fiscal 2014, we opened 5 new stores with a sixth store opened in March 2015. We intend to continue to grow our number of stores for the foreseeable future. During fiscal 2014, the average investment required to open a typical new store, including inventory, was approximately $260,000. Our continued expansion places increased demands on our financial, managerial, operational, supply-chain and administrative resources. For example, our planned expansion will require us to increase the number of people we employ as well as to monitor and upgrade our management information and other systems and our distribution infrastructure. These increased demands and operating complexities could cause us to operate our business less efficiently and could have a material adverse effect on our business, financial condition, profitability and cash flows.

A reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located could significantly reduce our sales and leave us with unsold inventory, which could have a material adverse effect on our business, financial condition, profitability and cash flows.

As a result of our real estate strategy, most of our stores are located in off-mall shopping areas known as strip centers and power centers. Power centers typically contain three to five big-box anchor stores along with a variety of smaller specialty tenants and a strip center has two to six retail co-tenants. As a consequence of most of our stores being located in such shopping areas, our sales are derived, in part, from the volume of traffic generated by the other destination retailers and the anchor stores in the retail areas and power centers where our stores are located. Customer traffic to these shopping areas may be adversely affected by the closing of destination retailers or anchor stores, or by a reduction in traffic to such stores resulting from a regional or global economic downturn, a general downturn in the local area where our store is located, or a decline in the desirability of the shopping environment of a particular retail area. Such a reduction in customer traffic would reduce our sales and leave us with excess inventory, which could have a material adverse effect on our business, financial condition and results of operations. We may respond by increasing markdowns or initiating marketing promotions to reduce excess inventory, which would further decrease our gross profits and net income. This risk is more pronounced during the recent economic downturn that has resulted in a number of national retailers filing for bankruptcy or closing stores due to depressed consumer spending levels.

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We may acquire entities with significant leverage, increasing the entity's exposure to adverse economic factors.

Our future acquisitions could include entities whose capital structures may have significant leverage. Although we will seek to use leverage in a manner we believe is prudent, any leveraged capital structure of such investments will increase the exposure of the acquired entity to adverse economic factors such as rising interest rates, downturns in the economy or deteriorations in the condition of the relevant entity or their industries. If an entity cannot generate adequate cash flow to meet its debt obligations, we may suffer a partial or total loss of capital invested in such entity. To the extent there is not ample availability of financing for leveraged transactions (e.g., due to adverse changes in economic or financial market conditions or a decreased appetite for risk by lenders); our ability to consummate certain transactions could be impaired.

We may not be able to successfully identify acquisition candidates or successfully complete desirable acquisitions.

In the past several years, we have completed multiple acquisitions and we intend to pursue additional acquisitions in the future. We actively review acquisition prospects, which would complement our existing lines of business, increase the size and geographic scope of our operations or otherwise offer growth and operating efficiency opportunities. There can be no assurance that we will continue to identify suitable acquisition candidates.

If suitable candidates are identified, sufficient funds may not be available to make such acquisitions. We compete against many other companies, some of which have greater financial and other resources than we do. Increased competition for acquisition candidates could result in fewer acquisition opportunities and higher acquisition prices. In addition, we are highly leveraged and the agreements governing our indebtedness contain limits on our ability to incur additional debt to pay for acquisitions. Additionally, the amount of equity that we can issue to make acquisitions or raise additional capital is severely limited. We may be unable to finance acquisitions that would increase our growth or improve our financial and competitive position. To the extent that debt financing is available to finance acquisitions, our net indebtedness could increase as a result of any acquisitions.

If we acquire any businesses in the future, they could prove difficult to integrate, disrupt our business or have an adverse effect on our results of operations.

Any acquisitions that we do make may be difficult to integrate profitably into our business and may entail numerous risks, including:

•	difficulties in assimilating acquired operations, stores or products, including the loss of key employees from acquired businesses;

•	difficulties and costs associated with integrating and evaluating the distribution or information systems and/or internal control systems of acquired businesses;

•	difficulties in competing with existing stores or business or diverting sales from existing stores or business;

•	expenses associated with the amortization of identifiable intangible assets;

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•	problems retaining key technical, operational and administrative personnel;

•	diversion of management's attention from our core business, including loss of management focus on marketplace developments;

•	adverse effects on existing business relationships with suppliers and customers, including the potential loss of suppliers of the acquired businesses;

•	operating inefficiencies and negative impact on profitability;

•	entering geographic areas or channels in which we have limited or no prior experience; and

•	those related to general economic and political conditions, including legal and other barriers to cross-border investment in general, or by U.S. companies in particular.

In addition, during the acquisition process, we may fail or be unable to discover some of the liabilities of businesses that we acquire. These liabilities may result from a prior owner's noncompliance with applicable laws and regulations. Acquired businesses may also not perform as we expect or we may not be able to obtain the expected financial improvements in the acquired businesses.

If we are unable to profitably open and operate new stores, our business, financial condition and results of operations may be adversely affected.

Our future growth strategy depends in part on our ability to open and profitably operate new stores in existing and additional geographic areas. In the U.S., the capital requirements to open a new store, including inventory, average approximately $260,000. We may not be able to open all of the new stores we plan to open and any new stores we open may not be profitable, either of which could have a material adverse impact on our financial condition or results of operations. There are several factors that could affect our ability to open and profitably operate new stores, including:

•	the inability to identify and acquire suitable sites or to negotiate acceptable leases for such sites;

•	proximity to existing stores that may reduce the new store's sales or the sales of existing stores;

•	difficulties in adapting our distribution and other operational and management systems to an expanded network of stores;

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•	the level of sales made through our internet channels and the potential that sales through our internet channels will divert sales from our stores;

•	the potential inability to obtain adequate financing to fund expansion because of our high leverage and limitations on our ability to issue equity under our credit agreements, among other things;

•	difficulties in obtaining any governmental and third-party consents, permits and licenses;

•	limitations on capital expenditures in our financing agreement with our senior creditors and in other credit agreements that we may enter into in the future; and

•	difficulties in adapting existing operational and management systems to the requirements of national or regional laws and local ordinances.

In addition, as we continue to open new stores, our management, as well as our financial, distribution and information systems, and other resources will be subject to greater demands. If our personnel and systems are unable to successfully manage this increased burden, our results of operations may be materially affected.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results and prevent fraud. As a result, current and potential stockholders could lose confidence in our financial statements, which would harm the trading price of our common stock.

Companies that file reports with the SEC, including us, are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404. SOX 404 requires management to establish and maintain a system of internal control over financial reporting and annual reports on Form 10-K filed under the Exchange Act to contain a report from management assessing the effectiveness of a company's internal control over financial reporting. Separately, under SOX 404, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, public companies that are large accelerated filers or accelerated filers must include in their annual reports on Form 10-K an attestation report of their regular auditors attesting to and reporting on management's assessment of internal control over financial reporting. Non-accelerated filers and smaller reporting companies, like us, are not required to include an attestation report of their auditors in annual reports.

A report of our management is included under Item 9A "Controls and Procedures" of our annual report on Form 10-K filed as Exhibit 99.1 to our current report on Form 8-K/A filed on April 23, 2015. We are a smaller reporting company and, consequently, are not required to include an attestation report of our auditor in our annual report. However, if and when we become subject to the auditor attestation requirements under SOX 404, we can provide no assurance that we will receive a positive attestation from our independent auditors.

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During its evaluation of the effectiveness of internal control over financial reporting as of December 31, 2014, management identified material weaknesses. These material weaknesses were associated with separation of duties, internal control process documentation and testing of controls. We are undertaking remedial measures, which measures will take time to implement and test, to address this material weakness. There can be no assurance that such measures will be sufficient to remedy the material weakness identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If we continue to experience material weaknesses in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports. Each of the foregoing results could cause investors to lose confidence in our reported financial information and lead to a decline in our stock price. See Item 9A "Controls and Procedures"of our annual report on Form 10-K filed as Exhibit 99.1 to our current report on Form 8-K/A filed on April 23, 2015 for more information.

We depend upon manufacturers who may be unable to provide products of adequate quality or who may be unwilling to continue to supply products to us.

We do not manufacture any products we sell, and instead purchase our products from manufacturers and private label fillers. Since we purchase products from many manufacturers and fillers under at-will contracts and contracts which can be terminated without cause upon 90 days' notice or less, or which expire without express rights of renewal, manufacturers and fillers could discontinue sales to us immediately or upon short notice. In lieu of termination, a manufacturer may also change the terms upon which it sells, for example, by raising prices or broadening distribution to third parties. For these and other reasons, we may not be able to acquire desired merchandise in sufficient quantities or on acceptable terms in the future.

Any significant interruption in the supply of products by manufacturers and fillers could disrupt our ability to deliver merchandise to our stores and customers in a timely manner, which could have a material adverse effect on our business, financial condition and results of operations.

Manufacturers and label fillers are subject to certain risks that could adversely impact their ability to provide us with their products on a timely basis, including inability to procure ingredients, industrial accidents, environmental events, strikes and other labor disputes, union organizing activity, disruptions in logistics or information systems, loss or impairment of key manufacturing sites, product quality control, safety, and licensing requirements and other regulatory issues, as well as natural disasters and other external factors over which neither they nor we have control. In addition, our operating results depend to some extent on the orderly operation of our receiving and distribution processes, which depend on manufacturers' adherence to shipping schedules and our effective management of our distribution facilities and capacity.

If a material interruption of supply occurs, or a significant manufacturer or filler ceases to supply us or materially decreases its supply to us, we may not be able to acquire products with similar quality as the products we currently sell or to acquire such products in sufficient quantities to meet our customers' demands or on favorable terms to our business, any of which could adversely impact our business, financial condition and results of operations.

If products sold by us are found to be defective in labeling or content, our credibility and that of the brands we sell may be harmed, marketplace acceptance of our products may decrease, and we may be exposed to liability in excess of our products liability insurance coverage and manufacturer indemnities.

We do not control the production process for the products we sell. We may not be able to identify a defect in a product we purchase from a manufacturer or label filler before we offer such product for resale. In many cases, we rely on representations of manufacturers and fillers about the products we purchase for resale regarding the composition, manufacture and safety of the products, as well as the compliance of our product labels with government regulations. Our sale of certain products exposes us to potential product liability claims, recalls or other regulatory or enforcement actions initiated by federal, state or foreign regulatory authorities or through private causes of action. Such claims, recalls or actions could be based on allegations that, among other things, the products sold by us are misbranded, contain contaminants or impermissible ingredients, provide inadequate instructions regarding their use or misuse, or include inadequate warnings concerning flammability or interactions with other substances. Claims against us could also arise as a result of the misuse by purchasers of such products or as a result of their use in a manner different than the intended use. We may be required to pay for losses or injuries actually or allegedly caused by the products we sell and to recall any product we sell that is alleged to be or is found to be defective.

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Any actual defects or allegations of defects in products sold by us could result in adverse publicity and harm our credibility or the credibility of the manufacturer, which could adversely affect our business, financial condition and results of operations. Although we may have indemnification rights against the manufacturers of many of the products we distribute and rights as an "additional insured" under the manufacturers' insurance policies, it is not certain that any manufacturer or insurer will be financially solvent and capable of making payment to any party suffering loss or injury caused by products sold by us. Further, some types of actions and penalties, including many actions or penalties imposed by governmental agencies and punitive damages awards, may not be remediable through reliance on indemnity agreements or insurance. Furthermore, potential product liability claims may exceed the amount of indemnity or insurance coverage or be excluded under the terms of an indemnity agreement or insurance policy and claims for indemnity or reimbursement by us may require us to expend significant resources and may take years to resolve. If we are forced to expend significant resources and time to resolve such claims or to pay material amounts to satisfy such claims, it could have an adverse effect on our business, financial condition and results of operations.

We rely on our good relationships with vendors to supply lingerie, sexual health and wellness products on reasonable terms. If these relationships were to be impaired, or if certain vendors were to change their distribution model or are unable to supply sufficient merchandise to keep pace with our growth plans, we may not be able to obtain a sufficient selection or volume of merchandise on reasonable terms, and we may not be able to respond promptly to changing trends in lingerie, sexual health and wellness products, either of which could have a material adverse effect on our competitive position, business, financial condition, profitability and cash flows.

We have no long-term supply agreements or exclusive arrangements with vendors and, therefore, our success depends on maintaining good relationships with our vendors. Our business depends to a significant extent on the willingness and ability of our vendors to supply us with a sufficient selection and volume of products to stock our stores. Some of our vendors may not have the capacity to supply us with sufficient merchandise to keep pace with our growth plans. If we fail to maintain strong relationships with our existing vendors, or fail to continue acquiring and strengthening relationships with additional vendors of lingerie, sexual health and wellness products, our ability to obtain a sufficient amount and variety of merchandise on reasonable terms may be limited, which could have a negative impact on our competitive position.

During fiscal 2014 and 2013, merchandise supplied to us by our top ten vendors accounted for approximately 44% and 42% of our net sales, respectively. There continues to be vendor consolidation within the lingerie, wellness and sexual health products industry. The loss of or a reduction in the amount of merchandise made available to us by any one of these key vendors, or by any of our other vendors, could have an adverse effect on our business, financial condition, profitability and cash flows.

Any material disruption of our information systems could negatively impact financial results and materially adversely affect our business operations, particularly during the holiday season.

We are increasingly dependent on a variety of information systems to effectively manage the operations of our growing store base and fulfill customer orders from our e-commerce business. Our current systems solution will not scale far beyond 80 stores. Management has identified a need to replace our enterprise resource planning solution to support long-term growth and to provide sufficient internal controls over financial reporting. This implementation is anticipated as a 2017 capital project. The failure of our information systems to perform as designed could have an adverse effect on our business and results of our operations. Any material disruption of our systems could disrupt our ability to track record and analyze the merchandise that we sell and could negatively impact our operations, shipment of goods, ability to process financial information and credit card transactions, and our ability to receive and process e-commerce orders or engage in normal business activities. Moreover, security breaches or leaks of proprietary information, including leaks of customers' private data, could result in liability, decrease customer confidence in our company, and weaken our ability to compete in the marketplace, which could have a material adverse effect on our business, financial condition, profitability and cash flows.

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Our e-commerce operations are increasingly important to our business and are an area that we believe can grow significantly in the future. The Lovers website serves as an effective extension of our marketing and prospecting strategies by exposing potential new customers to our brand, product offerings, and enhanced content. As the importance of our website and e-commerce operations to our business grows, we are increasingly vulnerable to website downtime and other technical failures. Our failure to successfully respond to these risks could reduce e-commerce sales and damage our brand's reputation.

We are subject to risks relating to our information technology systems, and any failure to adequately protect our critical information technology systems could have a material adverse effect on our operations. Cyber security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

We rely on information technology systems across our operations, including for management, supply chain and financial information and various other processes and transactions. Our ability to effectively manage our business depends on the security, reliability and capacity of these systems. Information technology system failures, network disruptions or breaches of security could disrupt our operations, causing delays or cancellation of customer orders or impeding the manufacture or shipment of products, processing of transactions or reporting of financial results. An attack or other problem with our systems could also result in the disclosure of proprietary information about our business or confidential information concerning our customers or employees, which could result in significant damage to our business and our reputation.

In the ordinary course of our business, we collect and store sensitive data, including our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our customers and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, damage our reputation, and cause a loss of confidence in our business, products and services, which could adversely affect our business, financial condition, profitability and cash flows.

Our e-commerce business may be unsuccessful.

We offer many of our lingerie, sexual health and wellness products for sale through our website and we expect to expand and further promote these offerings in the future. As a result, we encounter risks and difficulties frequently experienced by internet-based businesses, including risks related to our ability to attract and retain customers on a cost-effective basis and our ability to operate, support, expand and develop our internet operations, website and software and other related operational systems. Although we believe that our participation in both e-commerce and physical store sales is a distinct advantage for us due to synergies and the potential for new customers, supporting product offerings through both of these channels could create issues that have the potential to adversely affect our results of operations. For example, if our e-commerce business successfully grows, it may do so in part by attracting existing customers, rather than new customers, who choose to purchase products from us online rather than from our physical stores, thereby reducing the financial performance of our stores. In addition, offering different products through each channel could cause conflicts and cause some of our current or potential internet customers to consider competing distributors of lingerie, sexual health and wellness products. In addition, offering products through our internet channel could cause some of our current or potential vendors to consider competing internet offerings of their products either on their own or through competing distributors. As we continue to grow our e-commerce business, the impact of attracting existing rather than new customers, of conflicts between product offerings online and through our stores, and of opening up our channels to increased internet competition could have a material adverse impact on our business, financial condition, profitability and cash flows, including future growth.

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If we are unable to protect our intellectual property rights, our brand and reputation could be harmed, which could have a material adverse effect on our business, financial condition, profitability and cash flows.

We regard our trademarks, trade dress, copyrights, trade secrets, know-how and similar intellectual property as critical to our success. Our principal intellectual property rights include registered and common law trademarks on our names "Peekay," "Christals," "Conrev," "Condom Revolution," "Touch of Romance," "Lovers," "Lovers Package," "Sutera," and other marks incorporating these names, copyrights in our website content, rights to our domain name www.loverspackage.com and trade secrets and know-how with respect to our branded product formulations, product sourcing, sales and marketing and other aspects of our business. As such, we rely on trademark and copyright law, trade secret protection and confidentiality agreements with certain of our employees, consultants, suppliers and others to protect our proprietary rights. If we are unable to protect or preserve the value of our trademarks, copyrights, trade secrets or other proprietary rights for any reason, or if other parties infringe on our intellectual property rights, our brand and reputation could be impaired and we could lose customers.

We, as well as our vendors, are subject to laws and regulations that could require us to modify our current business practices and incur increased costs, which could have a material adverse effect on our business, financial condition, profitability and cash flows.

In the U.S. markets, numerous laws and regulations at the federal, state and local levels can affect our business. Legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. If we fail to comply with any present or future laws or regulations, we could be subject to future liabilities, a prohibition on the operation of our stores or a prohibition on the sale of our products. In particular, failure to adequately comply with the following legal requirements could have a material adverse effect on our business, financial condition, profitability and cash flows:

In March 2010, comprehensive healthcare reform legislation under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act was passed and signed into law. These healthcare reform laws significantly expand healthcare coverage to many uninsured individuals and to those already insured. Due to their breadth and complexity and the staggered implementation and uncertain timing of these regulations and lack of interpretive guidance, it is difficult to predict the overall impact of these laws on our business over the coming years. Possible adverse effects include increased costs, exposure to expanded liability and requirements for us to revise the ways in which we conduct business. For example, the Patient Protection and Affordable Care Act has imposed new mandates on employers, including a requirement effective January 1, 2014 (which has been extended in certain respects to January 1, 2016 for employers with 50 to 99 full-time employees or to January 1, 2015 for employers with 100 or more full-time employees under U.S. Treasury Department and Internal Revenue Service regulations) to provide "creditable" health insurance to employees or pay a financial penalty. Given our current health plan design, and assuming the law is implemented without significant changes, these mandates could materially increase our costs. Moreover, if we choose to opt out of offering health insurance to our employees, we may become less attractive as an employer and it may be harder for us to compete for qualified employees. Additionally, because significant provisions of these healthcare reform laws will become effective on various dates over the next several years, future changes could significantly impact any effects on our business that we previously anticipated.

Our expanding workforce, growing in pace with our number of stores, makes us vulnerable to changes in labor and employment laws. In addition, changes in federal and state minimum wage laws and other laws relating to employee benefits could cause us to incur additional wage and benefits costs, which could hurt our profitability and affect our growth strategy.

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As we grow the number of our stores in new cities and states, we are subject to local building codes in an increasing number of local jurisdictions. Our failure to comply with local building codes, and the failure of our landlords to obtain certificates of occupancy in a timely manner, could cause delays in our new store openings, which could increase our store opening costs, cause us to incur lost sales and profits, and damage our public reputation.

Ensuring compliance with local zoning and real estate land use restrictions across numerous jurisdictions is increasingly challenging as we grow the number of our stores in new cities and states. Our store leases generally require us to provide a certificate of occupancy with respect to the interior buildout of our stores (landlords generally provide the certificate of occupancy with respect to the shell of the store and the larger shopping area and common areas), and while we strive to remain in compliance with local building codes relating to the interior buildout of our stores, the constantly increasing number of local jurisdictions in which we operate makes it increasingly difficult to stay abreast of changes in, and requirements of, local building codes and local building and fire inspectors' interpretations of such building codes. Moreover, our landlords may be unable, due to the requirements of local zoning laws, to obtain in a timely manner a certificate of occupancy with respect to the shell of our stores and/or the larger shopping centers and/or common areas (which certificate of occupancy is required by local building codes for us to open our store), which would cause us in some instances to delay store openings. As the number of local building codes and local building and fire inspectors to which we and our landlords are subject to increases, we may be increasingly vulnerable to increased construction costs and delays in store openings caused by our or our landlords' compliance with local building codes and local building and fire inspectors' interpretations of such building codes, which increased construction costs and/or delays in store openings could increase our store opening costs, cause us to incur lost sales and profits, and damage our public reputation and could have a material adverse effect on our business, financial condition, profitability and cash flows.

Increases in the demand for, or the price of, raw materials used to build and remodel our stores could hurt our profitability.

The raw materials used to build and remodel our stores are subject to availability constraints and price volatility caused by weather, supply conditions, government regulations, general economic conditions and other unpredictable factors. As a retailer engaged in an active building and remodeling program, we are particularly vulnerable to increases in construction and remodeling costs. As a result, increases in the demand for, or the price of, raw materials could have a material adverse effect on our business, financial condition, profitability and cash flows. We expect the net investment to open a new store in 2015 to increase due to increases in material and labor costs resulting from a stronger commercial and residential building environment compared to the last several years.

Use of social media may adversely impact our reputation or subject us to fines or other penalties.

There has been a substantial increase in the use of social media platforms, including blogs, social media websites, and other forms of internet-based communications, which allow individuals access to a broad audience of consumers and other interested persons. Negative commentary regarding us or the products we sell may be posted on social media platforms and similar devices at any time and may be adverse to our reputation or business. Customers value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate without affording us an opportunity for redress or correction.

We also use social media platforms as marketing tools. For example, we maintain Facebook, Twitter, Google+, Instagram and Pinterest accounts. As laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices could adversely impact our business, financial condition, profitability and cash flows, or subject us to fines or other penalties.

Litigation costs and the outcome of litigation could have a material adverse effect on our business and any loss contingency accruals may not be adequate to cover actual losses.

From time to time we may be subject to litigation claims through the ordinary course of our business operations regarding, but not limited to, employment matters, security of consumer and employee personal information, contractual relations with suppliers, marketing and infringement of trademarks and other intellectual property rights. Litigation to defend ourselves against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, profitability and cash flows. We establish accruals for potential liability arising from legal proceedings when potential liability is probable and the amount of the loss can be reasonably estimated based on currently available information. We may still incur legal costs for a matter even if we have not accrued a liability. In addition, actual losses may be higher than the amount accrued for a certain matter, or in the aggregate. An unfavorable resolution of a legal proceeding or claim could materially adversely impact our business, financial condition, profitability and cash flows.

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Management does not believe the nature of any pending legal proceeding will have a material adverse effect on our business, financial condition, profitability and cash flows. However, management's assessment may change at any time based upon the discovery of facts or circumstances that are presently not known to us. Therefore, there can be no assurance that any pending or future litigation will not have a material adverse effect on our business, financial condition, profitability and cash flows.

We are a holding company with no operations of our own, and we depend on our subsidiaries for cash.

We are a holding company and do not have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to meet our obligations or to pay dividends is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. The ability of our subsidiaries to generate sufficient cash flow from operations to allow us and them to make scheduled payments on our obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. We cannot assure you that the cash flow and earnings of our operating subsidiaries will be adequate for our subsidiaries to service their debt obligations. If our subsidiaries do not generate sufficient cash flow from operations to satisfy corporate obligations, we may have to: undertake alternative financing plans (such as refinancing), restructure debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. We cannot assure you that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations.

Furthermore, we and our subsidiaries may incur substantial additional indebtedness in the future that may severely restrict or prohibit our subsidiaries from making distributions, paying dividends or making loans to us.

As an "Emerging Growth Company" under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an "emerging growth company" under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

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In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

Our business is seasonal and our first and fourth quarters contribute a disproportionate amount of our net revenue and cash flow, and any factors negatively impacting us during our first and fourth quarters could reduce our net revenue and cash flow, leaving us with excess inventory and making it more difficult for us to finance our capital requirements.

We have experienced, and expect to continue to experience, substantial seasonal fluctuations in our net sales and operating results, which are typical of many specialty retailers and common to most retailers generally. Significant portions of our net sales and profits are realized during the fourth quarter of the fiscal year due to the holiday selling season. To a lesser extent, our business is also affected by Valentine's Day, which occurs during our first quarter. Any decrease in sales during these higher sales volume periods could have an adverse effect on our business, financial condition, or operating results for the entire fiscal year. Our quarterly results of operations have varied in the past and are likely to do so again in the future. Any factors negatively affecting us during the first or last quarter of our fiscal year, including unfavorable economic or weather conditions, could have a material adverse effect on our financial condition and results of operations, reducing our cash flow, leaving us with excess inventory and making it more difficult for us to finance our capital requirements

Risks Related To Our Common Stock

The market price for our common stock may be volatile, and an investor may not be able to sell our stock at a favorable price or at all.

The market price of our common stock is likely to fluctuate significantly from time to time in response to factors including:

•	differences between our actual financial and operating results and those expected by investors;

•	fluctuations in quarterly operating results;

•	our performance during peak retail seasons such as the holiday season;

•	market conditions in our industry and the economy as a whole;

•

changes in the estimates of our operating performance or changes in recommendations by any research analysts that may follow our stock in the future or any failure to meet the estimates made by research analysts that issue research reports on our company in the future;

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•	investors' perceptions of our prospects and the prospects of the lingerie, sexual health and wellness products market;

•	the performance of our key vendors;

•	announcements by us, our vendors or our competitors of significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

•	introductions of new products or new pricing policies by us or by our competitors;

•	stock transactions by our principal stockholders;

•	recruitment or departure of key personnel; and

•	the level and quality of securities research analyst coverage, if any, for our common stock.

In addition, public announcements by our competitors, other retailers and vendors concerning, among other things, their performance, strategy, or accounting practices could cause the market price of our common stock to decline regardless of our actual operating performance.

Our shares are eligible for quotation on the OTCBB but no quotations have been made and no trading has occurred in our shares. Due to the lack of an active trading market for our securities, you may have difficulty selling any shares you purchase in this offering, which could result in the loss of your investment.

There is presently no demand for our common stock and no active public market exists for the shares being offered in this prospectus. Our shares are eligible for quotation on the OTCBB. The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC or applicable regulatory authority. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. If no active market is ever developed for our common stock, it will be difficult or impossible for you to sell any shares you purchase in this offering. In such case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.

Furthermore, the OTCBB, in general, is a significantly more limited market than the New York Stock Exchange or NASDAQ. Even if a market begins to develop in our shares, the quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We plan to apply for the listing of our common stock on The NASDAQ Capital Market in the first quarter of 2016 after we satisfy the NASDAQ seasoning requirement. Our shares will not be listed on The NASDAQ Capital Market upon the closing of the offering contemplated by this prospectus because we are subject to the NASDAQ seasoning requirement. Issuers that consummate a reverse merger with a shell company like we did on December 31, 2014, are subject to a seasoning requirement under NASDAQ's listing rules. Under this seasoning requirement, in addition to meeting the general listing requirements of The NASDAQ Capital Market that are applicable to all issuers, we will not be eligible to list on The NASDAQ Capital Market until we (a) have concluded a "seasoning period" by trading for at least one year in the U.S. over-the-counter market following the filing by us of "Form 10" information, which we filed in our current report on Form 8-K on January 6, 2015, (b) maintain a closing stock price of $4 per share or higher for a sustained period of time, but in no event for less than 30 of the most recent 60 trading days prior to the filing of the initial listing application and prior to listing; and (c) timely file all required periodic financial reports with the SEC or other regulatory authority including at least one annual report containing audited financial statements for a full fiscal year commencing after filing the information described above. We do not expect to file our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 until the first quarter of 2016 and therefore will not be eligible to list on The NASDAQ Capital Market any sooner than the first quarter of 2016. There is no guarantee that NASDAQ, or any other securities exchange or quotation system, will permit our shares to be listed and traded at any time.

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Our stock is subject to restrictions on transfer and other covenants contained in a stockholder rights agreement. These restrictions and covenants may negatively affect the value of our stock and limit liquidity.

On December 31, 2014, our company, Christals Acquisition and the members of Christals Acquisition, entered into the Exchange Agreement. The parties to the Exchange Agreement agreed to abide by the terms and provisions set forth in Annex C to such agreement. Annex C is a stockholder rights agreement that grants to certain former members of Christals Acquisition, who are now stockholders of our company, substantially the same investor rights that such former members had as members of Christals Acquisition. These rights include, among others, the right to appoint an observer, the right to appoint a member to the board of directors of our company, tag-along rights, drag along rights, rights of first offer, preemptive rights and registration rights. These rights will terminate when and if we consummate an equity or equity-linked financing transaction in which we raise at least $10 million. This offering would qualify as a termination event, which would terminate these rights if we sell at least $10 million of the common stock being offered in this offering. While these rights remain in effect, it will be very difficult for our stockholders to transfer their stock and the value of our stock may decline as a result of the restrictive covenants contained in the stockholder rights agreement. For further information regarding the stockholder rights agreement, please refer to "Description of Capital Stock - Stockholder Rights Agreement".

We have provided registration rights to certain holders of our common stock that may require us to register their shares after the completion of this initial public offering. The exercise of these registration rights may substantially reduce the market price of our common stock and the existence of these rights may make it more difficult for us to complete future offerings.

On December 31, 2014, our company, Christals Acquisition and the members of Christals Acquisition, entered into the Exchange Agreement. The parties to the Exchange Agreement agreed to abide by the terms and provisions set forth in Annex C to such agreement. Annex C is a stockholder rights agreement that grants to certain former members of Christals Acquisition, who are now stockholders of our company, substantially the same investor rights that such former members had as members of Christals Acquisition. These rights include, among others, registration rights covering any restricted shares of common stock held by them.

On November 17, 2015, we entered into a debt conversion agreement with the holders of our Peekay and Christals seller notes. Pursuant to the debt conversion agreement, we granted to the holders of the Peekay and Christals seller notes registration rights covering the shares of common stock issuable to them upon conversion of their notes.

While the shares of common stock covered by the registration rights described above are not being registered as part of this offering, we are required to file with the SEC a reoffer registration statement to register such shares that cannot be sold without limitation as to volume under Rule 144. The registration rights granted under the stockholder rights agreement will terminate when and if we consummate an equity or equity-linked financing transaction in which we raise at least $10 million. This offering would qualify as a termination event which would terminate these rights if we sell at least $10 million of the common stock being offered in this offering. The registration rights granted under the debt conversion agreement, however, would not terminate upon the consummation of this offering.

In addition, a warrant to purchase 125,250 shares of common stock that we will issue to the underwriter as partial compensation for its services as underwriter (assuming that all 4,175,000 shares are sold in this offering, but excluding the exercise of the underwriter's over-allotment option) will provide for certain "demand" and "piggyback" registration rights at our expense with respect to the underlying shares of common stock during the five-year period commencing twelve months after the effective date of the registration statement on Form S-1 of which this prospectus forms a part.

Upon the consummation of this offering, we will have a total of 6,720,132 shares of common stock outstanding (based on the number of shares outstanding as of November 1, 2015, the number of shares being issued in connection with the offering (excluding shares that may be issued upon the exercise of the underwriter's over-allotment option) and reflecting the conversion of Peekay and Christals seller notes into an aggregate 1,944,204 shares of common stock pursuant to the debt conversion agreement). Following the completion of this offering, the shares covered by registration rights will represent approximately 35.3% of our outstanding common stock (or 33.6%, if the underwriter exercises in full its over-allotment option). Registration of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement.

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The presence of this additional number of shares of common stock eligible for trading in the public market may substantially reduce the market price of our common stock. In addition, the existence of these holders' registration rights may make it more difficult for us to complete future public offerings and may reduce the amount of capital that we are able to raise for our own account in these offerings.

We are subject to the "seasoning" requirements imposed by the NYSE Euronext, NYSE MKT, and the NASDAQ Stock Market which will make us ineligible to list and trade on a national exchange until at least the first quarter of 2016.

We plan to apply for the listing of our common stock on The NASDAQ Capital Market in the first quarter of 2016 after we satisfy the NASDAQ seasoning requirement. Because of our status as a former SEC-reporting shell company, we are subject to SEC rules which require companies like ours to, among other things, (1) trade in the over-the-counter markets (or some other national or foreign regulated exchange) for at least one year following the filing with the SEC of all required information about the reverse merger, including audited financial statements for the combined entity and (2) to timely file all required periodic reports with the SEC, including one annual report that includes audited financial statements for a full fiscal year commencing after filing the required information about the reverse merger, before seeking to "uplist" to a national securities exchange like NASDAQ, NYSE MKT or NYSE Euronext. We completed a reverse merger on December 31, 2014 and filed our Current Report on Form 8-K containing Form 10 information following the reverse merger on January 6, 2015, but we will not be able to file an annual report including audited financial statements for a full fiscal year commencing after the reverse merger until after the end of the 2015 fiscal year. As a result, until our common stock is listed on the NASDAQ or another national securities exchange, our stockholders may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional working capital through subsequent financings. We cannot assure you that we will be able to meet the initial listing standards of NASDAQ or any other stock exchange, or that we will be able to maintain a listing of our common stock on any stock exchange.

There can be no assurance that when we file a listing application with NASDAAQ we will be able to comply with the initial or continued listing standards of The NASDAQ Capital Market.

Even if we successfully close this offering within the contemplated price range and our common stock trades in that range after the offering so that we comply with the minimum bid price requirement, we cannot assure you that once we file a listing application with NASDAQ we will be able to comply with the other standards that we are required to meet in order to list the common stock sold in this offering on The NASDAQ Capital Market. Our failure to meet these requirements will result in the common stock sold in this offering not being listed on The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

Our shares of common stock may be considered a "penny stock," and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Although we anticipate that the public offering price of the shares being offered under this prospectus will be between $6 and $8 per share, there can be no assurance that the trading price will remain above $5.00 per share following the completion of this offering. If the market price of our common stock falls below $5.00 per share, then our common stock will be deemed a "penny stock" and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

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For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Provisions in our articles of incorporation, including the ability of our board to issue preferred stock without stockholder approval, bylaws and Nevada law may negatively affect the value of any stock that you acquire in this offering.

Our articles of incorporation authorize our board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by stockholders. These terms may include preferences as to dividends and liquidation, voting rights, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, Nevada corporate law and our articles of incorporation and bylaws also contain other provisions that could discourage, delay or prevent a change in control of our company or changes in its management that our stockholders may deem advantageous. These provisions:

•

deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors; and

•	allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

Provisions in our charter documents and under Nevada law could discourage a takeover that stockholders may consider favorable.

Provisions in our articles of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our board of directors has the right to determine the authorized number of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to control the size of or fill vacancies on our board of directors.

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Risks Related to this Offering

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

The public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent shares subsequently are issued, you will incur further dilution. Based on an assumed public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $10.31 per share, representing the difference between our pro forma net tangible book value per share, after giving effect to this offering, and the assumed initial public offering price.

Additional dilution may be experienced upon exercise of the underwriter's warrant.

We will issue a warrant to purchase 125,250 shares of common stock (or 144,038 shares of common stock if the underwriter's over-allotment option is exercised) to the underwriter as partial compensation for its services as underwriter.There will be further dilution of your investment when and if the underwriter's warrant is exercised. As of the date of this prospectus, and based on an assumed public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the warrant may be exercised to purchase up to an aggregate of 125,250 shares of our common stock (or 144,038 shares of common stock if the underwriter's over-allotment option is exercised). This warrant will be issued subject to an average exercise price of $8.05 per share, based on the above assumed public offering price per share.

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A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. After this offering, we will have 6,720,132 outstanding shares of common stock based on the number of shares outstanding as of November 1, 2015, the number of shares being issued in connection with the offering (excluding shares that may be issued upon the exercise of the underwriter's over-allotment option) and reflecting the conversion of Peekay and Christals seller notes into an aggregate 1,944,204 shares of common stock pursuant to the debt conversion agreement. This number includes the 4,175,000 shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates or existing stockholders. All of the remaining outstanding shares of our common stock are currently restricted as a result of securities laws or lock-up agreements but will become eligible to be sold at various times after the offering. In addition, the current holders of our outstanding shares of common stock have certain tag-along rights, drag along rights, rights of first offer, preemptive rights and registration rights with respect to their shares of common stock, including shares of common stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the foregoing shares, unless we consummate an equity or equity-linked financing transaction in which we raise at least $10 million. This offering would qualify as a termination event which would terminate these rights if we receive purchase orders for at least $10 million of the common stock being offered in this offering. See "Description of Capital Stock - Stockholder Rights Agreement."

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states in which we will apply to have the securities registered.

We have applied to register our shares of common stock, or will rely on an exemption from registration, to offer and sell our common stock to retail customers only in Colorado, Connecticut, Delaware, Hawaii, Illinois, Michigan, Minnesota, New York, and Wisconsin. In the states where we have applied to have our common stock registered for sale, we will not sell our common stock to retail customers in these states unless and until such registration is effective. If you are not an "institutional investor," you must be a resident of one of these jurisdictions to purchase our common stock in this offering. We may offer and sell our common stock in this offering to institutional investors in every state pursuant to an exemption provided for sales to these investors under the state Blue Sky laws. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. Under the National Securities Markets Improvement Act of 1996, states are pre-empted from regulating transactions in certain categories of securities that are designated as "covered securities." Since we will file periodic and annual reports under the Securities Exchange Act of 1934, our common stock will be considered covered securities. Therefore, resales of the registered securities are exempt from state registration requirements. However, each state retains jurisdiction to investigate and bring enforcement actions with respect to fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. For a complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section titled "Underwriting - State Blue Sky Information".

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Our security holders may face significant restrictions on the resale of our securities due to state "blue sky" laws.

Each state has its own securities laws, often called "blue sky" laws, which (1) limit sales of securities to a state's residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our securities will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our securities. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. Investors should consider the resale market for our securities to be limited. Security holders may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA

Forward-Looking Statements

In addition to historical information, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements are contained principally in the sections entitled "Description of Business," "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We use words such as "believe," "expect," "anticipate," "project," "target," "plan," "optimistic," "intend," "aim," "will" or similar expressions which are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned "Risk Factors" and the following factors:

•	the highly competitive nature of, and the increasing consolidation of, the lingerie, sexual health and wellness products industry;

•	anticipating changes in consumer preferences and buying trends and managing our product lines and inventory;

•	potential fluctuation in our same store sales and quarterly financial performance;

•	our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us;

•	the possibility of material interruptions in the supply of products by our vendors or third-party distributors;

•	products sold by us being found to be defective in labeling or content;

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•	compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations;

•	successfully identifying acquisition candidates and successfully completing desirable acquisitions;

•	integrating acquired businesses;

•	opening and operating new stores profitably;

•	the impact of the health of the economy upon our business;

•	protecting our intellectual property rights, particularly our trademarks;

•	the risk that our products may infringe on the intellectual property rights of others;

•	disruption in our information technology systems;

•	the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system;

•	being a holding company, with no operations of our own, and depending on our subsidiaries for cash;

•	our substantial indebtedness;

•	the possibility that we may incur substantial additional debt, including secured debt, in the future;

•	restrictions and limitations in the agreements and instruments governing our debt;

•	generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing;

•	changes in interest rates increasing the cost of servicing our debt;

•	the potential impact on us if the financial institutions we deal with become impaired; and

•	the costs and effects of litigation.

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Readers are urged to carefully review and consider the various disclosures made by us in this prospectus and our other filings with the SEC. These reports attempt to advise interested parties of the risks and factors that may affect our business, financial condition and results of operations and prospects. The forward-looking statements made in this prospectus speak only as of the date hereof and we disclaim any obligation, except as required by law, to provide updates, revisions or amendments to any forward-looking statements to reflect changes in our expectations or future events.

Market Data and Forecast

Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and are based on such data and knowledge of our industry, which we believe to be reasonable. None of the independent industry publications used in this prospectus was prepared on our or our affiliates' behalf. We acknowledge our responsibility for all disclosures in this prospectus, but caution readers that we have not independently verified the underlying information in such publications and reports.

This prospectus also contains data related to the lingerie and sexual health and wellness products industry in the United States. These market data include estimates and projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data turn out to be incorrect, actual results may differ significantly from the projections. For example, the lingerie, sexual health and wellness products market may not grow at the rate projected by market data, or at all. In addition, the rapidly changing nature of the lingerie, sexual health and wellness products industry subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties.

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USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of shares of our common stock in this offering will be approximately $27 million, assuming an initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter exercises its over-allotment option in full, we estimate that the net proceeds from this offering will increase by approximately $4,120,725.

A $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share, would increase (decrease) the net proceeds from this offering by approximately $3,924,500 (not including the net proceeds from shares sold upon the exercise of the underwriter's over-allotment option), assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering as follows: (i) approximately $16 million will be used to repay our Term A Loans (see table below); (ii) approximately $2.3 million will be used to pay accrued fees owed to our senior lenders and managers, (iii) approximately $0.5 million will be issued to repay accrued interest to the Christals and Peekay noteholders, (iv) approximately $1.5 million will be issued to upgrade our computer systems and software; and (v) approximately $6.7 million will be used for working capital and general corporate purposes. In order to fund future growth, we may seek to enter into a new senior debt facility, on terms more favorable than our current debt facility.

As of December 31, 2014, the amount, maturity date and term of each of our notes payable are as follows:

Notes Payable	Amount	Maturity Date	Interest Rate	Duration
Tranche A Term Loan	$27.0 million	December 27, 2015	12%	3 years
Tranche B Term Loan	$11.2 million	December 27, 2015	15%	3 years
Christals Seller Notes	$3.4 million	January 9, 2017	12%	4.25 years
Peekay Seller Notes	$9.3 million	December 31, 2016	9% on $6 million and 12% on $3.3 million	4 years

On October 31, 2015 we entered into the fifth amendment, and on November 19, 2016 we entered into the sixth amendment, to our financing agreement with our secured lenders. For a description of the material terms of these amendments see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Financing Agreement; Amendments and Waivers." Also, on November 17, 2015, we entered into a debt conversion agreement with the holders of our Peekay and Christals seller notes. For a description of the material terms of the debt conversion agreement see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Debt Conversion Agreement."

After debt repayment and waiver fees, we anticipate using any remaining proceeds from this offering to continue to grow and invest in our business, including upgrading our computer systems and software, as well as making expenditures related to addressing compliance with U.S. public company requirements, including hiring additional personnel and investing in our corporate infrastructure.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

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DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock, and we do not anticipate declaring or paying cash dividends for the foreseeable future. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at our Board of Directors' discretion and will depend on our financial condition, operating results, capital requirements and other factors that our Board of Directors considers to be relevant.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined. The price does not bear any relationship to our assets, book value, historical earnings or net worth. No valuation or appraisal has been prepared for our business.

Although our common stock is eligible for quotation on the OTCBB, prior to this offering, there has been no active public market for our shares. The public offering price will be determined through negotiations between us and Lake Street Capital Markets, LLC, or Lake Street Capital Markets, as the underwriter. The factors to be considered in determining the public offering price may include our future prospects and those of our industry in general, sales, earnings and certain of our other financial operating information in recent periods, and the market prices of securities and certain financial and operating information of companies engaged in activities similar to those we engage in. The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

We cannot assure you that the public offering price will correspond to the price at which the shares will trade in the public market subsequent to the offering or that an active trading market for the shares will develop and continue after the offering.

DILUTION

If you invest in our common stock in this offering, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering.

Our historical net tangible book value as of September 30, 2015 was approximately $(51.3) million, or $(85.41) per share of our common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 600,928 being the number of shares of our common stock outstanding as of September 30, 2015. Our pro forma net tangible book value at September 30, 2015 was $(35.8) million, or $(14.06) per share of our common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by 2,545,132being the pro forma number of shares of our common stock outstanding as of September 30, 2015, which consists of (i) 600,928 shares outstanding immediately prior to the consummation of this offering, and (ii) 1,944,204 additional shares after giving effect to the conversion of Peekay and Christals seller notes pursuant to the debt conversion agreement.

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After giving effect to the sale of the shares in this offering at the assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2015 would have been approximately $(8.8) million, or $(1.31) per share. This represents an immediate increase in pro forma net tangible book value of approximately $12.75 per share to our existing stockholders, and an immediate dilution of $8.31 per share to investors purchasing shares of common stock in this offering.

Dilution in pro forma as adjusted net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed initial public offering price per share	$7.00
Historical net tangible book value per share as of September 30, 2015	$(85.41)
Increase attributable to the conversion of Peekay and Christals seller notes into an aggregate of 1,944,204 shares of common stock.	$71.35
Pro forma as adjusted net tangible book value per share as of September 30, 2015	$(14.06)
Increase in net tangible book value per share attributable to new investors	$12.75
Pro forma as adjusted net tangible book value per share after this offering	$(1.31)
Dilution per share to new investors	$(8.31)

If the underwriter exercises its over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $(0.64) per share, representing an immediate dilution of $7.64 per share to new investors, assuming that the initial public offering price will be $7.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

A $1.00 increase (decrease) in the assumed initial public offering price of $8.00 per share would increase (decrease) the pro forma as adjusted net tangible book value by $4,120,725, the pro forma as adjusted net tangible book value per share by $0.58 per share, and the dilution in pro forma as adjusted net tangible book value per share to investors in this offering by $0.42 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2015, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by existing stockholders and by investors participating in this offering, before deducting estimated underwriting discounts and commissions and estimated offering expenses, at an assumed initial public offering price of $7.00 per share, the midpoint of the price range shown on the cover page of this prospectus.

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	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
Existing stockholders	2,545,132	37.87%	$16,350,200	35.88%	$6.42
New investors	4,175,000	62.13%	29,225,000	64.12%	$7.00
Total	6,720,132	100.00%	$45,575,200	100.00%	$6.78

The number of shares of our common stock to be outstanding immediately after this offering as shown above assumes that all of the shares offered hereby are sold and is based on 600,928 shares of common stock issued and outstanding as of September 30, 2015 (as retroactively adjusted for our one-for-six reverse stock split effected on October 28,2015) and 1,944,204 additional shares issuable as the result of the conversion of Peekay and Christals seller notes upon the closing of this offering (or in the case of the Christals seller notes after January 1, 2016, but before the later of January 15, 2016 or the date of the closing of this offering). This number of shares does not include 626,250 shares of our common stock subject to the underwriters' over-allotment option, and also assumes no exercise of warrants that will be issued to the underwriter upon completion of this offering, including shares of our common stock subject to exercise of underwriter warrants issuable pursuant to the over-allotment option. If the underwriter's warrant for the purchase of 125,250 shareshad been outstanding and fully exercised as of September 30, 2015, net tangible book value per share after this offering would have been $(1.12) and total dilution per share to new investors would have been $(10.32), or (112.2)%, assuming no exercise of the over-allotment option.

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CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2015:

•	on an actual basis (giving retroactive effect to a one-for-six reverse split of our common stock that became effective on October 28, 2015);

•	on a pro forma basis to:

o

give effect to the issuance of shares of common stock upon the closing of this offering, which reflects the conversion of $15.6 million in principal amount of our Peekay and Christals seller notes, including accrued PIK interest thereon, as of October 31, 2015, into an aggregate 1,944,204 shares of common stock upon the closing of this (or in the case of the Christals seller notes after January 1, 2016, but before the later of January 15, 2016 or the date of the closing of this offering);

•	on a pro forma as adjusted basis to:

o

give further effect to the sale of the shares of our common stock in this offering at the assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us; and

o

give effect to prepayment of $16,000,000 of Term A Loans, together with accrued and unpaid interest on the amount prepaid and the payment of certain accrued and unpaid fees owed to our secured lenders;

You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of September 30, 2015		Pro Forma As
	Actual	Pro Forma	Adjusted
Total assets	$49,623,189	$49,623,189	57,813,852
Total liabilities	(60,124,547)	(44,570,942)	(25,808,739)
Common stock, $0.0001 par value, 50,000,000 shares authorized, 600,928, 2,545,132 and 6,720,132 shares issued and outstanding as of September 30, 2015	60	255	672
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares outstanding	-	-	-
Additional paid-in capital	796,535	16,349,945	43,302,394
Retained earnings (deficit)	(11,297,953)	(11,297,953)	(11,297,953)
Stockholders' equity	$(10,501,358)	$5,052,247	$32,005,113

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A $1.00 increase or decrease in the assumed initial public offering price of $7.00 per share would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders' deficit on a pro forma as adjusted basis by approximately $4.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions.

The number of our shares of common stock shown above on a pro forma as adjusted basis to be outstanding after this offering is based on (i) 600,928 shares of common stock issued and outstanding as of September 30, 2015 (as retroactively adjusted for our one-for-six reverse stock split effected on October 28, 2015), (ii) 1,944,204 shares of common stock issuable upon the conversion of $15.6 million of our Peekay and Christals seller notes at the closing of this offering (or in the case of the Christals seller notes after January 1, 2016, but before the later of January 15, 2016 or the date of the closing of this offering) and (iii) 4,175,000 shares of common stock issued in this offering. The number excludes: (i) shares of our common stock that we may issue upon the exercise of the underwriter's over-allotment option; and (ii) shares of common stock underlying warrants that will be issued to the underwriter upon completion of this offering.

MARKET FOR COMMON EQUITY AND RELATEDSTOCKHOLDER MATTERS

Market Information

Our common stock is currently eligible to be quoted on the OTC Bulletin Board under the symbol "PKAY" (temporary symbol "PKAYD," indicating a reverse stock split has occurred). However, there is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

We plan to apply for the listing of our common stock on The NASDAQ Capital Market in the first quarter of 2016 after we satisfy the NASDAQ seasoning requirement. Our shares will not be listed on The NASDAQ Capital Market upon the closing of the offering contemplated by this prospectus because we are subject to the NASDAQ seasoning requirement. Issuers that consummate a reverse merger with a shell company like we did on December 31, 2014 are subject to a seasoning requirement under NASDAQ's listing rules. Under this seasoning requirement, in addition to meeting the general listing requirements of The NASDAQ Capital Market that are applicable to all issuers, we will not be eligible to list on The NASDAQ Capital Market until we (a) have concluded a "seasoning period" by trading for at least one year in the U.S. over-the-counter market following the filing by us of "Form 10" information, which we filed in our current report on Form 8-K on January 6, 2015, (b) maintain a closing stock price of $4 per share or higher for a sustained period of time, but in no event for less than 30 of the most recent 60 trading days prior to the filing of the initial listing application and prior to listing; and (c) timely file all required periodic financial reports with the SEC or other regulatory authority including at least one annual report containing audited financial statements for a full fiscal year commencing after filing the information described above. We do not expect to file our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 until the first quarter of 2016 and therefore will not be eligible to list on The NASDAQ Capital Market any sooner than the first quarter of 2016. There is no guarantee that NASDAQ, or any other securities exchange or quotation system, will permit our shares to be listed and traded at any time.

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Approximate Number of Holders of Our Common Stock

As of November 1, 2015, there were approximately 30 holders of record of our common stock. This number excludes the shares of our common stock owned by stockholders holding stock under nominee security position listings.

Dividend Policy

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management's discussion and analysis should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion contains certain forward-looking information. See "Special Note Regarding Forward-Looking Statements and Market Data" above for certain information concerning those forward-looking statements. Our financial statements are prepared in U.S. dollars and in accordance with United States generally accepted accounting principles.

All share and per share information in this prospectus has been adjusted to give retroactive effect to a one-for-six reverse stock split that was effective on October 28, 2015.

Overview

Based on our management's belief and experience in the industry, we believe we are a leading specialty retailer of lingerie, sexual health and wellness products. Our company was founded in 1982 in Auburn, Washington by a mother and daughter team with a focus on creating a comfortable and inviting store environment catering to women and couples. We are dedicated to creating both a place and attitude of acceptance and education for our customers. Today, our company is a leader in changing the perception of sexual wellness throughout the United States with 48 locations across 6 states.

Our stores offer a broad selection of lingerie, sexual health and wellness products and accessories. We offer over 5,000 stock keeping units, or SKUs. We strive to create a visually inspiring environment at our stores and employ highly trained, knowledgeable sales staff, which ensures that our customers leave our stores enlightened by new information, great ideas and fun products.

Our mission is to provide a warm and welcoming retail environment for individuals and couples to explore sexual wellness.

Principal Factors Affecting our Financial Performance

Our operating results are primarily affected by the following factors:

•	Current economic conditions and their impact on customer spending levels;

•	Our current leverage ratio and minimum liquidity and our ability to continue to obtain waivers from our lenders as needed or to refinance our existing indebtedness;

•	Competition;

•	Effectiveness of our customer acquisition and retention marketing programs;

•	The sourcing and introduction of new products and brands;

•	Maintenance and/or enhancement of our current vendor relationships and product margins;

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•	Our ability to respond on a timely basis to changes in consumer preferences and/or the marketplace;

•	The location, timing and number of new stores; and

•	Our ability to increase traffic, conversion and the average ticket value in our existing stores.

Results of Operations

Comparison of Three Months Ended September 30, 2015 and 2014

The following table sets forth key components of our results of operations for the three months ended September 30, 2015 and 2014.

	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014
	Amount (in thousands)	Percentage of Revenue	Amount (in thousands)	Percentage of Revenue
Net revenue	$9,684	100.0	$9,342	100.0
Cost of goods sold	3,457	35.7	3,291	35.2
Gross profit	6,227	64.3	6,051	64.8
Selling, general & administrative expense	5,458	56.4	5,163	55.3
Depreciation and amortization	1,353	14.0	493	5.3
Operating income (loss)	(584)	(6.0)	395	4.2
Interest expense and other	1,658	17.1	1,681	18.0
Income tax expense	24	0.3	-	-
Net loss	$(2,266)	(23.4)	$(1,286)	(13.8)

Net revenue. For the three months ended September 30, 2015, net revenue increased $0.3 million, or 3.7%, to $9.7 million, as compared to the same period in 2014. Our same store sales increased $0.2 million, or 1.8%, to $9.4 million, for the three months ended September 30, 2015 as compared to the same period in 2014. For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Sales of our private label products declined $0.3 million for the three months ended September 30, 2015, as compared to the comparable period in 2014, as we finish selling through the remaining products imported in 2013 and early 2014. We have not replenished this stock since the beginning of 2014, as we are in the process of changing manufacturers and planning to relaunch the private label program in 2016 with a higher quality, improved assortment.

Gross profit. Gross profit for the three months ended September 30, 2015 was $6.2 million, an increase of $0.2 million or 2.9% over the same period in 2014. Gross profit, expressed as a percentage of net revenue, declined 50 basis points from 64.8% for the three months ended September 30, 2014 to 64.3% for the three months ended September 30, 2015, due to changes in product assortment associated with our revised media strategy, and a reduction in the number of products in our private label program.

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Selling, general and administrative expense. For the three months ended September 30, 2015, selling, general and administrative expenses totaled $5.5 million, an increase of $0.3 million over the same period in 2014. The increase includes operating expenses for the six new stores opened in 2014 and 2015, which totaled $0.3 million during the three months ended September 30, 2015, an increase of $0.2 million over 2014. General and administrative expenses for the three months ended September 30, 2015 were flat as compared to the same period in 2014.

Depreciation and amortization. Depreciation and amortization for the three months ended September 30, 2015 was $1.4 million, $0.9 million higher than for the same period in 2014, primarily due to an increase in the amortization of fees associated with our senior credit facility, and increased depreciation associated with new store construction in 2014 and 2015.

Interest and tax expense. Interest expense for the three months ended September 30, 2015 and 2014 was $1.7 million in both years. No measurable income tax expense was recognized for the three months ended September 30, 2015 or 2014.

Net loss. As a result of the foregoing, the net loss for the three months ended September 30, 2015 was $2.3 million as compared to a loss $1.3 million for the same period in 2014.

Comparison of Nine Months Ended September 30, 2015 and 2014

The following table sets forth key components of our results of operations for the nine months ended September 30, 2015 and 2014.

	Nine Months Ended September 30, 2015		Nine Months Ended September 30, 2014
	Amount (in thousands)	Percentage of Revenue	Amount (in thousands)	Percentage of Revenue
Net revenue	$30,887	100.0	$29,371	100.0
Cost of goods sold	11,052	35.8	10,125	34.5
Gross profit	19,835	64.2	19,246	65.5
Selling, general & administrative expense	16,451	53.3	15,512	52.8
Depreciation and amortization	2,899	9.4	1,472	5.0
Operating income	485	1.5	2,262	7.7
Interest expense and other	4,953	16.0	4,978	17.0
Income tax expense	71	0.2	-	-
Net loss	$(4,539)	(14.7)	$(2,716)	(9.3)

Net revenue. For the nine months ended September 30, 2015, net revenue increased $1.5 million, or 5.2% to $30.9 million, as compared to the same period in 2014. Our same store sales increased $1.0 million, or 3.6%, to $29.6 million, for the nine months ended September 30, 2015 as compared to the same period in 2014. For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year.

During fiscal year 2014 and the first nine months of 2015, we opened six new stores. Revenue generated by these stores increased by $0.8 million or 184% for the nine months ended September 30, 2015, as compared to the same period in 2014.

Gross profit. Gross profit for the nine months ended September 30, 2015 was $19.8 million, an increase of $0.6 million or 3.1% over the same period in 2014. Gross profit, expressed as a percentage of net revenue, declined 130 basis points from 65.5% for the nine months ended September 30, 2014 to 64.2% for the nine months ended September 30, 2015, due to changes in product assortment associated with our revised media strategy, a reduction in the number of products in our private label program, and higher discounting and promotional activities in our new stores.

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Selling, general and administrative expense. For the nine months ended September 30, 2015, selling, general and administrative expenses totaled $16.5 million, an increase of $0.9 million over the same period in 2014. The increase includes operating expenses for the six new stores opened in 2014 and 2015, which totaled $1.0 million during the nine months ended September 30, 2015, an increase of $0.6 million over 2014. We also increased our spend on advertising, marketing and merchandising materials by $0.4 million during the first six months of 2015 to promote our Valentine's Day business and capitalize on the 50 Shades of Gray movie release. General and administrative expenses for the nine months ended September 30, 2015 were flat as compared to the same period in 2014.

Depreciation and amortization. Depreciation and amortization for the nine months ended September 30, 2015 was $2.9 million, $1.3 million higher than for the same period in 2014, primarily due to an increase in the amortization of fees associated with our senior credit facility, and increased depreciation associated with new store construction in 2014 and 2015.

Interest and tax expense. Interest expense for the nine months ended September 30, 2015 and 2014 was $5.0 million in both periods. No measurable income tax expense was recognized for the nine months ended September 30, 2015 or 2014.

Net loss. As a result of the foregoing, the net loss for the nine months ended September 30, 2015 was $4.5 million, as compared to $2.7 million for the same period in 2014.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

The following table sets forth key components of our results of operations for fiscal years ended December 31, 2014 and 2013.

	Year Ended December 31, 2014		Year Ended December 31, 2013
	Amount (in thousands)	Percentage of Revenue	Amount (in thousands)	Percentage of Revenue
Net revenue	$39,625	100.0	$39,449	100.0
Cost of goods sold	13,740	34.7	13,640	34.6
Gross profit	25,885	65.3	25,809	65.4
Selling, general & administrative expense	20,964	52.9	19,570	49.6
Depreciation and amortization	2,199	5.5	1,902	4.8
Operating income	2,722	6.9	4,337	11.0
Interest and other expense	6,702	16.9	6,681	16.9
Income tax expense	202	0.5	233	0.6
Net loss	$(4,182)	(10.5)	$(2,577)	(6.5)

Net revenue. For the year ended December 31, 2014, net revenue increased $0.2 million, or 0.4%, to $39.6 million, as compared to the year ended December 31, 2013. We opened five new stores in the Southern California market during 2014, which generated $0.7 million in net revenue. This revenue increase was partially offset by reduction in revenues generated in our Texas and Tennessee chain of $0.2 million and a $0.1 million reduction in our internet/wholesale business, as a result of changes made in the product assortment to align them with the rest of our stores. We also closed 2 stores during 2014, which lowered revenue by approximately $0.2 million.

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Gross profit. Gross profit for the year ended December 31, 2014 was $25.9 million, an increase of $0.3% over the year ended December 31, 2013. Gross profit, expressed as a percentage of net revenue, declined 10 basis points from 65.4% in 2013 to 65.3% in 2014, due primarily to increased freight costs and promotional pricing associated with the liquidation of inventory from acquired stores and discounts offered during store opening events.

Selling, general and administrative expense. For the year ended December 31, 2014, selling, general and administrative expenses totaled $21.0 million, an increase of $1.4 million over the year ended December 31, 2013. The increase includes operating expenses for the five new stores opened in Southern California, which totaled $0.7 million during 2014. Preopening store and remodeling expenses were $0.3 million for the year ended December 31, 2014, an increase of $0.2 million over the year ended December 31, 2013. General and administrative employee costs for the year ended December 31, 2014 were $0.3 million higher than in 2013, primarily due to a headcount increase to support our new store growth initiative.

Depreciation and amortization. Depreciation and amortization for the year ended December 31, 2014 was $2.2 million, $0.3 million higher than the year ended December 31, 2013 primarily due to increased depreciation associated with new store construction in 2014, and an increase in the amortization of fees associated with our senior credit facility.

Interest and other expense and tax expense. Interest and other expense for the year ended December 31, 2014 was consistent year-on-year at $6.7 million, or 16.9% of revenue. Income tax expense was constant year-on-year at $0.2 million.

Net loss. As a result of the foregoing, the net loss for the year ended December 31, 2014 was $4.2 million, as compared to $2.6 million for the year ended December 31, 2013.

Liquidity and Capital Resources

As of September 30, 2015, we had cash and cash equivalents of $1.0 million. The following table provides a summary of our net cash flows from operating, investing, and financing activities.

Cash Flow

	Nine Months Ended September 30,
	2015	2014
Net cash (used) in operating activities	$(169,130)	$(231,199)
Net cash used in investing activities	(111,772)	(995,333)
Net cash provided by financing activities	158,512	200,697
Net (decrease) in cash and cash equivalents	(122,390)	(1,025,835)
Cash and cash equivalents at beginning of the year	1,126,887	3,308,498
Cash and cash equivalent at end of the year	$1,004,497	$2,282,663

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Operating activities. Operating activities consist of net income, adjusted for certain non-cash items, including depreciation and amortization, and the effect of changes in working capital. We used $0.2 million in cash from operating activities during both the nine months ended September 30, 2015 and 2014, to fund a portion of the net cash losses of $1.6 and $1.2 million, respectively.

Investing activities. We have used cash primarily to make acquisitions, and to remodel and build new stores. During the nine months ended September 30, 2015, we used $0.1 million for leasehold improvements and equipment for our new store in Valencia, California. During the same period in 2014, we used $1.0 million for new store construction, remodels, and equipment purchases.

Financing activities. During the nine months ended September 30, 2015 and 2014, we generated approximately $0.2 million in cash from financing activities due to increases in our senior debt facility.

Loan Commitments

As of September 30, 2015, the amount, maturity date and term of each of our notes payable are as follows:

Notes Payable	Amount	Maturity Date	Interest Rate	Duration
Tranche A Term Loan	$27.0 million	December 27, 2015	12%	3 years
Tranche B Term Loan	$11.2 million	December 27, 2015	15%	3 years
Christals Seller Notes	$3.4 million	January 9, 2017	12%	4.25 years
Peekay Seller Notes	$9.3 million	December 31, 2016	9% on $6 million and 12% on $3.3 million	4 years

Financing Agreement; Amendments and Waivers

On December 31, 2012, our subsidiaries, Christals Acquisition, Peekay Acquisition and the subsidiaries of Christals Acquisition and Peekay Acquisition, as the borrowers and guarantors, entered into a financing agreement with Cortland Capital Marketing Services, LLC, as collateral agent for the several secured lenders.

The lenders made a term loan to the borrowers initially in the aggregate principal amount of $38,215,939, consisting of a tranche A term loan for the principal amount of $27,000,000, which expires on December 27, 2015, and bears interest at a rate of 12% per annum, and a tranche B term loan for the principal amount of $11,215,930, which expires on December 27, 2015, and bears interest at a rate of 15% per annum. The proceeds of the loans were used to repay then existing indebtedness, to finance a portion of the purchase price payable in connection with our acquisition of Peekay and ConRev, to fund working capital requirements and to pay fees and expenses related to the Peekay and ConRev acquisition.

Our subsidiaries paid the following fees in connection with the financing agreement:

•	An underwriting fee equal to 2% of the term A loan amount and 3% on the total term B loan amount;

•	An administrative fee of 0.24% of the average aggregate principal balance of the loans outstanding paid each quarter; and

•	A quarterly administrative fee of $15,000.

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The financing agreement contains several financial covenants and other affirmative and negative covenants, including, without limitation, the following:

•

A requirement to maintain a leverage ratio during each fiscal quarter of the loan, which leverage ratio is 3.00:1.00 for the fiscal quarter ended December 31, 2015, where leverage ratio is defined as the ratio of (a) aggregate principal amount of the term A loans and term B loans outstanding and the aggregate principal amount of any other loans outstanding under the financing agreement to (b) the twelve trailing month consolidated EBITDA for such period;

•

A requirement to have liquidity of not less than $1,500,000, where liquidity is defined as cash of Peekay Acquisition and its subsidiaries that is unrestricted less payables of Peekay Acquisition and its subsidiaries aged 60 days or greater and held checks of Peekay Acquisition and its subsidiaries at such time;

•	A requirement to provide financial reports and other information to the lenders and to permit the lenders to inspect and audit our business;

•	A requirement to maintain a key man life insurance policy for $2,000,000 on the life of our Chief Executive Officer.

•	A restriction on incurring any liens on the property and other assets of the borrowers;

•	A restriction on incurring any indebtedness other than specified permitted indebtedness described in the financing agreement;

•

A restriction on winding up, liquidating our business, merging or consolidating with another person or selling or licensing all or any part of its business other than sales of inventory in the ordinary course of business subject to the other limitations in the financing agreement, licensing on a nonexclusive basis of intellectual property rights in the ordinary course of business, dispositions of cash and cash equivalents in the ordinary course of business and in a manner not prohibited by the financing agreement, leasing or subleasing of assets in the ordinary course of business, disposing of obsolete or worn-out equipment in the ordinary course of business with certain limitations, and selling or otherwise disposing of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets with certain limitations;

•	A restriction on making changes in the nature of our business;

•	A restriction on making loans, advances or investments except for certain specified permitted investments;

•	A restriction on the types of leases that can be entered into;

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•	A restriction on amount of capital expenditures that can that can be made in any fiscal quarter, which for fiscal year 2015 is $1,000,000 plus any carryover amount relating to prior fiscal quarters;

•	A restriction on entering into transactions with affiliates with certain exceptions;

•

A restriction on the borrowers paying dividends (other than dividends payable in equity interests) or other distributions, making repurchases or redemptions of equity interests, making any payment or retiring any warrants, options or other similar rights, or paying any management fees other than paying dividends or distributions necessary to cover tax obligations, if there is no event of default, paying dividends or distributions sufficient to pay accrued and unpaid interest on the Peekay and Christals seller notes with certain specified limitations, and so long as there is no event of default, paying dividends or distributions for payment of permitted management fees;

•	A restriction on the borrowers or guarantors issuing equity interests with certain exceptions;

•	A restriction on amending the terms of, or prepaying, any indebtedness;

•

A restriction on (a) the number of new stores that the borrowers may open that is limited to five new stores in the aggregate, provided that the borrowers may thereafter open up follow-on stores if the first five stores had gross sales of at least $40,000 per month and a minimum of 30% store level EBITDA (after certain adjustments) on average and over a period of six consecutive calendar months (such test being referred to as the last store test) and the first five stores and all such follow-on stores on average satisfy the last store test, (b) the size of new stores, which cannot exceed 3,500 square feet or have an opening budget of more than $175,000 or rent payable in excess of $35 per square foot, and (c) the overall opening of stores to no more than 20 stores in any calendar year with the ability to carryover to the next year any shortfall in aggregate store openings; and

•

A restriction on the borrowers ability to acquire inventory to the extent that after acquiring such inventory the aggregate value (based on cost) of total inventory owned by the borrowers would exceed (i) the historical seasonally adjusted store-level stock amount of $175,000, multiplied by (ii) the number of stores expected to be in operation on the last business day of the current calendar month.

The obligations of the borrowers under the financing agreement are guaranteed by Christals Acquisition, LLC and all its subsidiaries as guarantors.

Although our company, Peekay Boutiques, Inc., is not a party to the financing agreement, since we are a holding company and do not have any material assets or operations other than ownership of equity interests of our subsidiaries, who are all parties to the financing agreement as either borrowers or guarantors, as a practical matter, we are restricted by the terms of the financing agreement. Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to meet our obligations or to pay dividends to our shareholders is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. The financing agreement restricts the circumstances under which our subsidiaries may pay dividends to us or make intercompany loans to us.

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During 2014, we obtained three covenant waivers through amendments to our financing agreement with our secured lenders, dated March 31, 2014, September 30, 2014 and December 31, 2014. These waivers covered covenant requirements through April 30, 2015. We obtained a fourth covenant waiver on June 30, 2015, for the period ending September 30, 2015 and, a fifth covenant waiver on October 31, 2015 for the period ending November 30, 2015.

At the same time we entered into the fifth amendment to the financing agreement to obtain the fifth covenant waiver, we also entered into a sixth amendment to our financing agreement. The sixth amendment will only become effective if we close this offering and satisfy the other conditions to the sixth amendment, which are described below. We refer to the date that the sixth amendment becomes effective as the sixth amendment effective date. On the sixth amendment effective date the financing agreement will be further modified as follows:

•

The maturity date will be extended to the earliest of (i) the third anniversary of the sixth amendment effective date, (ii) the date on which the loans under the financing agreement otherwise become due and payable in accordance with the terms of the financing agreement, and (iii) the date that payment in full of all obligations under the financing agreement and termination of all commitments occurs;

•

The original leverage ratio requirement under the financing agreement will be modified to (i) reduce the numerator of the ratio by the amount of liquidity as of the last day of the applicable period, and (ii) change the leverage ratio requirement to be, for any period of four fiscal quarters measured as of the end of any fiscal quarter, no greater than 3.50:1.00;

•	Provisions for requesting certain additional term loans under the financing agreement will be deleted;

•

The applicable interest rate for loans under the financing agreement will be amended for Term A Loans to be 8.75% from the sixth amendment effective date up to the first anniversary thereof, 10.75% from the first anniversary of the sixth amendment effective date up to the second anniversary of the sixth amendment effective date, 12.75% from the second anniversary of the sixth amendment effective date until the final maturity date, and for Term B Loans to be 9.75% from the sixth amendment effective date up to the first anniversary thereof, 11.75% from the first anniversary of the sixth amendment effective date up to the second anniversary of the sixth amendment effective date, and 13.75% from the second anniversary of the sixth amendment effective date until the final maturity date;

•

The exit fee required by the fifth amendment to the financing agreement will be amended so that it becomes due on the earlier to occur of (A) the final maturity date, (B) the date which all of the other obligations are repaid or required to be repaid in full in cash, and (C) the date that our company receives net cash proceeds of at least $20,000,000 from the public offering of our company's common stock (including this offering). Once the accrued and unpaid exit fee is paid, it will be deemed satisfied in full and no additional amounts attributable to the exit fee will accrue or be payable;

•

We agreed to pay to the administrative agent a nonrefundable fee, or the bridge exit fee, for the account of each consenting lender, accruing (i) on the sixth amendment effective date in an amount equal to 1.50% of the aggregate principal amount of the outstanding loans of such consenting lender (after giving effect to the prepayment of Term A Loans contemplated under the sixth amendment to the financing agreement as described below), (ii) on the first anniversary of the sixth amendment effective date in an amount equal to 2.50% of the aggregate principal amount of the loans outstanding as of such anniversary, and (iii) on the second anniversary of the sixth amendment effective date in an amount equal to 3.50% of the aggregate principal amount of the loans outstanding as of such anniversary. The bridge exit fee would be due on the earliest to occur of (A) the final maturity date, and (B) the date which all of the other obligations are repaid or required to be repaid in full in cash;

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•

The negative covenant relating to capital expenditures will be amended so that the our subsidiaries can make capital expenditures up to the following limits: $2,400,000 for any fiscal quarter during the period January 1, 2016 - December 31, 2016, $3,140,000 for any fiscal quarter during the period January 1, 2017 - December 31, 2017, and $4,300,000 for any fiscal quarter during the period January 1, 2018 - December 31, 2018;

•	The negative covenant regarding the opening of new stores will be deleted;

•	The conditions to the effectiveness of the sixth amendment to the financing agreement include, among others, the following:

o

Upon the closing of this offering we must prepay not less than $16,000,000 of Term A Loans, together with accrued and unpaid interest on the amount prepaid and we must also pay certain accrued and unpaid fees owed to the secured lenders.

o	Our outstanding seller notes must be converted into common stock on terms and conditions satisfactory to the origination agent; and

o

We must pay to the administrative agent for the ratable benefit of each consenting lender an amendment fee in an amount equal to 1.0% of the aggregate principal amount of the loans outstanding as of the sixth amendment effective date (after giving effect to the prepayment described above).

We expect that we will need additional covenant waivers in future periods if the sixth amendment does not become effective as planned.

There can be no assurance that we will be able to obtain additional waivers, or that we will continue to be in compliance with the terms and conditions of the agreements with our secured and other lenders. If we fail to obtain waivers or default on our secured debt, then our lenders may be able to accelerate such debt or take other action against us, which would have material adverse consequences on our financial condition and our ability to continue to operate.

Debt Conversion Agreement

On November 17, 2015, we entered into a debt conversion agreement with the holders of the Peekay and Christals seller notes. These creditors provided partial seller financing associated with the acquisition of the Peekay and Christals stores in the form of $12.7 million in notes payable. The terms of these notes allow for unpaid interest to be added to the principal (PIK interest) on a quarterly basis, and as of October 31, 2015, the total amount owing, including the PIK interest, was $15.6 million. The holders of the seller notes have agreed to convert this amount into 1,944,204 shares of common stock at the closing of this offering (or in the case of the Christals seller notes after January 1, 2016, but before the later of January 15, 2016 or the date of the closing of this offering). Accrued interest at October 31, 2015 was approximately $229,000, and interest on these notes will continue to accrue in accordance with the terms of the notes until the closing of the offering, at which time it will be paid in full in cash (with interest on the Christals seller notes being paid after January 1, 2016, but before the later of January 15, 2016 or the date of the closing of this offering). The debt conversion agreement may be terminated by either the written agreement of the creditors and our company or by either us or a creditor (as to itself but no other creditor) upon written notice to the other, if the public offering contemplated by this prospectus is not consummated by 6:30 p.m. Pacific time on February 15, 2016.

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Pursuant to the debt conversion agreement we also agreed that we would take any action that may be reasonably necessary to cause Phyllis Heppenstall to be appointed or elected to our board of directors upon the closing of this offering.

We also granted to the holders of the Peekay and Christals seller notes through the debt conversion agreement piggyback and demand registration rights covering the shares of common stock issuable to them upon conversion of their notes.

Subsequent Events

We filed a Certificate of Change pursuant to Section 78.209 of the Nevada Revised Statutes with the Secretary of State of the State of Nevada to effect a one-for-six reverse stock split of our authorized and issued and outstanding common stock. Pursuant to the filing of the Certificate of Change, the reverse split became effective after the close of trading on October 28, 2015, or the record date.

The reverse split was duly approved by our Board of Directors without shareholder approval, in accordance with the authority conferred by Section 78.207 of the Nevada Revised Statutes. The Certificate of Change effected the Reverse Split at on the Record Date and was deemed to amend our articles of incorporation to decrease the authorized number of shares of the Company's Common Stock from 300,000,000 shares to 50,000,000 shares.

Pursuant to the reverse split, holders of our common stock will be deemed to hold one (1) whole post-split share of our common stock for every six whole shares of our issued and outstanding Common Stock held immediately prior to the record date. No fractional shares of our common stock will be issued in connection with the reverse split. Shareholders who are entitled to a fractional post-split share will receive in lieu thereof one (1) whole post-split share.

On October 31, 2015 we entered into the fifth amendment, and on November 19, 2015 we entered into the sixth amendment to our financing agreement with our secured lenders. For a description of the material terms of these amendments see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Financing Agreement; Amendments and Waivers." Also, on November 17, 2015, we entered into a debt conversion agreement with the holders of our seller notes. For a description of the material terms of the debt conversion agreement see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Debt Conversion Agreement."

On November 19, 2015, our subsidiary, Peekay Acquisition, entered into a termination agreement with our consultants, Christals Management, LLC and CP IV SPV, LLC. The termination agreement terminates the advisory agreement between these consultants and Peekay Acquisition, dated December 31, 2012, effective as of the closing of this offering. Upon the closing of this offering we will be required to pay the consultants all accrued, but unpaid, fees then owed to the consultants under the advisory agreement and to reimburse the consultants for any unreimbursed expenses through the date of the closing of this offering. After the closing of this offering, we will have no further obligations under the advisory agreement.

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Obligations Under Material Contracts

Except with respect to the loan obligations disclosed above, and the minimum amounts due under various lease arrangements for our stores, corporate headquarter and warehouse (which are more fully described in Note 5 of each of the audited and unaudited consolidated financial statements contained herein), we have no material obligations to pay cash or deliver cash to any other party.

Impact of Inflation and Changing Prices

Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future could have an adverse effect on our ability to maintain current levels of gross profit and could result in an increase in operating expenses, as a percentage of revenue, if we cannot increase our retail prices to cover these increased costs. In addition, inflation could materially increase the interest rates that we are able to obtain, if we were to refinance our debt or increase our borrowings.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our business is subject to seasonal fluctuation. Significant portions of our net sales and profits are realized during the fourth quarter of the fiscal year due to the holiday selling season. To a lesser extent, our business is also affected by Valentine's Day. Any decrease in sales during these higher sales volume periods could have an adverse effect on our business, financial condition, or operating results for the entire fiscal year. Our quarterly results of operations have varied in the past and are likely to do so again in the future. As such, we believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of our future performance.

Going Concern

Our auditor has raised substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During 2013 and 2014, we incurred net losses of $2,577,263 and $4,181,890, respectively, and for the nine months ended September 30, 2015, we incurred net losses of $4,538,800. Our net losses are largely a result of interest expense on our outstanding debt of $6.6 million annually, which exceeds the operating profits generated through the operations of its business. Approximately $38.2 million in senior secured debt matures on December 31, 2015, and we do not have the resources necessary to pay this debt as it comes due. Our ability to continue our operations and execute our business plan is dependent on its ability to refinance this debt and/or to raise sufficient capital to pay this debt and other obligations as they come due (or are extended through a refinancing) and to provide sufficient capital to operate our business as contemplated. Management is in the process of exploring refinancing options, and raising additional equity capital through either private or public offerings of securities, including this offering.

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Emerging Growth Company

We qualify as an "emerging growth company" under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

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Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company's most significant areas of estimation and assumption are:

•	determination of the appropriate amount and timing of markdowns to clear unproductive or slow-moving retail inventory and overall inventory obsolescence;

•	estimation of future cash flows used to assess the recoverability of long-lived assets,

Cash and Cash Equivalents

All short-term investments with original maturities of three months or less at date of purchase are considered cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. The Company maintains their cash in bank deposit accounts at high credit quality financial institutions. At times, the balances maintained with Wells Fargo Bank exceed federally insured limit of $250,000 per accountholder. The Company also maintains a certain amount of cash on hand at the retail store locations. The Company has not experienced any significant losses with respect to its cash.

Receivables

Receivables consist primarily of amounts receivable from vendors and a wholesale trade account. These receivables are computed based on provisions of the vendor agreements in place and the Company's completed performance. The Company's vendors are primarily U.S. based producers of consumer products, from whom the Company purchases resale product inventory. The Company does not require collateral on its receivables and does not accrued interest. Credit risk with respect to receivables is limited due to the nature of the relationship with the vendors.

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Inventory

Inventory consists of merchandise acquired for resale and is valued at the lower of cost or market, with cost determined on a FIFO basis, and includes costs to purchase and distribute the goods, net of any markdowns or volume discounts. The Company maintains reserves for potential obsolescence and shrinkage.

Vendor Allowances

The Company receives allowances from vendors in the normal course of business, including markdown allowances, purchase volume discounts and rebates, and other merchandise credits. Vendor allowances are recorded as a reduction of the vendor's product cost and are recognized in cost of sales as the product is sold.

Fair Value of Financial Instruments

The Company's management believes the carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximate fair value due to their short maturity.

Long-Lived Assets

Property and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Depreciation is provided using the straight-line method with estimated useful lives as indicate below:

Furniture and equipment	7 years
Software	3 years
Computer equipment	5 years
Leasehold improvements	15 years

Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the related assets or the leases term, and this amortization is included in depreciation.

Deferred Rent

Many of the Company's operating leases contain predetermined fixed increases of the minimum rental rate during the lease. For these leases, the Company recognizes the related rental expense on a straight-line basis over the expected lease term and records the difference between the amounts charged to expense and the rent paid as deferred rent. The lease term commences on the earlier of the date when the Company becomes legally obligated for rent payments or the date the Company takes possession of the leased space. As part of many lease agreements, the Company receives construction allowances for landlords for tenant improvements. These leasehold improvements made by the Company are capitalized and amortized over the shorter of the lease term or 15 years. The construction allowances are recorded as deferred rent and amortized on a straight-line basis over the lease term as a reduction of rent expense.

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Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows. If long-lived assets are impaired, an impairment loss is recognized and is measured as the amount by which the carrying value exceeds the estimated fair value of the assets. The estimation of future undiscounted cash flows from operating activities requires significant estimates of factors that include future sales growth and gross margin performance. Management believes they have appropriately determined future cash flows and operating performance; however, should actual results differ from those expected, additional impairment may be required.

Goodwill

Goodwill represents the excess of cost over the fair value of net assets acquired using acquisition accounting and is not amortized.

Under FASB ASC 350, Intangibles - Goodwill and Other ("ASC 350"), goodwill and indefinite-lived intangible assets are reviewed at least annually for impairment. Acquired intangible assets with definite lives are amortized over their individual useful lives.

On at least an annual basis, management assesses whether there has been any impairment in the value of goodwill by first comparing the fair value to the net carrying value. If the carrying value exceeds its estimated fair value, a second step is performed to compute the amount of the impairment. An impairment loss is recognized if the implied fair value of the asset being tested is less than its carrying value. In this event, the asset is written down accordingly. The fair values of goodwill impairment testing are determined using valuation techniques based on estimates, judgments and assumptions management believes are appropriate in the circumstances.

Finance Costs, Net

The Company is party to debt agreements that contain non-interest fees and expenses, such as underwriting and covenant waiver fees. These fees are accrued as incurred and amortized over the life of the financing agreement.

Revenue Recognition

The Company derives revenues from sale of merchandise and upon the following: (1) there is persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered, (3) the seller's price to the buyer is fixed or determinable, and (4) collectability is reasonably assured.

Cost of Goods Sold

Cost of goods sold consists primarily of the merchandise cost of products sold, including inbound freight, duties and packaging

Advertising / Marketing

Advertising costs are charged to expense when incurred. The Company's advertising method is primarily direct mail, media (print, radio, television, and theater advertisements), billboards, and customer recommendations.

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Selling, general and administrative expenses

Selling, general and administrative expenses includes payroll, bonus and benefit costs for retail and corporate employees; advertising and marketing costs; occupancy costs; and general expenses for the operation of our retail stores and corporate offices; insurance expense; professional and management services and fees. It also includes store pre-opening and remodeling expenses.

Recent Accounting Pronouncements

See Note 2 to each of the audited and unaudited consolidated financial statements of Christals Acquisition included elsewhere in this prospectus.

OUR BUSINESS

Overview

Based on our management's belief and experience in the industry, we are a leading specialty retailer of lingerie, sexual health and wellness products. Our company was founded in 1982 in Auburn, Washington by a mother and daughter team with a focus on creating a comfortable and inviting store environment catering to women and couples. We are dedicated to creating both a place and attitude of acceptance and education for our customers. Today, our company is a leader in changing the perception of sexual wellness throughout the United States with 48 locations across 6 states.

Our stores offer a broad selection of lingerie, sexual health and wellness products and accessories. We offer over 5,000 stock keeping units, or SKUs. We strive to create a visually inspiring environment at our stores and employ highly trained, knowledgeable sales staff, which ensures that our customers leave our stores enlightened by new information, great ideas and fun products.

Our mission is to provide a warm and welcoming retail environment for individuals and couples to explore sexual wellness.

Our Corporate History and Background

Our company, Peekay Boutiques, Inc., was incorporated in the State of Nevada on October 30, 2013 under the name Dico, Inc.

On December 31, 2014, we entered into the Exchange Agreement with Christals Acquisition and its members, pursuant to which we acquired 100% of the issued and outstanding equity capital of Christals Acquisition in exchange for approximately 420,812 shares of our common stock, which constituted 70.5% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Exchange Agreement. In addition, at the closing of the share exchange, Christals paid us $350,000 in cash. This cash was immediately used for the following purposes (i) to pay down all of our outstanding liabilities, (ii) $308,436 of this cash was used as a partial payment toward the redemption of a total of 2,500,000 of our restricted shares from David Lazar, our former Chief Operating Officer and Secretary, pursuant to a redemption agreement that we entered into with Mr. Lazar on December 31, 2014, and (iii) to satisfy aggregate purchase price payable to holders of a total of approximately 175,434 shares of our common stock, which shares were transferred to the members of Christals Acquisition as a condition to the closing of the exchange transaction. In addition to receiving the $308,436 payment for the redemption of his 2,500,000 shares of our common stock, we also transferred to Mr. Lazar our remaining inventory of loose diamonds pursuant to a bill of sale and assignment agreement as the balance of the consideration for the redemption of his shares. Immediately following the closing of the exchange transaction and the related transactions described above, the former members of Christals Acquisition and certain equity owners of such members who immediately received distributions of such securities, became the owners of approximately 596,245 shares of our common stock, constituting 99.9% of our issued and outstanding common stock as of such closing. For accounting purposes, the exchange transaction with Christals Acquisition was treated as a reverse acquisition, with Christals Acquisition as the acquirer and Peekay Boutiques, Inc. as the acquired party.

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As a result of our acquisition of Christals Acquisition, we now own all of the issued and outstanding equity capital of Christals Acquisition, a holding company, which in turn owns all of the equity capital of Peekay Acquisition and its several subsidiaries, which are engaged in the retail sale of lingerie, sexual health and wellness products.

Christals Acquisition was formed on January 3, 2012 for the purpose of acquiring all of the equity interests in each of the Christals Stores. The Christals Stores were comprised of several limited liability companies that operated as a retailer of lingerie, sexual health and wellness products. The acquisition of the Christals Stores was consummated on October 9, 2012. Thereafter, on December 31, 2012, Christals Acquisition, through its indirect subsidiary, Peekay SPA, acquired Peekay and ConRev, both of which operated as retailers of lingerie, sexual health and wellness products. Peekay was incorporated in the state of Washington on November 5, 1982. ConRev was incorporated in the state of Washington on December 29, 2004.

On January 23, 2015, we changed our name to Peekay Boutiques, Inc. to more accurately reflect our new business.

Our Corporate Structure

All of our business operations are conducted through our several operating subsidiaries. The chart below presents our corporate structure as of the date of this prospectus:

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Our principal executive offices are located at 901 West Main Street, Suite A, Auburn, Washington 98001. The telephone number at our principal executive office is 1-800-447-2993.

Our Industry

Based on our management's belief and experience in the industry, we are a specialty retailer at the forefront of the growing mainstream acceptance of sexual health and wellness products. We participate in the health, wellness and lifestyle industry, which includes beauty and anti-aging products, fitness and exercise, mind/body products and experiences, healthy eating, nutrition and weight loss sales. It also includes OTC drugs, complementary and alternative medicines and devices. On a global basis, this industry is estimated at over one trillion dollars, according to Women's Marketing. Product categories within the sexual health and wellness continuum, which we offer in our stores and on our website, include personal care products (including lubricants, lotions and moisturizers), nutritional supplements, gifts, contraceptives, and sexual products and devices. Based on our management's belief and experience in the industry, the rapid growth of this consumer sector is driven by the influence that the aging of the population of baby boomers has on the current consumer market and the increased pursuit across all ages of activities and behaviors that promote longevity and quality of life. We further believe that the increased acceptance of this sector by shoppers of all ages, especially women, has led to retailers serving the health and wellness segment to introduce a wider assortment of products. Sexual health and wellness products now grace the shelves and websites of some of America's most prominent retailers - from Walmart to Amazon. Another important factor in the growing mainstream acceptance of sexual wellness products is the change in attitudes among major publications. National periodicals such as Men's Health, Rolling Stone, Redbook, Maxim and Cosmopolitan regularly feature articles and accept advertising for vendors such as Trojan, Durex, Liberator and Lelo. Cable television is also beginning to echo the trends of sexual health and wellness in advertising by Trojan, Durex and Adam and Eve and programming like Sex and the City, Two Broke Girls, Two and a Half Men, Dr. Oz, Oprah and regular and repeat exposure in reality-based programming.

We also participate in the U.S. intimate apparel market, which is estimated at approximately $13 billion, according to WeConnectFashion.com. Our stores carry a selection of lingerie, bodystockings, undergarments and other soft goods, not unlike those carried in Victoria's Secret, Nordstrom and Macy's, to address the needs of our customer base.

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Our Competitive Strengths

Based on our management's belief and experience in the industry, the following competitive strengths enable us to compete effectively in and capitalize on the growing lingerie, sexual health and wellness products market.

•

Category Leadership.Based on our management's experience in the industry, we believe that we are a leading brand in the lingerie and sexual health and wellness market, recognized for offering the highest quality products in a bright and comfortable store.

•

Our unique customer experience. We combine top-of-the-line products, value and convenience with the distinctive environment and experience of a specialty retailer. Our well-trained sales personnel provide customized advice tailored to our customers' needs to ensure that customers walk out of our stores enlightened with new information, great ideas and fun products. We believe that our customer service strategy, convenient locations and attractive store design combine to create a unique shopping experience.

•

Strong vendor relationships across product categories. We have strong, active relationships with over 70 vendors. We believe the scope of these relationships, which have taken years to develop, creates a significant impediment for other retailers to replicate our model. We work closely with our vendors to market both new and existing brands in a collaborative manner.

•	Experienced Management Team. Our management team has over 150 years of combined experience in the retail market.

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Our Growth Strategy

We will strive to be a leading specialty retailer of lingerie, sexual health and wellness products by pursuing the following growth strategies:

•

Expansion of private label business: We launched our SuteraTM Toys private label brand in 2012 and believe that private label has been well received by our customers. We plan to continue brand recognition through development of a stronger private label selection focusing on core products in the key drivers of our business - wellness, essentials, and lingerie. As we develop products in each of these core areas with the right partners, we expect our margins to improve. We achieved margins of approximately 84% from sales of our wellness private label products, while our margins for essentials private label products was approximately 76% prior to our decision to shift our merchandise mix. Our objective is to implement private label products in wellness, essentials and lingerie during the second half of 2016.

•

Online retail expansion: We believe that the creation of a stronger online presence and more targeted focus on e-commerce and omni-channel retail will result in growth opportunities for our business. Increased focus on e-commerce will provide additional brand recognition and awareness for our brick and mortar stores.

•

Retail expansion strategy: In 2013, we re-engineered our new store design and layout to reflect our new retail concept, and in 2014 we began our new store expansion in earnest with the opening of five new stores. We have used these new stores to test and adjust the concept and new site selection criteria and process, and are now positioned to ramp up our new store buildout plans. We believe our new stores now feature décor aligned with the shopping preference of today's modern women and couples. This foundation will allow us to scale our new store openings from five in 2014 to up to 50 or more stores on an annual basis in the future, if desired. As we increase our new store openings, we expect to add two additional headcount to our general and administrative expenses, to focus solely on site selection, store construction and maintenance, and will add one District Manager for every ten stores added.Each new store requires an initial cash outlay of approximately $260,000, for store buildout, fixture expenditures, initial inventory load-in and pre-opening expenses.

•

Acquisition opportunities: Our market is primarily made up of small, regional players and represents a significant opportunity for expansion of store footprint through both greenfield store development in new markets and targeted acquisitions. Many regional and e-commerce companies exist both domestically and internationally. Acquisitions would allow us to quickly expand our geographic footprint into new and adjacent markets.

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Store Design and Operations

Our stores are designed and built to appeal to a mainstream customer base. Exterior signage is designed, constructed and installed by professional signage partners. Signage and logos are visible, well-lit and easy to read. The entrance to our stores typically consists of glass windows featuring high-end lingerie displays coordinated by our corporate visual merchandising department. Every detail of our stores is intended to convey a welcoming, open and friendly shopping environment.

We have engaged an architectural firm to develop a brand new retail store design. The all-female design team has decades of experience in retail store design and execution. The new store layout is designed to flourish in the highest-end shopping centers with its fun, welcoming and open atmosphere. With an energetic color palette and dynamic lighting, the new store design is aligned with the shopping preferences of today's mainstream women and couples. Our new prototype has currently been rolled out at five locations in California, namely, North Hollywood, San Bernardino, Santa Monica, Palmdale and Northridge. In March 2015, we opened our newest store in Valencia, California.

Merchandise

We employ a seven-member merchandising team responsible for product sourcing, vendor negotiations and relationship management, purchasing, planning and analysis, as well as visual merchandising. We utilize "trend-right" in-store displays, which are custom-made, feature tables designed to show elegant collections of seasonal merchandise. Our merchandising philosophy is focused on understanding our customers' needs.

We offer our customers a variety of wellness- and sexual health-related products. Products are designed for women and couples to enhance their sexual satisfaction and meet their broad range of expectations. We offer a variety of quality products ranging from entry-level price points to premium, high-end brands. We have over 5,000 SKUs available ranging from $1 condoms to $265 vibrators. Seasonally, new products represent 20-25% of our overall product assortment.

During the fiscal year ended December 31, 2014, our breakdown of sales by product category was as follows:

•

Sales of gift items and essentials constituted approximately 47% of our sales. These items include massagers, vibrators, personal care, and restraints, including brands such as Jimmy Jane, Pipedream, We Vibe and SuteraTM Toys.

•

Sales of gift items and essentials constituted approximately 37% of our sales. These items include personal lubricants, apothecary, candles, condoms, sensitizers and desensitizers, including brands such as Crazy Girl, Kamasutra, Earthly Body and System Jo.

•

Sales of lingerie constituted approximately 16% of our sales. Lingerie includes a broad range of sleepwear, bodystockings, clubwear, costumes, corsets, babydolls, hosiery and panties, including brands such as Dreamgirl, Coquette, Escante and Rene Rofe.

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In addition to our broad retail brand portfolio, we also provide SuteraTM private label merchandise. Due to supply chain issues, we made a decision to sell our remaining inventory of Sutera products and not replenish our assortment, until we find a more reliable manufacturer. Our sales during 2015 have been impacted by that decision, as the table below illustrates. We expect to have a full private label assortment ready for market in the second half of 2016. As part of our change in merchandising strategy to a "wellness" focus, we have minimized our visual category, which constitutes DVD/video sales (products not targeted at our key demographic). Both of these changes have had a material impact on overall revenue and gross margin for 2015, but we believe that these changes will be accretive to our financial performance in coming years.

	2015	2014	2013
Revenue from GAAP financial statements	$30,886,743	$29,371,182	$29,138,148
Deduct: DVD sales	431,566	675,344	891,650
Sutera brand sales	1,187,807	2,253,694	2,432,118
Total revenue adjusted for major changes in product offering	29,267,370	26,442,144	25,814,380
Revenue growth percentage YOY	10.7%	2.4%

	2015	2014	2013
Gross margin from GAAP financial statements	$19,835,152	$19,245,906	$19,134,337
Deduct: Gross margin from DVD sales	276,202	429,239	551,538
Gross margin from Sutera brand sales	960,221	1,831,893	1,980,536
	18,598,729	16,984,774	16,602,263
	63.5%	64.2%	64.3%

Management believes that the supplemental financial measures contained in the table above, when viewed with our results of operations in accordance with GAAP, provide additional information to investors about how changes in our assortment impact sales, sales growth and margin. By providing these non-GAAP financial measures, we believe we are enhancing investors' understanding of our business, our results of operations and our core profitability, as well as assisting investors in evaluating how well we are executing strategic initiatives.

Marketing and Advertising

We market our retail stores through a variety of channels, including billboards, direct mail, radio, interactive and social media and grassroots events. All new stores are allotted a special marketing budget dedicated to a grand opening event. We have an integrated marketing plan that extends from out-of-store to in-store elements, including posters, signage and displays created by a professional in-house design staff.

Store Locations

We select geographic areas and store sites on the basis of demographic information, the quality and nature of neighboring tenants, store visibility and location accessibility. We seek to locate stores primarily in or near centers with major national brands and regional brands such as Target, Walgreens, TJ Maxx, Sally Beauty Supply, Starbucks and others. Based on our management's belief and experience in the industry, our customer demographics also align well with those of Nordstrom, Macy's and other higher-end specialty retailers.

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We balance our store expansion between new and existing marketplaces. In our existing marketplaces, we add stores as necessary to provide additional coverage. In new marketplaces, we generally seek to expand in geographically contiguous areas to leverage our experience. We believe that our knowledge of local marketplaces is an important part of our success.

The following table provides a history of our store count from January 2012 through September 2015:

	Nine Months Ended September 30,	Fiscal Year Ended December 31,
	2015	2014	2013
Stores open at beginning of period	47	44	42
Net store openings during period	1	3	1
Stores acquired during period	-	-	1

Stores open at end of period	48	47	44

Our Stores

We currently operate our stores under four banners: Lovers, A Touch of Romance, ConRev and Christals. The Christals stores, located in Texas, Tennessee and Iowa, were acquired in October 2012. The Lovers, A Touch of Romance and ConRev stores were acquired on December 31, 2012, and are located in Washington, Oregon and California. As of October 1, 2015, the average life of these stores is just over 15 years, so we believe they have demonstrated marketplace acceptance, through longevity and financial performance, and they continue to be a significant, producing asset for our company. For the nine months ended September 30, 2015, these stores achieved a same store revenue increase of 3.6% as compared to same period in 2014. For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year.

The six new stores opened in 2014 and 2015 are located in Southern California and were opened under the A Touch of Romance banner. The new store model calls for a payback of the initial cash outlay for improvements, fixtures and store opening costs within a three year period. Half of these new California stores are close to breakeven or have started to generate positive store contribution, and the Beaverton, Oregon store, which opened in February 2013, has generated $1.2 million in revenue and $176,526 in store contribution during its first two years of operation. We believe, as these stores grow and mature, that they will be fully capable of producing similar volumes and contributions as the legacy stores shown in the table below.

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		AVERAGE PER STORE - FY 2014
	# of Stores	Revenue	Store Contribution	Contribution %
Lovers	22	$871,602	$259,933	29.8%
A Touch of Romance	7	$1,136,431	$405,190	35.7%
ConRev	4	$1,093,193	$369,488	33.8%
Christals	9	$731,575	$236,532	32.3%
	42	$906,838	$289,562	31.9%

The table below provides a breakdown of store revenue and contribution into three categories - legacy stores opened prior to 2014, and stores opened/closed during 2014 and 2015.

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	For the Nine Months Ended September 30, 2015 and 2014
				Store		Store
	Revenue			Contribution	% of	Contribution	% of
	2015	2014	Inc (Dec) %	2015 (3)	Sales	2014 (3)	Sales
Legacy stores - 42 stores (1)
Top 10 stores (2)	$6,409,633	$5,691,194	12.6%	$1,953,622	30.5%	$1,834,444	32.2%
Next 10 stores (2)	7,793,878	7,365,596	5.8%	2,408,995	30.9%	2,457,824	33.4%
Top 20 stores	14,203,511	13,056,790	8.8%	4,362,617	30.7%	4,292,268	32.9%
Next 10 stores (2)	7,990,756	7,871,993	1.5%	2,328,523	29.1%	2,525,984	32.1%
Remaining 12 stores (2)	7,067,678	7,357,607	(3.9)%	2,043,098	28.9%	2,430,139	33.0%
Total	29,261,945	28,286,390	3.4%	8,734,238	29.8%	9,248,391	32.7%

New stores - stores opened 2014/2015	1,222,154	430,547	183.9%	(210,129)	(17.2)%	(112,321)	(26.1)%
Closed stores - stores closed 2014/2015	-	177,765	n/m	(89)	n/m	32,997	18.6%

Total - all stores	$30,484,099	$28,894,702	5.5%	$8,524,020	28.0%	$9,169,067	31.7%

_____________

(1) Stores opened before January 2014

(2) Ranking by percentage increase in revenue for the nine months ended September 30, 2015 vs. comparable period in 2014

(3) Store contribution is equal to store revenue minus a) cost of goods sold, b) store employee expenses, c) store fixed expenses (rent, utilities, common area maintenance, property taxes, and insurance, d) store advertising and marketing expenses, and e) variable store expenses (credit card fees, maintenance, supplies and other store costs).

Reconciliation of Non-GAAP Financial Measures

For the Nine Months Ended September 30, 2015
			Overhead/
	Stores	Internet	G & A	Total
Revenue	$30,484,099	$402,644	$-	$30,886,743
Cost of goods sold	10,823,969	224,627	2,995	11,051,591
Gross margin	19,660,130	178,017	(2,995)	19,835,152
	64.5%	44.2%	n/m	64.2%

Selling, general and administrative expense	11,136,110	183,606	5,131,711	16,451,427
Depreciation and amortization	-	-	2,899,032	2,899,032
Operating income - GAAP financials	$8,524,020	$(5,589)	$(8,033,738)	$484,693

For the Nine Months Ended September 30, 2014
			Overhead/
	Stores	Internet	G & A	Total
Revenue	$28,894,702	$471,823	$4,657	$29,371,182
Cost of goods sold	9,862,281	255,892	7,103	10,125,276
Gross margin	19,032,421	215,931	(2,446)	19,245,906
	65.9%	45.8%	n/m	65.5%

Selling, general and administrative expense	9,863,354	197,093	5,451,186	15,511,633
Depreciation and amortization	-	-	1,471,743	1,471,743
Operating income - GAAP financials	$9,169,067	$18,838	$(6,925,375)	$2,262,530

For the Year Ended December 31, 2014
	Legacy	New/Closed		Overhead/
	Stores	Stores	Internet	G & A	Total
Revenue	$38,087,217	$869,475	$663,208	$4,883	$39,624,783
Cost of goods sold	13,039,634	322,357	369,397	8,960	13,740,348
Gross margin	25,047,583	547,118	293,811	(4,077)	25,884,435
	65.8%	62.9%	44.3%	(83.5)%	65.3%

Selling, general and administrative expense	12,885,990	730,180	265,061	7,082,502	20,963,733
Depreciation and amortization	-	-	-	2,198,852	2,198,852
Operating income - GAAP financials	$12,161,593	$(183,062)	$28,750	$(9,285,431)	$2,721,850

Divided by 42 stores - Revenue per store	$906,839
Contribution per store	$289,562

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Reconciliation of Non-GAAP Measures

Immediately beneath the table above we provide a reconciliation of the non-GAAP financial measures contained in the table to GAAP. Management believes that the supplemental financial measures contained in the table above, when viewed with our results of operations in accordance with GAAP and our reconciliation of the table to GAAP, provide additional information to investors about store level performance that better reflect our core operating performance at a store level. By providing these non-GAAP financial measures, we believe we are enhancing investors' understanding of our business, our results of operations and our core profitability, as well as assisting investors in evaluating how well we are executing strategic initiatives. Management uses these measurements to evaluate the performance and effectiveness of our operational strategies and to provide a more consistent and uniform way to evaluate ongoing financial performance at a store level basis.

Competition

Our major competitors for our sexual health and wellness products include such mainstream retailers as Walmart, Rite Aid, CVS Pharmacy, GNC and Walgreens. For our lingerie products, we compete with traditional department stores such as Macy's and Nordstrom and specialty stores such as Victoria's Secret. We compete with the online businesses of the aforementioned retailers, as well as pure play e-commerce businesses such as Amazon, Overstock.com and Drugstore.com. We also compete with certain adult stores including Adam & Eve, Lovers Lane, Good Vibrations and Fascinations, however, we do not carry pornographic media. Our competitive advantages are the quality and assortment of our merchandise and services, the quality of our customers' shopping experience brought about as the result of our knowledgeable and welcoming sales personnel and the convenience of our stores and website as a one-stop destination for lingerie, sexual health and wellness products.

Customer Service

We strive to complement our extensive merchandise selection and innovative store design with superior customer service. We actively recruit individuals with significant knowledge and experience in the field of lingerie, sexual health and wellness products. We try to ensure that our customers walk out of our stores enlightened with new information, great ideas and fun products. We seek individuals with retail experience because we believe their general retail knowledge can be leveraged in the lingerie, sexual health and wellness products industry. We believe that employees' knowledge of the products and ability to explain the advantages of the products increases sales and that their prompt, knowledgeable service fosters the confidence and loyalty of customers and differentiates our business from other professional retailers of lingerie, sexual health and wellness products. Our employees are trained to foster a warm and welcoming retail environment for individuals and couples to explore sexual wellness. We believe that this attitude of acceptance and education for consumers sets us apart from our competitors.

We emphasize product knowledge during initial training as well as during ongoing training sessions, with programs intended to provide new associates and managers with significant training. The training programs encompass operational and product training and are designed to increase employee and store productivity. Store employees are also required to participate in training on an ongoing basis to keep up-to-date on new products and operational practices.

Most of our stores are staffed with a store manager, assistant store manager and two or three part-time associates. A district manager, who reports directly to the Vice President of Retail, supervises the operations of each store.

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Relationships with Vendors

We employ a variety of vendors with no single vendor representing 10% or more of our total purchases. We maintain close relationships with our domestic and foreign vendors. We believe that our broad store footprint and geographic reach provides us with an ability to form long-standing relationships with suppliers. We source more than 85% of our products directly from U.S. based companies. Our private label brand, SuteraTM, constitutes about 6% of our sales and is sourced from manufacturers in China. We believe that our relatively large industry presence allows us privileged access to premium factories resulting in a reliable and responsive supply chain.

Top 20 Vendors

(#s are in thousands)

Vendor	2014	2013	% of 2014 Purchases
Vendor # 1	$1,050	490	8.1%
Vendor # 2	802	380	6.2%
Vendor # 3	765	705	5.9%
Vendor # 4	747	688	5.8%
Vendor # 5	708	589	5.5%
Vendor # 6	569	300	4.4%
Vendor # 7	559	542	4.3%
Vendor # 8	427	382	3.3%
Vendor # 9	403	135	3.1%
Vendor # 10	398	224	3.1%
Vendor # 11	319	144	2.5%
Vendor # 12	306	173	2.4%
Vendor # 13	306	291	2.4%
Vendor # 14	262	150	2.0%
Vendor # 15	262	328	2.0%
Vendor # 16	236	137	1.8%
Vendor # 17	228	205	1.8%
Vendor # 18	221	217	1.7%
Vendor # 19	214	150	1.6%
Vendor # 20	209	187	1.6%
	$8,993	$6,419	69.3%

Products are purchased from these vendors on an at-will basis or under contracts which can be terminated without cause upon 90 days' notice or less or expire without express rights of renewal. Such manufacturers could discontinue sales to us at any time or upon short notice. If any of these suppliers discontinued selling or were unable to continue selling to us, there could be a material adverse effect on our business and results of operations.

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As is typical in the distribution businesses, relationships with vendors are subject to change from time to time. Changes in our relationships with vendors occur often, and could positively or negatively impact our net sales and operating profits. Please see Item 1A "Risk Factors-Risks Related to our Business-We depend upon manufacturers who may be unable to provide products of adequate quality or who may be unwilling to continue to supply products to us." However, we believe that we can be successful in mitigating negative effects resulting from unfavorable changes in the relationships between us and our vendors through, among other things, the development of new or expanded vendor relationships.

Management Information Systems

Our management information systems provide order processing, accounting and management information for the marketing, distribution and store operations functions of our business. The enterprise resource planning functionality is built on the Microsoft Dynamics platform with custom add-ons from certified solutions providers. The information gathered by the enterprise resource planning software supports automatic replenishment of in-store inventory and provides support for product purchase decisions. Please see Item 1A "Risk Factors-Risks Related to our Business-We are subject to risks relating to our information technology systems, and any failure to adequately protect our critical information technology systems could have a material adverse effect on our operations."

Trademarks and Other Intellectual Property Rights

Our trademarks, certain of which are material to our business, are registered or legally protected in the U.S. Together with our subsidiaries, we own 10 trademark registrations in the U.S. We also rely upon trade secrets and know-how to develop and maintain our competitive position. We protect intellectual property rights through a variety of methods, including reliance upon trademark, patent and trade secret laws and confidentiality agreements with many vendors, employees, consultants and others who have access to our proprietary information. The duration of our trademark registrations is generally 2 years.

Regulation

We are subject to a wide variety of laws and regulations, which historically have not had a material effect on our business. For example, in the U.S., most of the products sold and the content and methods of advertising and marketing utilized are regulated by a host of federal agencies, including, in each case, one or more of the following: the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, and the Consumer Products Safety Commission. Since we are a retailer (and not a manufacturer) of these products, responsibility for compliance generally falls upon the manufacturer. In marketplaces outside of the U.S., regulation is also comprehensive and focused upon product labeling and safety issues.

Employees

As of December 31, 2014, we had a total of 321 employees, 137 of whom are full-time employees. The following table sets forth the number of our full-time employees by function.

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Function	Number of Employees
Retail Sales	90
Retail Management & Support	9
Warehousing & Distribution	10
Retail Marketing and E-commerce	10
Merchandising and Inventory Management	5
Accounting, Payroll and Benefits Administration	4
IT Support	3
Loss Prevention	3
Executive Management	2
Maintenance	1
Total	137

None of our employees belong to a union or are a party to any collective bargaining or similar agreement. We consider our relationships with our employees to be good.

Description of Property

All of our retail stores and our corporate offices are leased or subleased. Our retail stores are predominantly located in convenient, high-traffic, locations such as strip centers and power centers. Our typical store is approximately 3,500 square feet. Most of our retail store leases provide for a fixed minimum annual rent and generally have a five-year initial term with options for two or three extension periods of five or three years each, exercisable at our option. As of September 30, 2015, we operated 48 retail stores in 6 states, as shown in the table below:

State	Number of Stores
Washington	20
California	17
Texas	5
Tennessee	3
Oregon	2
Iowa	1
Total:	48

Our principal executive office is located at 901 West Main Street, Suite A, Auburn, Washington 98001. The lease for the executive office expires on March 31, 2016. We have a total of 16,430 square feet of space at our executive office.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these, or other matters, may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

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Emerging Growth Company Status

We qualify as an "emerging growth company" under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

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MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Lisa Berman	61	Chief Executive Officer and President
Janet Mathews	59	Chief Financial Officer, Treasurer and Secretary
Bob Patterson	52	Chief Operating Officer
Martin Walker	44	Vice President, Marketing and Visual Merchandising
David Leigh	50	Vice President, Retail
George Williams	59	Vice President, Merchandising and Inventory
Ellery W. Roberts	45	Chairman
Edward Tobin	58	Director
David Aho	32	Director
Phyllis Heppenstall	74	Director Nominee

Lisa Berman became our Chief Executive Officer and President on December 31, 2014, when we completed our reverse acquisition of Christals Acquisition. Prior to becoming our Chief Executive Officer and President, from August 2012 Ms. Berman was the Founder and Principal of Insights, a consulting business she established in 2005 to focus on assisting businesses in growth, turnaround and investing activities, and, from 2013-2014, provided advisory services to the Board of Directors of Christals Acquisition. During and prior to her time with Insights, she held contract executive positions as well as advised and consulted on multifaceted businesses. From July 2008 to August 2012, Ms. Berman was the Chief Executive Officer and Director of Jimmyjane, a multi-channel design and manufacturing startup leading sexual health and wellness into the mainstream. Ms. Berman left the Chief Executive Officer role at Jimmyjane in August 2012, and maintained the Director role through transition until September 2013. Prior to Jimmyjane, Ms. Berman held a Chief Executive Officer role at Hallmark Cards, The Picture People, and executive roles for The Limited, Pottery Barn, Guess? (NYSE: GES), and Victoria's Secret. Ms. Berman has spent over 20 years in the retail industry specializing in high growth, and turnaround experience with specialty consumer brands. During her career, she has opened hundreds of retail stores and has demonstrated a unique talent to replicate the distinct brand experience in each location while defining the store environment with a strong focus on the sales organization to be customer-centric. Ms. Berman has been an advisor to Christal's Acquisition, since 2013.

Janet Mathews became our Chief Financial Officer, Treasurer and Secretary on December 31, 2014, when we completed our reverse acquisition of Christals Acquisition. Ms. Mathews has also been the Chief Financial Officer of our subsidiary, Christals Acquisition, since April 2014. Ms. Mathews has over 15 years of experience as a public and private company chief financial officer, particularly in direct to consumer retail and e-commerce businesses, operating in the wellness/healthy living and lifestyle sectors. Prior to joining Christals Acquisition, Ms. Mathews was the Chief Financial Officer for GreatOutdoors/Altrec.com from 2010 through March 2014, an e-commerce/retail company providing high-quality outdoor and active apparel and gear online. From 2006 through 2009, she was the Chief Financial Officer and Treasurer for Pharmaca Integrative Pharmacy, Inc., a retail chain delivering natural health and wellness products. From 1996 to 2006, Ms. Mathews served as Chief Financial and Administrative Officer and VP of Business Development for Gaiam, Inc., a consumer lifestyle company, specializing in wellness, fitness and environmental products, content, and services. During her tenure with Gaiam, the company completed an initial public offering, two follow-on offerings and several private financing transactions, as well over 20 merger and acquisition transactions. Ms. Mathews has extensive experience in identifying and driving strategic growth opportunities, while streamlining systems, processes and operations to improve efficiency and profitability.

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Bob Patterson has served as our Chief Operating Officer since December 31, 2014, when we completed our reverse acquisition of Christals Acquisition. Mr. Patterson is a senior leader with over 25 years of experience in operations and IT management. He served as Chief Information Officer of Peekay, Inc., one of our subsidiaries, from January 2013 to May 2014, and has been Chief Operating Officer of Peekay, Inc. since May 2014. He has also been the General Manager and Chief Information Officer of our subsidiary, Christals Acquisition, since October 2012. Prior to joining Christals Acquisition, from March 2010 to September 2012, Mr. Patterson served as an Operating Partner for private equity with Blacksteet Capital. From February 2010 to March 2011, he was also an IT Steering Committee/IT & Operations Consultant for Moosejaw Outfitters, an outdoor specialty retailer. From 1999 to 2009, Mr. Patterson served as the Chief Operating Officer/Chief Information Officer for Warren National University. Mr. Patterson's experience includes senior leadership in brick-and-mortar and e-commerce retail, online learning, manufacturing and banking. Mr. Patterson draws upon this diverse background to lead organizational growth by empowering good people with efficient processes and strong technology. Mr. Patterson earned a Bachelors Degree from the University of California, San Diego in 1985.

Martin Walker has served as our Vice President, Marketing and Visual Merchandising since July 1, 2014. Mr. Walker has also been leading Peekay's marketing efforts as its Vice President of Marketing, Visual Merchandising, and Interactive Media since February 2014, and as Director of Marketing, Visual Merchandising and Interactive Media since he joined the company in January 2011. Walker previously held director- and executive-level positions with the Seattle Sonics & Storm, professional basketball teams from December 1996 until January 2006, and Tully's Coffee, a retailer of handcrafted coffee from January 2006 until October 2010, including Vice President of Marketing an Merchandising, and Vice President of Retail Operations, and has over 20 years of experience in marketing, merchandising and retail. Blending a unique combination of creativity and analytical talent, his approach to marketing includes highly compelling brand messaging married with data-driven decision-making.

David Leigh has served asour Vice President, Retail since July 1, 2014. Mr. Leigh brings over 15 years of experience to Peekay. Mr. Leigh joined our subsidiary, Peekay, in August 2009 as our Director of Retail Sales and leads a strong team of seven district managers and over 350 sales associates. Mr. Leigh is a lifelong retailer, having held Sales and HR Management positions for Nordstrom, Macy's (1980-86), and Pier 1 Imports (2008-09) and was a Vice President of Retail for Shane Co, a regional jewelry retailer during the period from 1986 to 2006. Mr. Leigh earned his undergraduate degree in Business Administration from Gonzaga University in 1986. He completed continuing education in Strategic Retail Management and Leadership at The Kennedy School of Government, Harvard University. In addition, he holds a certificate in Organizational Development from The Mountain States Employment Council.

George Williams became our Vice President of Merchandising and Inventory on November 4, 2013. Mr. Williams is a merchant and supply chain executive who has developed a broad range of skills that are focused on bringing products from concept to consumer, profitably and at a low cost. He has led multiple teams of professionals in large organizations as well as in smaller formats. Typically in a vice president role, Mr. Williams has been successful providing strong leadership, training, and direction. He is recognized as a collaborative partner and has been successful at eliminating silos and creating synergies among cross-functional teams. Unique in his background, Mr. Williams has led merchant and supply chain organizations supporting both store (brick and mortar) and direct to consumer (e-commerce and catalog) businesses. Mr. Williams previously served as VP of Inventory Management for each of Williams Sonoma/Pottery Barn (1994-2004), Cost Plus World Market (2004-2007) and The Sharper Image (2008-2010). Following his employment with The Sharper Image, Mr. Williams acted as an independent consultant for various different companies from May 2010 until he joined Peekay in November 2013. Mr. Williams earned a B.S. in Accounting from San Jose State University and an MBA in Finance from the University of Southern California.

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Ellery W. Roberts has served as our Chairman of the Board since December 31, 2014, when we completed our reverse acquisition of Christals Acquisition. He has also been the Chairman of our subsidiary, Christals Acquisition, since December 31, 2012. Mr. Roberts brings over 20 years of private equity investing experience to our company. Mr. Roberts has been the Chairman and Chief Executive Officer 1847 Holdings LLC, a public reporting company, since its inception on January 22, 2013. Mr. Roberts has also been a director of Western Capital Resources, Inc., a public company (OTQQB: WCRS), since May 2010. In July 2011, Mr. Roberts formed The 1847 Companies LLC, a company which is no longer active, where he began investing his own personal capital and capital of high net worth individuals in select transactions. Through The 1847 Companies LLC, Mr. Roberts has operated as a fundless sponsor, covering the transaction pursuit cost and raising capital on the basis of his own personal investment. Prior to forming The 1847 Companies LLC, Mr. Roberts was the co-founder and was co-managing principal from October 2009 to June 2011of RW Capital Partners LLC, the recipient of a "Green Light" letter from the U.S. Small Business Administration (SBA) permitting RW Capital Partners LLC to raise capital in pursuit of the SBA Small Business Investment Company license with the preliminary support of the SBA. Mr. Roberts was a founding member of Parallel Investment Partners, LP (formerly SKM Growth Investors, LP), or Parallel, a Dallas-based private equity fund focused on re-capitalizations, buyouts and growth capital investments in lower middle market companies throughout the United States. During his tenure at Parallel, Mr. Roberts held the position of Managing Director from January 2004 to September 2009, Vice President from January 2003 to December 2003 and Senior Associate from January 2000 to December 2002. Mr. Roberts was responsible for approximately $400 million in invested capital across two funds. Also during his tenure with Parallel, Mr. Roberts sat on the boards of Environmental Lighting Concepts, Hat World Corporation, Senex Financial Corporation, Builders TradeSource Corporation, Action Sports, Weisman Discount Home Centers, Winnercom, Mealey's Furniture, Regional Management Corporation, Marmalade Cafes, and Diesel Service and Supply (all of which are private companies). Prior to Parallel, Mr. Roberts was a Vice President with Lazard Group LLC (NYSE: LAZ), or Lazard, from July 1997 to December 2000. While at Lazard, he focused on and also gained experience in the home building, health care, retail, industrial and lodging sectors. Prior to joining Lazard in 1997, Mr. Roberts was a Senior Financial Analyst with Colony Capital, Inc. from July 1995 to June 1996, where he analyzed and executed transactions for Colony Investors II, L.P., a $625 million private equity fund. Prior to that, he was a Financial Analyst with the Corporate Finance Division of Smith Barney Inc. (now known as Morgan Stanley Smith Barney LLC) from January 1994 to June 1995 where he participated in a wide variety of investment banking activities. During his career Mr. Roberts has been directly involved with over $3.0 billion in direct private equity investments. Mr. Roberts received his B.A. degree in English from Stanford University.

Edward J. Tobin. Mr. Tobin became our Director on December 31, 2014, when we completed our reverse acquisition of Christals Acquisition. For fifteen years, until November 2014, Mr. Tobin was a Director of Global Emerging Markets North America, Inc., or GEM, where he managed Special Situations and Venture investing. In this role, he oversaw structured finance transactions in industries such as clean tech, media, telecommunications, manufacturing, real estate and life sciences. Prior to joining GEM, Mr. Tobin was Managing Director of Lincklaen Partners, a private family investment office. Previously, he had been a portfolio manager with Neuberger and Berman and prior to that Vice President of Nordberg Capital, Inc. Mr. Tobin is on the Board of PPI Management LLC, GEM Holdings LLC, GEM International Ventures LLC and Christals Management LLC, all of which are privately held companies. Mr. Tobin received his MBA from the Wharton School, as well as a Master of Science in Engineering and a Bachelor of Science in Economics (cum laude) from the University of Pennsylvania.

David Aho. Mr. Aho became our Director on December 31, 2014, when we completed our reverse acquisition of Christals Acquisition. Mr. Aho has also served as a director of Christals Acquisition, one of our subsidiaries, since May 2014. From January 2009 through December 2010, Mr. Aho was an analyst at Colbeck Capital Management, LLC. Beginning in January 2011 through the present, Mr. Aho has been a partner at Colbeck Capital Management, LLC. Colbeck is an investment firm with a core focus of investing in and advising on secured, strategic finance transactions.

The terms of our Stockholder Rights Agreement (a copy of which attached as Annex C to the Share Purchase Agreement attached as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on January 6, 2015), provide that "CP IV shall have the right, but not the obligation, to appoint one member of the Board (the 'CP IV Designee') selected by CP IV to serve on the Board and the Governing Body of any Subsidiary (provided that such right with respect to any Subsidiary shall be subject to the creation of a board or similar Governing Body and the authorization of such body to act on behalf of the such Subsidiary in lieu of the sole member of such entity, which Dico will effect at the request of CP IV). David Aho shall be the initial CP IV Designee." There are no other arrangements or understandings known to us pursuant to which any director was or is to be selected as a director or nominee.

Phyllis Heppenstall is our nominee director. In 1981, Ms. Heppenstall co-founded Peekay, now one of our operating subsidiaries, and was Peekay's Chairman and Chief Executive Officer until it was sold to us in December 2012. During her employment with Peekay, Ms. Heppenstall oversaw the growth and development of Peekay and was responsible for implementing Peekay's business strategies. Since January 2013, Ms. Heppenstall has focused on public speaking and provides advice to business owners as the proprietor of a motivational business called One Entrepreneur.

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On November 17, 2015, we entered into a debt conversion agreement with the holders of the Peekay and Christals seller notes. Pursuant to the debt conversion agreement we agreed that we would take any action that may be reasonably necessary to cause Phyllis Heppenstall to be appointed or elected to our board of directors upon the closing of this offering. For a description of the material terms of the debt conversion agreement see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Debt Conversion Agreement."

Directors are elected until their successors are duly elected and qualified.

Except as set forth in our discussion below under the caption "Certain Relationships and Related Transactions; Director Independence," none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Director Qualifications

Directors are responsible for overseeing our business consistent with their fiduciary duty to stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on our Board of Directors that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The Board considers the qualifications of directors and director candidates individually and in the broader context of the Board's overall composition and our current and future needs.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by stockholders, the Board considers the nominee's judgment, integrity, experience, independence, understanding of our business or other related industries and such other factors the Board determines are pertinent in light of the current needs of the Board. The Board also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board requires that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board assesses intangible qualities including the individual's ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of our current needs and business priorities. We are a U.S. public company and a retailer of lingerie, sexual health and wellness products. Therefore, the Board believes that a diversity of professional experiences in the retail industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards should be represented on the Board.

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Summary of Qualifications of Directors

Set forth below is a narrative disclosure that summarizes some of the specific qualifications, attributes, skills and experiences of our directors. For more detailed information, please refer to the biographical information for each director set forth above.

Ellery W. Roberts. Mr. Roberts brings over 20 years of private equity investing experience to our company. For several years, Mr. Roberts private equity experience also focused on small to medium sized retailers.

Edward J. Tobin. Mr. Tobin has extensive business and finance experience.

David Aho. Mr. Aho has over 10 years of investment management experience.

Phyllis Heppenstall. Ms. Heppenstall has over 30 years of applicable experience as former Chairman and CEO of our subsidiary, Peekay.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

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•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Committees of the Board of Directors

We expect that our board of directors will designate the following committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Currently, our entire board of directors undertakes the functions that would otherwise be undertaken by the committees. From and after the establishment of the committees, each committee will operate pursuant to a charter that has been approved by our board of directors. In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

When established, the audit committee will be comprised of not fewer than three and not more than seven independent directors who must meet all applicable independence requirements of the NASDAQ Marketplace Rules or any other applicable stock exchange rules and must include at least one "audit committee financial expert," as defined by applicable SEC rules and regulations.

The audit committee will be responsible for, among other things:

•	appointing, retaining and overseeing our independent accountants;

•

assisting our board of directors in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;

•	reviewing and approving the calculation of profit allocation when it becomes due and payable;

•	reviewing and approving the plan and scope of the internal and external audit of our financial statements;

•	pre-approving any audit and non-audit services provided by our independent auditors;

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•	approving the fees to be paid to our independent auditors;

•	reviewing with our Chief Executive Officer and Chief Financial Officer and independent auditors the adequacy and effectiveness of our internal controls;

•	preparing the audit committee report included in our public filings with the SEC; and

•	reviewing and assessing annually the audit committee's performance and the adequacy of its charter.

Compensation Committee

The compensation committee will be comprised entirely of independent directors who meet all applicable independence requirements of the NASDAQ Marketplace Rules or any other applicable stock exchange rules. We expect that the compensation committee charter will require that all or a majority of the members must be outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Section 16 of the Exchange Act and the SEC rules and regulations promulgated thereunder. The responsibilities of the compensation committee will include:

•	responsibility for annually reviewing the calculation of the management fee which encompasses the compensation of our Chief Executive Officer, President and Chief Financial Officer;

•	determining and approving the compensation of employees of the company serving as executive officers;

•	granting rights to indemnification and reimbursement of costs and expenses to our manager and any seconded individuals;

•	reviewing the compensation information and compensation discussion and analysis included in our filings with the SEC;

•	preparing the compensation committee report included in our public filings with the SEC; and

•	making recommendations to our board of directors regarding equity-based and incentive compensation plans, policies and programs.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be comprised entirely of independent directors who meet all applicable independence requirements of the NASDAQ Marketplace Rules or any other applicable stock exchange rules. The nominating and corporate governance committee will be responsible for, among other things:

•	recommending the number of directors to comprise our board of directors;

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•	identifying and evaluating individuals qualified to become members of our board of directors, other than our manager's appointed directors;

•	reviewing director nominees that are nominated by shareholders;

•	reviewing conflicts of interest that may arise between the company and our manager;

•	recommending to our board of directors the director nominees for each annual shareholders' meeting, other than our manager's appointed directors;

•	recommending to our board of directors the candidates for filling vacancies that may occur between annual shareholders' meetings, other than our manager's appointed directors;

•	reviewing director compensation and processes, self-evaluations and policies;

•	overseeing compliance with our code of ethics and conduct by our officers and directors and our manager;

•	monitoring developments in the law and practice of corporate governance; and

•	approving any transactions with related persons.

Lead Independent Director

We currently do not have any independent directors, as the term "independent" is defined by the rules of the Nasdaq Stock Market. We expect that if we apply for a stock exchange listing, if at any time the Chairman of our board of directors is not an independent director, the independent directors on the board of directors will designate, by at least a majority vote, one of the independent directors then on the board of directors to serve as the lead independent director. From and after the listing date, the lead independent director will:

•	consult with and act as liaison between the board of directors and the Chairman;

•	coordinate the activities of the independent directors;

•	coordinate the agenda for and preside over sessions of the independent directors and other non-management directors;

•	serve as a contact for interested parties to express opinions and concerns to the independent directors and the non-management directors;

•	provide the Chairman with input as to the preparation of the agendas for the board of directors and committees of the board of directors;

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•

advise the Chairman as to the quality, quantity and timeliness of the flow of information from our management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	meet with any director who is not adequately performing his or her duties as a director; and

•	otherwise consult with the Chairman and our management on matters relating to corporate governance and board of directors performance matters.

In performing the duties described above, the lead independent director will be expected to consult with the chair of any committees of the board of directors and solicit their participation in order to avoid diluting the authority or responsibilities of such committee. If the Chairman is an independent director, then he or she shall perform the functions otherwise assigned to the lead independent director.

Indemnification of Officers and Directors

Our organizational documents allow us to indemnify our officers and directors to the fullest extent permitted by Nevada Revised Statutes.

In addition, we intend to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, and related expenses, whether or not the company would have the power to indemnify such person against such liability under the Nevada Revised Statutes. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Compensation of Executive Officers

Summary Compensation Table - Fiscal Years Ended December 31, 2014 and 2013

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

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	Fiscal	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Lisa Berman	2014	-	-	-	-	70,000	70,000
Chief Executive Officer (1)	2013	-	-	-	-	150,000	150,000

Barry Soosman,	2014	400,051	133,330	-	-	9,225	542,606
Former Chief Executive Officer of Christals Acquisition (1)	2013	361,590	-	-	-	-	361,590

Edward Lazar,	2014	-	-	-	-	-	-
Former Chief Executive Officer (2)	2013	-	-	-	-	-	-

Janet Mathews,	2014	134,546	-	-	-	-	134,546
Chief Financial Officer (1)	2013	-	-	-	-	-	-

Phyllis Abramson	2014	45,019	50,000	-	-	21,346	116,365
Former Chief Financial Officer(3)	2013	157,554	-	-	-	-	157,554

Bob Patterson,	2014	182,169	60,000	-	-	-	242,169
Chief Operating Officer (1)	2013	146,929	20,000	-	-	3,000	169,929

Martin Walker,	2014	133650	343	-	-	-	133,993
VP Marketing and Visual Merchandising (1)	2013	98,054	13,950	-	-	-	112,004

George Williams	2014	150,380	18,750	-	-	-	169,130
VP Inventory and Merchandising (4)	2013	16,779	-	-	-	-	16,779

David Leigh, VP Retail Operations(1)	2014	112,077	4,004	-	-	-	116,081
	2013	99,732	14,078	-	-	-	113,810

________________

(1) After the close of business on December 31, 2014, we acquired Christals Acquisition in a reverse acquisition transaction that was structured as a share exchange. In connection with that transaction and effective immediately upon the closing of that transaction, Ms. Berman became our Chief Executive Officer, Ms. Mathews became our Chief Financial Officer, Mr. Patterson became our Chief Operating Officer, Mr. Leigh became our Vice President of Retail Operations, Mr. Williams became our Vice President of Merchandising and Inventory, and Mr. Walker became our Vice President Marketing and Visual Merchandising.Prior to the effective date of the reverse acquisition, each such officer, other than Ms. Berman, held the same office at our subsidiary, Christals Acquisition. The compensation received by Ms. Berman was earned and paid to her consulting firm, Insights, for advisory services rendered to the Board of Directors of Christals Acquisition during the fiscal years ended December 31, 2014 and 2013. Prior to the reverse acquisition transaction, Barry Soosman was the Chief Executive Officer of Christals Acquisition. Mr. Soosman resigned from his position as the CEO of Christals Acquisition immediately prior to the consummation of the reverse acquisition. The annual, long-term and other compensation shown in this table include the amounts that these officers received from such subsidiary prior to the consummation of the reverse acquisition.

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(2) After the closing of the reverse acquisition of Christals Acquisition on December 31, 2014, Mr. Lazar resigned from his position as Chief Executive Officer effective immediately.

(3) Phyllis Abramson was the Chief Financial Officer of Peekay, Inc. prior to its acquisition on December 31, 2012, and was appointed Chief Financial Officer of Peekay SPA LLC on January 1, 2013. Ms. Abramson resigned her position on April 10, 2014.

(4) George Williams was appointed VP, Merchandising and Inventory in November 2013.

Employment Agreements

Lisa Berman

On December 31, 2014, we entered into a consulting agreement with Insights, LLC, a limited liability company owned by Lisa Berman, our Chief Executive Officer. Pursuant to the consulting agreement, we retained Ms. Berman to be our Chief Executive Officer and President and to perform such duties as are customarily performed by the chief executive officer and president of a public company like ours. The initial term of the consulting agreement was for the period ending on January 31, 2015. Pursuant to the consulting agreement we were required to pay Ms. Berman a consulting fee equal to $66,666 for all services provided during the term of the consulting agreement, which was payable in one lump sum on February 15, 2015. We also agreed to reimburse Ms. Berman for expenses that she incurs in accordance with our corporate policy. Ms. Berman continues to act as our Chief Executive Officer on an at-will basis as we currently do not have an employment contract with Ms. Berman. We expect that we will enter into an employment agreement with Ms. Berman sometime during the fourth quarter of 2015. Since the termination of her consulting agreement, we have been paying Ms. Berman as an independent contractor at a rate of $33,333 per month and we reimburse her travel and business expenses in accordance with the Company's policies.

Janet Mathews

We entered into a one-year employment agreement with our Chief Financial Officer, Janet Mathews, on December 31, 2014, when we completed the reverse acquisition of Christals Acquisition. Pursuant to the agreement, Ms. Mathews is entitled to an annualized base salary of $200,000. Ms. Mathews is also eligible to receive a cash bonus of up to 20% of her base salary based upon the achievement of performance criteria that will be established by the board of directors and be based upon both Ms. Mathews performance and our company's overall performance. Pursuant to her employment agreement, we also paid Ms. Mathews a special one-time bonus in the amount of $50,000 in April 2015. If Ms. Mathews is terminated without cause, then she would be entitled to continue to receive her base salary for the longer of one month or the remainder of the term of his employment agreement. Ms. Mathews' employment agreement contains restrictive covenants prohibiting her from owning or operating a business that competes with our company or soliciting our customers or employees for one year following the termination of her employment.

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Bob Patterson

We entered into a one-year employment agreement with our Chief Operating Officer, Bob Patterson, on December 31, 2014 when we completed the reverse acquisition of Christals Acquisition. Pursuant to the agreement, Mr. Patterson is entitled to an annualized base salary of $200,000. Mr. Patterson is also eligible to receive a cash bonus of up to 20% of his base salary based upon the achievement of performance criteria that will be established by the board of directors and be based upon both Mr. Patterson's performance and our company's overall performance. We were obligated under the employment agreement to issue, and did issue, to Mr. Patterson a total of 3,838 shares of our common stock as compensation for prior service to our company. If Mr. Patterson is terminated without cause, then he would be entitled to continue to receive his base salary for the longer of one month or the remainder of the term of his employment agreement. Mr. Patterson's employment agreement contains restrictive covenants prohibiting him from owning or operating a business that competes with our company or soliciting our customers or employees for one year following the termination of his employment.

All of our other employees are employed on an "at will" basis.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2014, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Compensation of Directors

Our subsidiary, Peekay Acquisition entered into an Advisory Agreement, dated December 31, 2012, with each of Christals Management, LLC, or Christals Management, a limited liability company owned 50% by an affiliate of Ellery W. Roberts and 50% by Edward J. Tobin, each directors of our Company and CP IV SPV, LLC, or CP IV, an entity with which David Aho is affiliated, who is also a director of our Company. Under the Advisory Agreement, Peekay Acquisition pays annual compensation of $250,000 per year payable quarterly, to each of Christals Management and CP IV.

Except for compensation pursuant to the advisory agreement during fiscal year 2014, our directors have not received any compensation during the fiscal year ended December 31, 2014 for providing services to us as directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of November 1, 2015 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. The table also sets forth information regarding beneficial ownership of or common stock on a pro forma basis assuming the consummation of this offering and the conversion of the Peekay and Christals seller notes into common stock, which will occur at the closing of this offering (or in the case of the Christals seller notes after January 1, 2016, but before the later of January 15, 2016 or the date of the closing of this offering).

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 901 West Main Street, Auburn, Washington 98001.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)	Percent of Class (Pro Forma)(3)
Officers and Directors
Ellery W. Roberts	Chairman of the Board	Common Stock	41,613	6.92%	*
Lisa Berman	Chief Executive Officer and President	Common Stock	0	*	*
Janet Mathews	Chief Financial Officer, Treasurer and Secretary	Common Stock	0	*	*
Bob Patterson	Chief Operating Officer	Common Stock	12,567	2.09%	*
Martin Walker	Vice President, Marketing and Visual Merchandising	Common Stock	0	*	*
David Leigh	Vice President, Retail	Common Stock	0	*	*
George Williams	Vice President, Merchandising and Inventory	Common Stock	0	*	*
Edward Tobin	Director	Common Stock	52,372	8.72%	*
David Aho c/o Colbeck Management 888 Seventh Avenue, 40th Floor New York, NY 10106	Director	Common Stock	0	*	*
All officers and directors as a group (9 persons named above)		Common Stock	106,552	17.73%	1.59%
Five Percent Security Holders Immediately As of November 1, 2015
Christopher F. Brown c/o GEM Ventures Ltd. 590 Madison Avenue, 27th Floor New York, NY 10022		Common Stock	76,757	12.77%	1.14%
CP IV SPV, LLC(4) c/o Colbeck Capital Management 888 Seventh Avenue, 40th Floor New York, NY 10106		Common Stock	173,508	28.87%	2.58%
CB CA SPV, LLC(5) c/o Colbeck Capital Management 888 Seventh Avenue, 40th Floor New York, NY 10106		Common Stock	4,173	0.69%	*
Harvest Capital Credit Corporation(6) 450 Park Avenue, Suite 500 New York, NY 10022		Common Stock	35,775	5.95%	*
Five Percent Security Holders Immediately Following the Closing of this Offering
Brian Barnett(7)		Common Stock	384,460		5.88%
Kris Butt(7)		Common Stock	577,424		8.83%
Rick Barnett(7)		Common Stock	384,460		5.88%

___________

* Less than 1%

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(1) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2) This column is based on a total of 600,928 shares of our common stock considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of November 1, 2015. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3) This column is based on a total of 600,928 shares of our common stock, considered to be outstanding as of November 1, 2015, plus the dilutive effect of the conversion of seller notes into an aggregate of 1,944,204 shares of our common stock, and the issuance of 4,175,000 shares of stock in connection with this offering (without giving effect to the exercise by the underwriter of its over-allotment option).

(4) CP IV SPV, LLC, a Delaware limited liability company, is indirectly controlled by Colbeck Management Holdco GP, LLC, a Delaware limited liability company, or Colbeck Management. Messrs. Jason Colodne and Jason Beckman serve as the managing members of Colbeck Management. Each of CP IV SPV, LLC, Mr. Jason Colodne and Mr. Jason Beckman disclaims beneficial ownership of such shares. David Aho, a director of the Company, is a partner of CP IV SPV, LLC. Mr. Aho also disclaims beneficial ownership of such shares.

(5) CB CA SPV, LLC, a Delaware limited liability company, is controlled by CB CA Lending LLC, a Delaware limited liability company, or CB Lending. Messrs. Jason Colodne and Jason Beckman serve as the managing members of CB Lending. Each of CB CA SPV, LLC, Mr. Jason Colodne and Mr. Jason Beckman disclaims beneficial ownership of such shares. David Aho, a director of the Company, is a partner of CP CA SPV, LLC. Mr. Aho also disclaims beneficial ownership of such shares.

(6) Harvest Capital Credit Corporation (NASDAQ: HCAP), a Delaware corporation, or Harvest, is a publicly-traded business development company. The Chief Executive Officer of Harvest, Richard P. Buckanavage, has sole voting and dispositive power over the shares of Common Stock of our Company held by Harvest.

(7) Brian Barnett, Kris Butt, and Rick Barnet are holders of sellers notes associated with the purchase of the Peekay stores on December 31, 2012. The table reflects the shares currently owned by these individuals plus the shares to be issued upon the conversion of their seller notes to equity.

Changes in Control

Other than described below, we do not currently have any arrangements which if consummated may result in a change of control of our Company.

On December 31, 2014, our Company, Christals Acquisition and the members of Christals Acquisition, entered into the Exchange Agreement. The parties to the Exchange Agreement agreed to abide by the terms and provisions set forth in Annex C to such agreement. Annex C is a stockholder rights agreement that grants to certain former members of Christals Acquisition, who are now stockholders of our Company, substantially the same investor rights that such former members had as members of Christals Acquisition. These rights include, among others, certain tag-along rights. If any holder of our common stock proposes to sell or otherwise transfer shares of our common stock to one or more persons other than to a permitted transferee as described in the stockholder rights agreement, then the former members of Christals Acquisition will have the right to participate pro rata in such sale and if the prospective purchaser is not willing to purchase all of the shares of our common stock that the former members other than the transferring member propose to transfer, then each former member (including the transferring member) will be permitted to transfer a portion of the total number of shares of our common stock to be transferred to the prospective purchaser. These rights will terminate when and if we consummate an equity or equity-linked financing transaction in which we raise at least $10 million. This offering would qualify as a termination event, which would terminate these rights if we sell at least $10 million of the common stock being offered in this offering.

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On November 17, 2015 we entered into a debt conversion agreement with the holders of our Peekay and Christals seller notes. Upon conversion of the Peekay and Christals seller notes we will issue to the holders of the Peekay and Christals seller notes a total of 1,944,204 shares of our common stock constituting approximately 76.4% of our issued and outstanding common stock before the issuance of shares of our common stock in this offering. After giving effect to the issuance of 4,175,000 shares of common stock in this offering, but not giving effect to the exercise of the underwriter's over-allotment option or any shares issuable upon the exercise of the underwriter's compensation warrants, the shares issuable upon conversion of the Peekay and Christals seller notes will constitute approximately 28.9% of the issued and outstanding common stock of our company. For a description of the material terms of the debt conversion agreement see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Debt Conversion Agreement."

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have any compensation plans in effect under which our equity securities are authorized for issuance.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS; DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2013 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under "Management - Compensation of Executive Officers" or "Management - Compensation of Directors"). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

•

On December 31, 2014, we entered into the Exchange Agreement with Christals Acquisition and its members, including certain of our officers and directors, who were also members of Christals Acquisition, pursuant to which we acquired 100% of the issued and outstanding equity capital of Christals Acquisition in exchange for approximately 420,812 shares of our common stock, which constituted 70.5% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Exchange Agreement. The following table provides information regarding the name of each related party who participated in the exchange contemplated by the Exchange Agreement and the nature of the consideration received by such person in connection with such exchange.

Name of Related Party	Relation to our Company	Consideration or Benefit Received
Ellery W. Roberts	Chairman of the Board	41,613 shares of the Company's Common Stock
Edward Tobin	Member of the Board of Directors	52,371 shares of the Company's Common Stock
Bob Patterson	Chief Operating Officer of the Company	12,567 shares of the Company's Common Stock
Christopher F. Brown	Stockholder of the Company owning greater than 10% of the outstanding common stock of the Company	76,757 shares of the Company's Common Stock
CP IV SPV, LLC	Stockholder of the Company owning greater than 10% of the outstanding common stock of the Company	173,508 shares of the Company's Common Stock
Barry Soosman	Former Chief Executive Officer of Christals Acquisition	21,948 shares of the Company's Common Stock
David Lazar	Former director and former owner of greater than 10% of the outstanding common stock of the Company.

Mr. Lazar received $308,436 in payment for the redemption of his 2,500,000 shares concurrent with the closing of the exchange transaction. In addition we transferred to Mr. Lazar our remaining inventory of loose diamonds pursuant to a bill of sale and assignment agreement as the balance of the consideration for the redemption of his shares.

•

Our subsidiary, Peekay Acquisition entered into an Advisory Agreement, dated December 31, 2012, with each of Christals Management, a limited liability company owned 50% by an affiliate of Ellery W. Roberts and 50% by Edward J. Tobin, each director of our Company and CP IV SPV, LLC, or CP IV, an entity with which David Aho is affiliated, who is also a director of our Company. Under the Advisory Agreement, Peekay Acquisition pays annual compensation of $250,000 per year, payable quarterly, to each of Christals Management and CP IV, as well as certain costs and expenses.

•

Subsidiaries of the Company are parties to the Financing Agreement, dated as of December 31, 2012, as amended, by and among Christals Acquisition, Peekay Acquisition, each of Peekay Acquisition's subsidiaries listed as a borrower on the signature pages thereto, each of Christals Acquisition's subsidiaries listed as a guarantor on the signature pages thereto, the lenders from time to time party thereto, and Cortland Capital Market Services LLC, as collateral agent for the lenders, and other related loan documents. The borrowers and guarantors are all jointly and severally liable for all loans and other obligations under the Financing Agreement. The loans under the Financing Agreement are secured by all or substantially all of the assets of each such borrower and guarantor. CB Agency Services, LLC, acted as origination agent under the Financing Agreement; CB Agency Services and CB CA SPV, LLC, a lender, are parties to the Financing Agreement and are affiliates of Colbeck Capital Management, LLC. David Aho is a partner of each of CB CA SPV, LLC, CB Agency Services, LLC and Colbeck Capital Management. As of December 31, 2014, the type of loan, amount, maturity date and interest rate of each of our loans under the Financing Agreement to CB CA SPV, LLC and its affiliates were as follows:

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Notes Payable	Amount	Maturity Date	Interest Rate	Duration
Tranche A Term Loan	$27.0 million	December 27, 2015	12%	3 years
Tranche B Term Loan	$11.2 million	December 27, 2015	15%	3 years

•

During the fiscal years ended December 31, 2014 and 2013, Mr. David Lazar, a former director and holder of more than 10% of the stock of the Company, provided advances to the Company for its working capital purposes. These advances bear no interest and are due on demand. The aggregate amounts advanced were $8,800 and $2,390 during the fiscal years ended December 31, 2014 and 2013, respectively.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term "independent" is defined by the rules of the Nasdaq Stock Market.

DESCRIPTION OF CAPITAL STOCK

On October 28, 2015, we filed a Certificate of Change with the Secretary of State of the State of Nevada that effected a one-for-six (1:6) reverse stock split and a decrease in our authorized common stock, par value $0.0001 per share, from 300,000,000 to 50,000,000 shares, effective October 28, 2015. Our authorized capital stock consists of 50,000,000 shares of common stock, of which 600,928 shares were issued and outstanding as of November 1, 2015, and 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which were issued and outstanding as of the same date.

Common Stock

We are currently authorized to issue 50,000,000 shares of common stock, par value $0.0001 per share, of which 600,928 shares are issued and outstanding as of the date of this prospectus. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, except on any amendment to our amended and restated articles of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our amended and restated articles of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Nevada Revised Statutes.

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The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our subsidiaries and other holdings and investments. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series as may be determined by our board of directors. Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in the resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by our board of directors. Any preferred stock so issued by the board may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control. We currently do not have any preferred stock outstanding.

Stockholder Rights Agreement

On December 31, 2014, our company, Christals Acquisition and the members of Christals Acquisition, entered into the Exchange Agreement. The parties to the Exchange Agreement agreed to abide by the terms and provisions set forth in Annex C to such agreement. Annex C to the Exchange Agreement is a Stockholder Rights Agreement that grants to certain former members of Christals Acquisition, who are now stockholders of our company, substantially the same investor rights that such former members had as members of Christals Acquisition. These rights include, among others, the right to appoint an observer, the right to appoint a member to the board of directors of our company, tag-along rights, drag along rights, rights of first offer, preemptive rights and registration rights.

The Stockholder Rights Agreement and the rights granted to the former members of Christals Acquisition pursuant to such agreement terminate if (a) CP IV and its affiliates cease to hold shares of our common stock representing 10% of the total of our common stock issued to CP IV on December 31, 2014 pursuant to the Exchange Agreement plus the other shares acquired by CP IV from other stockholders of our company on December 31, 2014, or (b) our company consummates a private placement or other equity or equity linked financing transaction in which it raises at least $10 million in gross proceeds. This offering would qualify as a termination event which would terminate these rights if we receive purchase orders for at least $10 million of the common stock being offered in this offering.

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Following is a summary of the rights granted to the former members of Christals Acquisition under the Stockholder Rights Agreement.

Observer Rights

The holders of the unsecured subordinated promissory notes co-made by Peekay Acquisition and Peekay SPA to each of Kris Butt, Brian Barnett and Rick Barnett in the original principal amount of $9,300,000 known as the Peekay Notes, by majority vote, may appoint a non-voting observer. The initial observer appointed by the Peekay Note holders is Phyllis Heppenstall. The observer has the right to attend meetings of the board of directors of our company and receive any materials provided the board; provided, that the observer shall not be entitled to attend any executive session of the board.

At the request of CP IV, our board is also required to grant similar observer rights to any lender that participated in our company's last secured financing transaction that owns at least 1% of the issued and outstanding common stock of our company on a fully-diluted basis.

We are also restricted from granting observer rights to other persons. The observer rights of the holders of the Peekay Notes will terminate upon the repayment of the Peekay Notes.

Board of Directors

The Stockholder Rights Agreement requires us to have a board of directors that consists of no more than three people. Christals Parent or its assignee has the right to appoint two members of our board of directors. The two members appointed by Christals Parent are Edward J. Tobin and Ellery W. Roberts. Christals Parent assigned its right to appoint two members of our board of directors to Christals Management, LLC, or Christals Management. CP IV has the right to appoint one member to our board of directors and to the board of directors or other governing body of each of our subsidiaries. David Aho was appointed as the initial designee of CP IV. A member of our board of directors may be removed only by the person or their successors or assigns who appointed such member to the board. Any vacancy on the Board that is created by the death, resignation or removal of a director must be filled by the Member or Members or their successors or assigns who appointed the director whose death, resignation or removal created such vacancy. CP IV also has the right to designate a member of each committee of the board of directors of our company, if any.

Board of Advisors

The Stockholder Rights Agreement also requires us to create an advisory board. CP IV has the right to approve each member of the advisory board. The advisory board consults with the board of directors of our company and our management team regarding the maintenance of the culture and brand of our company and its subsidiaries and strategic planning for the business and affairs of our company. The initial members of the advisory board are Phyllis Heppenstall, Ellery Roberts, Edward Tobin and David Aho. The advisory board is expected to hold meetings once per quarter.

CP IV Approval Rights

The Stockholder Rights Agreement also provides CP IV with the approval rights described below.

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At any time that there is an "underperformance condition" (but only during the continuation of such underperformance condition), our board may not consent (nor are our subsidiaries permitted) to or engage in any of the following activities without the prior written consent of CP IV. An underperformance condition is generally defined in the Stockholder Rights Agreement as any time that the trailing twelve-month consolidated earnings before interest, taxes, depreciation and amortization, or EBITDA, of our company is less than the minimum consolidated EBITDA. Minimum consolidated EBITDA under the Stockholder Rights Agreement ranges from $8.2 million to $11.5 million depending upon the date of determination.

During an underperformance condition, our company may not, without the consent of CP IV:

•	hire, appoint, terminate, remove or lower the rate or terms of compensation, bonus or severance of any senior officer;

•	open any new store or close any existing store;

•	purchase or sell any real property;

•	make aggregate capital expenditures in excess of $500,000 per fiscal year with respect to our company or its subsidiaries;

•	adopt the annual budget or alter operations or make expenditures materially in excess of or not contemplated by any approved budget;

•

commence, settle or waive any benefits or rights with respect to any litigation, arbitration proceeding or governmental proceeding (including zoning disputes) that our company or any of our subsidiaries or any officer, manager or director thereof is a party or otherwise involved or affected;

•	create any subsidiary or joint venture;

•	create, incur, guarantee or suffer to exist any indebtedness in excess of $100,000 in the aggregate other than specified permitted indebtedness;

•	designate, appoint, or dismiss accountants to audit the books and records and consolidated financial statements of our company;

•	repurchase any securities of our company or any of our subsidiaries;

•

make any acquisitions or investments, whether by purchase of securities, merger or consolidation, contributions to capital, property transfers, or purchases of properties or assets or otherwise, of or in any person, for cash consideration (individually or in the aggregate) in excess of $2,000,000 in any fiscal year; or

•

sell, transfer, license or otherwise dispose of properties or assets of our company or our subsidiaries for cash consideration (individually or in the aggregate) in excess of $2,000,000 in any fiscal year.

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Our minimum trailing twelve month (TTM) Consolidated EBITDA has not met the required threshold since December 31, 2013, and we are currently considered to be in an underperformance condition.

The Stockholder Rights Agreement also provides CP IV with approval rights at times when there is no underperformance condition. Our company may not, without the consent of CP IV (whether or not an underperformance condition is continuing):

•	hire, appoint, terminate, remove or lower the rate or terms of compensation, bonus or severance of Phyllis Abramson, Jeremy Owens or David Leigh;

•	make or declare any dividends by our company other than distributions or dividends to stockholders of our company on a pro rata basis;

•

except for board approved equity incentive awards of up to 5% of the issued and outstanding common stock of our company as of December 31, 2014 under a board approved equity incentive plan, create or issue any new securities, options, warrants or other rights or agreements to acquire securities exchangeable for, or convertible into, membership or profits interests of our company or any of our subsidiaries;

•

enter into or permit any recapitalization of our company or any of our subsidiaries or the sale of any outstanding equity interests, options, warrants or other rights or agreements to acquire securities exchangeable for, or convertible into, equity interests owned by our company or our subsidiaries or by any of our subsidiaries in any other subsidiaries;

•

enter into any agreement or engage in any transaction among our company and our subsidiaries on the one hand and any director, employee, consultant, stockholder or affiliate of our company or its subsidiaries, holders of the Peekay Notes, or former members of Christals Parent or Christals Holding, LLC on the other hand;

•	amend or modify the Stockholder Rights Agreement or the charter and bylaws or other similar organizational documents of our company or our subsidiaries;

•

enter into or permit any reorganization, merger, sale of all or substantially all of the assets, dissolution, termination, liquidation or winding up of affairs of our company or any of our subsidiaries other than in connection with the exercise of drag along rights;

•

increase or decrease the size of our board of directors or the board or other governing body of any of our subsidiaries; appoint any person who is not a full-time employee of our company or any of our subsidiaries to the governing body or otherwise grant any person the power to manage the business of any subsidiary, grant any person observer rights or appoint any person to or remove any person from the advisory board;

•

amend, modify or extend the management agreement with Christals Management, enter into any management, consulting or other agreement for or permit director, consulting or management fees to be paid by our company or any subsidiary other than pursuant to the management agreement with Christals Management in effect as of December 31, 2014; or

•	any liquidation, dissolution or winding up, assignment for the benefit of creditors or bankruptcy of our company or any of our subsidiaries.

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Registration Rights

In connection with any private placement or other financing transaction in which we give investors registration rights, we will also grant to CP IV and each other former member of Christals Acquisition (or their assignee) registration rights covering any restricted shares of our common stock held by them that cannot be sold without limitation as to volume under Rule 144 of the Securities Act. If for any reason the number of shares of common stock that may be included in such registration must be cutback as a result of a limitation on the maximum number of shares of our common stock permitted to be registered by the staff of the SEC pursuant to Rule 415 of the Securities Act, then the shares of our common stock held by the former members of Christals Acquisition will be cutback first, proportionately as to each such former member, so that the maximum number of shares of the investors in such financing may be registered.

Right to Remove and Appoint Officers.

At any time upon the occurrence of an underperformance condition, CP IV has the right to require that our board cause our chief executive officer to be removed or a chief operating officer acceptable to CP IV to be appointed.

Right to Appoint Chief Marketing Officer.

CP IV has the right to require that our board of directors appoint a chief marketing officer of our company and our subsidiaries acceptable to CP IV and reasonably acceptable to our board other than the CP IV designee.

Tag-Along Right.

If any holder of our common stock proposes to sell or otherwise transfer shares of our common stock to one or more persons other than to a permitted transferee as described in the Stockholder Rights Agreement, then the former members of Christals Acquisition will have the right to participate pro rata in such sale and if the prospective purchaser is not willing to purchase all of the shares of our common stock that the former members other than the transferring member propose to transfer, then each former member (including the transferring member) will be permitted to transfer a portion of the total number of shares of our common stock to be transferred to the prospective purchaser.

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Drag-Along Right.

If CP IV proposes to sell or otherwise transfer pursuant to a bona fide written offer all of the common stock of our company held by CP IV to a person that is not an affiliate of CP IV (and would not be an affiliate of CP IV upon completion of such transfer) (a) after December 31, 2017 or (b) at an implied total enterprise valuation for our company in excess of ten times trailing twelve month consolidated EBITDA, CP IV will have the right to require the other members of Christals Acquisition to join in such sale by selling a pro rata portion of the shares of the common stock of our company held by such other stockholders on the same terms as CP IV.

Right of First Offer.

If any former member of Christals Acquisition desires to sell or otherwise transfer all or any portion of such former member's common stock, other than to a permitted transferee as described in the Stockholder Rights Agreement or pursuant to the tag along or drag along rights described above, then the former members will have the right to purchase their pro rata share of such shares of common stock being sold or otherwise transferred at the same price and on the same terms as those proposed and if any former member of Christals Acquisition does not exercise his right of first offer, then the other former members of Christals Acquisition may purchase their pro rata portion of the shares so declined.

Preemptive Rights.

Except with respect to certain exempt securities issuances that are described below, pursuant to the Stockholder Rights Agreement, we granted to each former member of Christals Acquisition (other than certain former members who are members of our management team) the right to purchase a pro rata portion of any future offering of any securities by us. The exceptions to the preemptive rights of the former members of Christals Acquisition are:

•	Securities issued in registered public offering;

•

Securities issued as consideration in connection with any merger, consolidation or acquisition to which our company or our subsidiaries is a party with a person that is not an affiliate of our company or of Christals Parent or its members;

•

Securities issued to a financial institution or its affiliates in connection with the incurrence of indebtedness by our company or any of our subsidiaries to any person that is not an affiliate of our company or of Christals Parent or its members;

•

Securities issued as board approved equity incentive awards of up to 5% of the issued and outstanding common stock of our company as of December 31, 2014 and a board approved equity incentive plan; and

•	Securities issued upon exercise or conversion of any indebtedness or securities, provided that such indebtedness or securities were not issued in violation of this the preemptive rights.

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TTM Consolidated EBITDA Statement.

We are required to deliver to CP IV simultaneously with filing of our annual and quarterly reports with the SEC and on a monthly basis, a schedule showing the calculation of trailing twelve months consolidated EBITDA as of the end of the period covered by such financial statements or such month, as applicable.

Transfers Subject to Stockholder Rights; Legends.

The common stock acquired by Christals Parent under the Exchange Agreement and the common stock acquired from the stockholders of our company pursuant to separate stock purchase agreements occurring on the same day were distributed by Christals Parent to its members and further distributed by its member, Christals Holding to the members of Christals Holding. The distribution of the common stock to such persons by Christals Parent and Christals Holding was made subject to the terms and provisions of the Stockholder Rights Agreement.

Debt Conversion Agreement

On November 17, 2015, we entered into a debt conversion agreement with the holders of the Peekay and Christals seller notes. These creditors provided partial seller financing associated with the acquisition of the Peekay and Christals stores in the form of $12.7 million in notes payable. The terms of these notes allow for unpaid interest to be added to the principal (PIK interest) on a quarterly basis, and as of October 31, 2015, the total amount owing, including the PIK interest, was $15.6 million. The holders of the seller notes have agreed to convert this amount into 1,944,204 shares of common stock at the closing of this offering (or in the case of the Christals seller notes after January 1, 2016, but before the later of January 15, 2016 or the date of the closing of this offering). Accrued interest at October 31, 2015 was approximately $229,000, and interest on these notes will continue to accrue in accordance with the terms of the notes until the closing of the offering, at which time it will be paid in full in cash (with interest on the Christals seller notes being paid after January 1, 2016, but before the later of January 15, 2016 or the date of the closing of this offering). The debt conversion agreement may be terminated by either the written agreement of the creditors and our company or by either us or a creditor (as to itself but no other creditor) upon written notice to the other, if the public offering contemplated by this prospectus is not consummated by 6:30 p.m. Pacific time on February 15, 2016.

Pursuant to the debt conversion agreement we also agreed that we would take any action that may be reasonably necessary to cause Phyllis Heppenstall to be appointed or elected to our board of directors upon the closing of this offering.

Underwriter's Warrants

We have agreed to issue to the underwriter warrants to purchase up to a total of 144,038 shares of common stock (3% of the shares of common stock sold in this offering, including shares issuable upon the exercise of the underwriter's the over-allotment option). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering. The warrants are exercisable at a per share price equal to 115% of the public offering price per share in the offering which, if this offering is priced at the mid-point of the range set forth on the cover of this prospectus, would be $8.05 per share. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering, and the piggyback registration right provided will not be greater than seven years from the effective date of the offering. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

111

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

The provisions of Nevada law, our articles of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Anti-takeover Effects of Nevada Law

Business Combinations

The "business combination" provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various "combination" transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the two year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

A "combination" is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation. (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

112

In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our amended and restated articles of incorporation state that we have elected not to be governed by the "business combination" provisions.

Control Share Acquisitions

The "control share" provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become "control shares" and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

Our amended and restated articles of incorporation state that we have elected not to be governed by the "control share" provisions.

Articles of Incorporation and Bylaw Provisions

Our amended and restated articles of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

•

Board of Directors Vacancies. Our amended and restated articles of incorporation and our amended and restated bylaws authorize only our board to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board will be permitted to be set only by a resolution adopted by our board. These provisions would prevent a stockholder from increasing the size of our board and then gaining control of our board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board but promotes continuity of management.

•

No Cumulative Voting. Nevada law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation's articles of incorporation provides otherwise. Our articles of incorporation and bylaws do not provide for cumulative voting.

Transfer Agent and Registrar

Our independent stock transfer agent is Globex Transfer, LLC. Its mailing address is 780 Deltona Blvd., Suite 202, Deltona, FL 32725, and its phone number is (813) 344-4490.

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UNDERWRITING

Under the terms and subject to the conditions set forth in an underwriting agreement dated , we have agreed to sell to the underwriters named below, for whom Lake Street Capital Markets LLC is acting as the representative, and such underwriters have agreed to purchase, the following respective numbers of shares of our common stock:

Underwriter	Number of Shares
Lake Street Capital Markets, LLC	4,175,000

Total	4,175,000

The underwriters are offering the shares of common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby if any such shares are taken. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters' over-allotment option described below.

Commissions, Discounts and Expenses

The underwriters initially propose to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at such offering price less a selling concession not in excess of $ per share. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

We have agreed to pay for all costs and expenses customarily borne by an issuer incident to the purchase, sale and delivery of the common stock offered by the underwriters, including all fees and expenses of filing with the SEC and Financial Industry Regulatory Authority, Inc., or FINRA, and all Blue Sky filing fees and expenses, and we will reimburse the underwriters for any such costs and expenses. Additionally, we have agreed to pay for up to $125,000 in the aggregate of certain out-of-pocket costs and expenses of Lake Street Capital Markets, including fees and expenses of its counsel. The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $518,534.

The following table shows the public offering price, the underwriting discounts and commissions, and the proceeds to us, before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase up to an additional 626,250 shares of common stock to cover over-allotments.

		Total Without Over-	With Over-
	Per Share	allotment	allotment
Public offering price	$	$	$
Underwriting discounts and commissions
Proceeds to us, before expenses

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Underwriters' Warrants

We have agreed to issue to the underwriters warrants to purchase up to a total of 144,038 shares of common stock, which represents 3% of the shares of common stock sold in this offering, including shares issuable upon the exercise of the underwriters' the over-allotment option. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants are exercisable at a per share price equal to 115% of the public offering price per share in the offering, or $8.05 per share (if priced at the midpoint of the price range set forth on the cover page of this prospectus). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of effectiveness. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Over-Allotment Option

We have granted to the underwriters an over-allotment option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 626,250 shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any.

Lock-Up and Related Agreements

We have agreed that, subject to certain exceptions, we will not (i) offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock or (ii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days following the date of this prospectus, without the prior written consent of Lake Street Capital Markets. Our directors, executive officers and certain of our stockholders have also agreed that, subject to certain exceptions, they will not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock beneficially owned by them for a period of 180 days following the date of this prospectus, without the prior written consent of Lake Street Capital Markets.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

•

prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or material news or the occurrence of the material event.

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Stabilization; Short Positions

In order to facilitate the offering of the shares of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the shares of common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Other Agreements

We have agreed to provide Lake Street Capital Markets with a right of first refusal to act as our financial advisor with respect to any other form of investment banking services, including, but not limited to, mergers and acquisitions and acting as placement agent or sole bookrunner of any privately or publicly placed offering of our securities, for a period of twelve (12) months from the successful consummation of the offering (and only if the offering is so consummated). Such right would expire in the event that the underwriter declines to participate or withdraws from the offering or declines to act as the advisor for a future project. The terms, conditions and fees relating to any such additional services will be confirmed in a separate written agreement.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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State Blue Sky Information

We will offer and sell our common stock to retail customers only in Colorado, Connecticut, Delaware, Hawaii, Illinois, Michigan, Minnesota, New York, and Wisconsin. In New York and Hawaii, we have relied on exemptions from the state registration requirements. In the other states listed above, we will apply to have our common stock registered for sale and will not sell our common stock to retail customers in these states unless and until such registration is effective in each of these states.

If you are not an institutional investor, you may purchase our common stock in this offering only in the jurisdictions described directly above. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

The National Securities Markets Improvement Act of 1996, which is a federal statute, pre-empts the states from regulating transactions in certain securities, which are referred to as "covered securities." The resale of our common stock, from and after the effective date, is exempt from state registration requirements under the National Securities Markets Improvement Act because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. As of the date of this prospectus, Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming either do not presently require any notice filings or fee payments or have not yet issued rules or regulations indicating whether notice filings or fee payments will be required. The District of Columbia, Illinois, Maryland, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Rhode Island, Tennessee, Texas and Vermont currently permit the resale of the securities, if we have registered the securities in the state or the proper notice filings and fees have been submitted. As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required notice filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for our common stock to continue to be eligible for resale in those jurisdictions.

Aside from the exemption from registration provided by the National Securities Markets Improvement Act, we believe that our common stock, from and after the effective date, will be eligible for sale on a secondary market basis in various states based on the availability of another applicable exemption from state registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sherman & Howard L.L.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fredrikson & Byron P.A., Minneapolis, Minnesota.

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EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by KLJ & Associates LLP, independent registered public accounting firm, to the extent and for the periods set forth in its report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to the shares of common stock offered in this offering and our company, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC's website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

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INDEX TO FINANCIAL STATEMENTS

PEEKAY BOUTIQUES, INC.

FINANCIAL STATEMENTS

Including Independent Accountants' Audit Report

For the Fiscal Years Ended

December 31, 2014 and 2013

Effective upon the close of business on December 31, 2014, Christals Acquisition, LLC completed a reverse merger transaction with Peekay Boutiques, Inc. (fka Dico, Inc.); that is treated as a recapitalization of Christals Acquisition. The attached financial statements have been revised to reflect the exchange of membership interests in Christals Acquisition, LLC for the common stock of Peekay Boutiques, Inc.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Peekay Boutiques, Inc.

We have audited the accompanying consolidated balance sheet ofPeekay Boutiques, Inc. as of December 31, 2014 and 2013 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. Peekay Boutiques, Inc.'s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peekay Boutiques, Inc. as of December 31, 2014 and 2013, the results of their operations, and their cash flows, for the years ended December 31, 2014 and 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KLJ & Associates, LLP
KLJ & Associates, LLP
Edina, MN
August 12, 2015

F-2

PEEKAY BOUTIQUES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$1,126,887	$3,306,230
Accounts receivable	141,000	10,351
Inventory, net of allowances	4,939,998	4,649,910
Prepaid expenses and other	635,717	620,881
Total current assets	6,843,602	8,587,372

Property and equipment, net	1,912,728	626,551
Goodwill	40,825,147	41,500,171
Finance costs, net	2,323,714	3,054,026
Deposits	527,975	185,714

TOTAL ASSETS	$52,433,166	$53,953,834

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,762,014	$1,734,082
Accrued expenses	3,059,895	1,739,452
Customer deposits	396,541	366,156
Short-term debt, net of original issue discount	38,012,580	-
Total current liabilities	43,231,030	3,839,690

Long-term debt, net of original issue discount	12,700,000	50,491,620
Deferred tax liabilities, net and other	2,543,583	1,154,411

TOTAL LIABILITIES	58,474,613	55,485,721

SHAREHOLDERS EQUITY
Common stock, $0.0001 par value, 50,000,000 shares authorized; 597,090 and 596,256 issued and outstanding at December 31, 2014 and 2013, respectively	58	58
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares outstanding
Additional paid in capital	717,648	1,045,318
Retained deficit	(6,759,153)	(2,577,263)
TOTAL SHAREHOLDERS' EQUITY	(6,041,447)	(1,531,887)

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$52,433,166	$53,953,834

The accompanying notes are an integral part of these financial statements.

F-3

PEEKAY BOUTIQUES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31, 2014	December 31, 2013
REVENUE	$39,624,783	$39,449,389

COST OF GOODS SOLD	13,740,348	13,639,940

GROSS PROFIT	25,884,435	25,809,449

SELLING, GENERAL & ADMINSTRATIVE EXPENSES	20,963,733	19,569,773

DEPRECIATION AND AMORTIZATION	2,198,852	1,902,304

OPERATING INCOME	2,721,850	4,337,372

OTHER INCOME (EXPENSE)
Other expense	(68,204)	(104,098)
Interest expense	(6,633,536)	(6,577,537)
Total other income (expense)	(6,701,740)	(6,681,635)

INCOME TAX EXPENSE	202,000	233,000

NET LOSS	$(4,181,890)	$(2,577,263)

Net loss per share - basic and diluted:
Loss per share attributable to common stockholders	$(7.00)	$(4.32)

Weighted average number of common shares outstanding	597,090	596,256

The accompanying notes are an integral part of these financial statements.

F-4

PEEKAY BOUTIQUES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Shares	Common	Additional	Retained
	Outstanding	Stock	Paid in Capital	Deficit	Total
Balance - December 31, 2012	173,911	16	$304,892	-	$304,908

Members contribution	422,345	42	740,426	-	740,468
Net loss				(2,577,263)	(2,577,263)

Balance - December 31, 2013	596,256	58	1,045,318	(2,577,263)	(1,531,887)

Recapitalization	834		(327,670)		(327,670)
Net loss			-	(4,181,890)	(4,181,890)

Balance - December 31, 2014	597,090	$58	717,648	$(6,759,153)	$(6,041,447)

The accompanying notes are an integral part of these financial statements.

F-5

 PEEKAY BOUTIQUES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31, 2014	December 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,181,890)	$(2,577,263)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	2,198,852	1,902,304
Deferred income taxes	144,000	178,000
Changes in operating assets and liabilities
Net change in accounts receivable	(130,649)	19,645
Net change in inventory	(290,083)	757,134
Net change in prepaid and other assets	(47,101)	(73,804)
Net change in accounts payable & accrued liabilities	2,313,930	1,819,535
Net cash flow (used in) provided by operating activities	7,059	2,025,551

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(44,857)	(480,600)
Purchase equipment	(1,076,437)	(492,276)
Net cash flow (used in) investing activities	(1,121,294)	(972,875)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	243,290	176,138
Borrowing costs associated with notes payable	(958,398)	-
Proceeds from member contributions and (shareholder disbursements)	(350,000)	740,468
Net cash flow (used in) provided by financing activities	(1,065,108)	916,606

NET INCREASE (DECREASE) IN CASH	(2,179,343)	1,969,282

Cash and cash equivalents, beginning of period	3,306,230	1,336,948
Cash and cash equivalents, end of period	$1,126,887	$3,306,230

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$96,938	$292,839
Interest paid	$5,494,256	$5,418,992

The accompanying notes are an integral part of these financial statements.

F-6

PEEKAY BOUTIQUES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

At the close of business on December 31, 2014, Christals Acquisition, LLC and its members entered into a securities exchange agreement ("Exchange Agreement") with DICO, Inc. a Nevada corporation, pursuant to which DICO acquired 100% of the issued and outstanding equity capital of Christals Acquisition in exchange for 2,524,870 shares of DICO common stock, par value $0.0001 per share, which constituted 70.5% of the issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Exchange Agreement.  In addition, at the closing of the share exchange, Christals paid DICO $350,000 in cash.  This cash was immediately used for the following purposes (i) to pay down all of DICO's  outstanding liabilities, (ii) $308,436 of this cash was used as a partial payment toward the redemption of a total of 15,000,000 of DICO restricted shares from David Lazar, the former Chief Operating Officer and Secretary of DICO, pursuant to a redemption agreement entered into with Mr. Lazar on December 31, 2014, and (iii) to satisfy aggregate purchase price payable to holders of a total of 1,052,600 shares of DICO common stock, which shares were transferred to the members of Christals Acquisition as a condition to the closing of the exchange transaction.  In addition to receiving the $308,436 payment for the redemption of his 15,000,000 shares of DICO common stock, DICO also transferred to Mr. Lazar the remaining inventory of loose diamonds pursuant to a bill of sale and assignment agreement as the balance of the consideration for the redemption of his shares.   Immediately following the closing of the exchange transaction and the related transactions described above, the former members of Christals Acquisition and certain equity owners of such members who immediately received distributions of such securities, became the owners of 3,577,470 shares of our common stock, constituting 99.9% of DICO's issued and outstanding common stock as of such closing.  For accounting purposes, the exchange transaction with Christals Acquisition was treated as a reverse acquisition, with Christals Acquisition as the acquirer and DICO, Inc. as the acquired party.   In January 2015, DICO, Inc. changed its name to Peekay Boutiques, Inc.

Christals Acquisition, LLC, a Delaware limited liability company, was formed in January 2012 to acquire existing limited liability companies operating retail stores in the sexual health and wellness category.  The financial statements  of Christals Acquisition, LLC and Subsidiaries ("the Company") include the following fully owned subsidiaries:   Peekay Acquisition, LLC, Peekay SPA, LLC; ZJ Gift F-2, LLC, ZJ Gift F-3, LLC,  ZJ Gifts F-4, LLC, ZJ Gifts F-5, LLC, ZJ Gifts F-6, LLC, ZJ Gifts I-1, LLC, ZJ Gifts M-1, LLC, ZJ Gifts M-2, LLC, and ZJ Gifts M- 3, LLC, which operate stores in Iowa, Texas and Tennessee under the Christals brand; and Peekay, Inc., ConRev, Inc., Condom Revolution, Inc. and Charter Smith Sanhueza Retail, Inc., which operate stores in Washington, Oregon and California under the Lovers, ConRev and A Touch of Romance brands.

Basis of Presentation - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  During 2013 and 2014, the Company incurred net losses of $2,577,263 and $4,150,362, respectively, largely as a result of interest expense on its outstanding debt of $6.6 million annually, which exceeds the operating profits generated through the operations of its business.  Approximately $38.2 million in senior secured debt matures on December 31, 2015, and the Company does not have the resourced necessary to pay this debt as it comes due.

F-7

PEEKAY BOUTIQUES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The ability of the Company to continue its operations and execute its business plan is dependent on its ability to refinance this debt and/or to raise sufficient capital to pay this debt and other obligations as they come due (or are extended through a refinancing) and to provide sufficient capital to operate its business as contemplated.  Management is in the process of exploring refinancing options, and raising additional equity capital through either private, public market or PIPE transactions.

These factors, amount others, raise substantial doubt about the Company's ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated during the consolidation process.

Fiscal Year End

The Company has adopted a fiscal year end of December 31.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

The Company's most significant areas of estimation and assumption are:

•	determination of the appropriate amount and timing of markdowns to clear unproductive or slow-moving retail inventory and overall inventory obsolescence;

•	estimation of future cash flows used to assess the recoverability of long-lived assets,

Cash and Cash Equivalents

All short-term investments with original maturities of three months or less at date of purchase are considered cash equivalents.

F-8

PEEKAY BOUTIQUES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. The Company maintains their cash in bank deposit accounts at high credit quality financial institutions. At times, the balances maintained with Wells Fargo Bank exceed federally insured limit of $250,000 per accountholder.  The Company also maintains a certain amount of cash on hand at the retail store locations. The Company has not experienced any significant losses with respect to its cash.

Receivables

Receivables consist primarily of amounts receivable from vendors and a wholesale trade account.  These receivables are computed based on provisions of the vendor agreements in place and the Company's completed performance.  The Company's vendors are primarily U.S. based producers of consumer products, from whom the Company purchases resale product inventory.  The Company does not require collateral on its receivables and does not accrued interest.  Credit risk with respect to receivables is limited due to the nature of the relationship with the vendors.  Receivables were $141,000 and $10,351 at December 31, 2014 and 2013, respectively.

Inventory

Inventory consists of merchandise acquired for resale and is valued at the lower of cost or market, with cost determined on a FIFO basis, and includes costs to purchase and distribute the goods, net of any markdowns or volume discounts.  The Company maintains reserves for potential obsolescence and shrinkage.

Vendor Allowances

The Company receives allowances from vendors in the normal course of business, including markdown allowances, purchase volume discounts and rebates, and other merchandise credits.  Vendor allowances are recorded as a reduction of the vendor's product cost and are recognized in cost of sales as the product is sold.

Fair Value of Financial Instruments

The Company's management believes the carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximate fair value due to their short maturity.

Long-Lived Assets

Property and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Depreciation is provided using the straight-line method with estimated useful lives as indicate below:

Furniture and equipment	7 years
Software	3 years
Computer equipment	5 years
Leasehold improvements	15 years

Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the related assets or the leases term, and this amortization is included in depreciation.

F-9

PEEKAY BOUTIQUES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred Rent

Many of the Company's operating leases contain predetermined fixed increases of the minimum rental rate during the lease.  For these leases, the Company recognizes the related rental expense on a straight-line basis over the expected lease term and records the difference between the amounts charged to expense and the rent paid as deferred rent.  The lease term commences on the earlier of the date when the Company becomes legally obligated for rent payments or the date the Company takes possession of the leased space.  As part of many lease agreements, the Company receives construction allowances for landlords for tenant improvements.  These leasehold improvements made by the Company are capitalized and amortized over the shorter of the lease term or 15 years.  The construction allowances are recorded as deferred rent and amortized on a straight-line basis over the lease term as a reduction of rent expense.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted cash flows. If long-lived assets are impaired, an impairment loss is recognized and is measured as the amount by which the carrying value exceeds the estimated fair value of the assets. The estimation of future undiscounted cash flows from operating activities requires significant estimates of factors that include future sales growth and gross margin performance. Management believesthey have appropriately determined future cash flows and operating performance; however, should actual results differ from those expected, additional impairment may be required.  No significant impairment charges have been recognized in fiscal 2014 or 2013.

Goodwill

Goodwill represents the excess of cost over the fair value of net assets acquired using acquisition accounting and is not amortized.

Under FASB ASC 350, Intangibles - Goodwill and Other ("ASC 350"), goodwill and indefinite-lived intangible assets are reviewed at least annually for impairment. Acquired intangible assets with definite lives are amortized over their individual useful lives.

On at least an annual basis, management assesses whether there has been any impairment in the value of goodwill by first comparing the fair value to the net carrying value. If the carrying value exceeds its estimated fair value, a second step is performed to compute the amount of the impairment. An impairment loss is recognized if the implied fair value of the asset being tested is less than its carrying value. In this event, the asset is written down accordingly. The fair values of goodwill impairment testing are determined using valuation techniques based on estimates, judgments and assumptions management believes are appropriate in the circumstances.

F-10

PEEKAY BOUTIQUES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Finance Costs, Net

The Company is party to debt agreements that contain non-interest fees and expenses, such as underwriting and covenant waiver fees.  These fees are accrued as incurred and amortized over the life of the financing agreement.  Amortization expense for the years ended December 31, 2014 and 2013 was $

Revenue Recognition

The Company derives revenues from sale of merchandise and upon the following: (1) there is persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered, (3) the seller's price to the buyer is fixed or determinable, and (4) collectability is reasonably assured.

Cost of Goods Sold

Cost of goods sold consists primarily of the merchandise cost of products sold, including inbound freight, duties and packaging.  Cost of goods sold was $13,736,433 and $13,639,940 for the years ended December 31, 2014 and 2013, respectively.

Advertising / Marketing

Advertising costs are charged to expense when incurred. The Company's advertising method is primarily direct mail, media (print, radio, television, and theater advertisements), billboards, and customer recommendations.  Advertising/marketing costs were approximately $1,391,172 and $1,223,670 for the years ended December 31, 2014 and 2013, respectively.

Selling, general and administrative expenses

Selling, general and administrative expenses includes payroll, bonus and benefit costs for retail and corporate employees; advertising and marketing costs; occupancy costs; and general expenses for the operation of our retail stores and corporate offices; insurance expense; professional and management services and fees.  It also includes store pre-opening and remodeling expenses.

Recent Accounting Pronouncements and Account Changes

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, ("ASU 2014-09"), which will supersede Accounting Standards Codification ("ASC") Topic 605, Revenue Recognition.  The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized.  The core principle is that the Company must recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.  This standard is effective beginning in fiscal year 2017 and allows for either full retrospective or modified retrospective adoption.  The Company has not yet selected a transition method nor determined the effect of the new standard on its financial statements.

F-11

PEEKAY BOUTIQUES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2014	December 31, 2013
Equipment, furniture and fixtures	$2,340,301	$2,601,457
Leasehold improvements	3,949,308	2,384,904
	6,289,609	5,436,361
Less: accumulated depreciation	(4,376,881)	(4,809,809)
Property and equipment, net	$1,912,728	$626,552

During 2014, the Company opened five new stores in southern California and closed two stores, one in Arkansas and one in Washington.

NOTE 4 - NOTES PAYABLE

Unsecured Subordinated Promissory Notes

Acquisition of the Christals Stores - On October 9, 2012, Christals Acquisition, LLC issued four promissory notes, two at $1,550,000 and two at $150,000 to the former owners of the Christals stores.  These notes bear interest at a rate of 12% and are due at maturity on January 7, 2017.  Interest is only payable prior to note maturity, if the stores sold as part of this agreement reach a certain quarterly EBITDA threshold.  During 2014, the stores did reach that threshold for one quarter and $45,000 in interest was paid to the holders.  Accrued, unpaid interest on these notes totals $863,933 at December 31, 2014.  Interest expense on these notes was $432,933 in 2014 and $376,917 in 2013.  These notes are subject to certain covenants that are defined in the purchase agreement.

Acquisition of the Peekay Stores - On December 31, 2012, Peekay Acquisition, LLC and Peekay SPA, LLC, each a Delaware limited liability company, jointly and severally promised to pay to the "Subordinated Lenders" the principal amount of $6,000,000 and $3,300,000 pursuant to a Common Stock Purchase Agreement, dated as of December 31, 2012, with interest at the rate of 9% and 12% per annum respectively.  The notes mature on December 31, 2016.  Subject to the Subordination Provisions and all other rights of the Senior Creditors arising in connection with the Senior Obligations, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, will be due and payable in cash on the earlier of the Maturity Date, and the date when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable in cash by the Majority Lenders or become automatically due and payable in cash hereunder, in each case, in accordance with the terms hereof.

Payments of accrued and unpaid interest on the Subordinated Notes is due and payable in cash in arrears on the earlier of the Maturity Date or the acceleration during the occurrence of an Event of Default.  Accrued but unpaid interest shall be compounded quarterly on each March 1, June 1, September 1, and December 1, commencing on March 1, 2013 (each such date an "Interest Payment Date").  All such interest shall be paid by accretion thereof to the outstanding principal balance of the Subordinated Notes as PIK interest.  Notwithstanding anything herein to the contrary, on each Interest Payment Date, 45% of the interest then accrued in respect to the three months then ending shall be due as Cash Interest, and if permitted by provisions of the Subordination Agreement, shall be payable as Cash Interest rather than PIK interest.  By giving the Subordinated Lender five days written notice, the Company may prepay the debt, in whole or in part, without penalty or premium, with amounts paid applied to accrued, unpaid interest and then to principal.

F-12

PEEKAY BOUTIQUES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These notes contain certain covenants that restrict the amount of distributions and dividends that the Company can make.  Interest expense for the years ended December 31, 2014 and 2013 was $997,687 and $979,357, respectively.

Unsecured Subordinated Debt:	December 31, 2014	December 31, 2013
Christals notes	$3,400,000	$3,400,000
Peekay notes	9,300,000	9,300,000
Total subordinated debt	12,700,000	12,700,000

Accrued interest payable	1,985,446	1,045,469
Total accrued interest payable	$14,685,446	$13,745,469

Financing Agreement

On December 31, 2012, Christals Acquisition, LLC, a Delaware limited liability company (the "Parent"), Peekay Acquisition, LLC, a Delaware limited liability company ("Peekay Acquisition"), the subsidiaries of Peekay Acquisition listed as "Borrowers", entered into a financing agreement with Cortland Capital Marketing Services, LLC, collateral agent for the lenders.

The Lenders issued a term loan to the Borrowers initially in the aggregate principal amount of $38,215,939, consisting of a tranche A term loan for the principal amount of $27,000,000 which expires on December 27, 2015, and bears interest at a rate of 12% per annum, and a tranche B term loan for the principal amount of $11,215,930 which expires on December 27, 2015, and bears interest at a rate of 15% per annum. The proceeds of the loans shall be used by Peekay Acquisition to make a loan to the Parent, which will use proceeds to repay certain existing indebtedness, and to finance a portion of the purchase price payable by Peekay SPA, LLC for the purchase of the issued and outstanding shares of stock of Peekay, Inc. and ConRev, Inc., each a Washington corporation (the "Acquisition Peekay"), and by the Borrowers to fund working capital of Peekay Acquisition and its subsidiaries and to pay fees and expenses related to this Agreement and the Acquisition Peekay.

The Borrowers agree to pay the following fees associated with the loans:

•	An Underwriting fee on the Term A loan equal to 2% of the total loan, and 3% on the total Term B loan.

•	An administrative fee of .24% of the average amount of the aggregate amount of the principal balance of the loans outstanding paid each quarter.

•

Borrowers shall pay to the Term A Agent, quarterly in arrears on the last day of each calendar quarter and on the date the Obligations are paid in full, an administrative fee, which shall be equal to $15,000 (or a pro rata portion of such amount, in the case of the final payment of such fee).

F-13

PEEKAY BOUTIQUES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The loans are covered by the following covenants:

•	Certain reporting requirements

•	Maintain a Key Man life insurance policy for $2,000,000.

•	Restriction on amount of capital assets that can be purchased during the year

•	Restrictions of paying dividends or other distributions

•	Meeting certain financial covenants including an adjusted EBITDA leverage ratio and minimum liquidity requirement

The loans are guaranteed by Christals Acquisition, LLC and all its subsidiaries.

During the year ended December 31, 2014, the Company obtained three covenant waivers through Amendments to the Financing Agreements dated March 31, 2014, September 30, 2014 and December 31, 2014, which cover covenant requirements through April 30, 2015.  The Company agreed to pay waiver fees totaling $955,398.  A total of $191,080 in fees was paid in cash during 2014; $573,239 and $95,540 is payable in cash to the lenders on February 20, 2015 and March 31, 2015, respectively.  The remaining $95,540 is due at maturity.

The Company expects it will need additional covenant waivers in future periods.  There can be no assurance that the Company will be able to obtain these or other waivers, or that the Company will continue to be in compliance with the terms and conditions of its debt agreements.

NOTE 5 - FAIR VALUE MEASUREMENTS

The carrying value of cash and equivalents, deposit held in escrow and accounts payable approximates their estimated fair values due to the short maturities of these instruments.

Fair value is measured using inputs from the three levels of the fair value hierarchy, which are described as follows:

•	Level 1 - observable inputs such as quoted prices for identical instruments in active markets.

•	Level 2 - inputs other than quoted prices in active markets that are observable either directly or indirectly through corroboration with observable market data.

•	Level 3 - unobservable inputs in which there is little or no market data, which would require the Company to develop its own assumptions.

F-14

PEEKAY BOUTIQUES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company maintains leases with numerous landlords for 48 retail stores, the corporate offices and distribution center.  Store leases generally start with five year terms, and frequently contain renewal options for one or two additional five year terms.  Rent expense was $4,255,712 and $4,074,393 for the years ended December 31, 2014 and 2013, respectively.

Future minimum lease payments under operating leases are as follows:

Year	Amount
2015	$4,290,251
2016	3,341,574
2017	2,680,097
2018	1,724,342
2019	1,090,866
Thereafter	2,017,403
$15,144,533

NOTE 7 - RELATED PARTY TRANSACTIONS

Our subsidiary, Peekay Acquisition entered into an Advisory Agreement, dated December 31, 2012, with each of Christals Management, LLC, or Christals Management, a limited liability company owned 50% by an affiliate of Ellery W. Roberts and 50% by Edward J. Tobin, each directors of our company and CP IV SPV, LLC, or CP IV, an entity with which David Aho is affiliated, who is also a director of our company. Under the Advisory Agreement Peekay Acquisition pays annual compensation of $250,000 per year payable quarterly, to each of Christals Management and CP IV.

NOTE 8 - INCOME TAXES

Net losses from continuing operations before income taxes for the years ended December 31, 2014 and 2013 were approximately $3,964,365 and $2,344,263, respectively.

The components of the provision for income taxes include:

	2014	2013
Current Federal and State	$59,000	$55,000
Deferred: Federal and State	143,000	178,000
Total (benefit) provision for income taxes	$202,000	$233,000

F-15

PEEKAY BOUTIQUES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the statutory U.S. Federal income tax rate to the Company's effective income tax rate is as follows:

	2014	2013
U.S. Federal Statutory rate	34.0%	34.0%
State and local taxes, net of Federal benefit	0.0	(0.2)
Other	(8.1)	1.8
Change in valuation allowance	(30.1)	(45.6)
Effective income tax rate	(4.3)%	(10.0)%

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and amounts used for tax purposes. The major components of deferred tax assets and liabilities are as follows:

	2014	2013
Deferred tax assets
Inventory	$235,000	176,000
Accrued liabilities	380,000	157,000
Net operating loss carryforwards	2,193,000	777,000
Total deferred income tax assets	2,808,000	1,110,000
Valuation allowance	(2,485,000)	(1,068,000)
Net deferred tax assets	$323,000	42,000

Deferred tax liabilities
Property and Equipment	$324,000	42,000
Goodwill	321,000	178,000
Total deferred tax liabilities	645,000	220,000

Total net deferred income tax liabilities	$(322,000)	(178,000)

The net deferred income tax liability of $322,000 as of December 31, 2013 consists of the current asset of $71,000 and non-current liability of $393,000.

For the year ended December 31, 2104 there was a deferred tax liability associates with excess book over tax goodwill. As goodwill is considered to be an indefinite lived intangible, this associated deferred tax liability is not allowed to be netted with other deferred tax assets in determining the need for a valuation allowance. This resulted in an overall net deferred tax liability after applying the valuation allowance

The Company has incurred net losses for financial reporting purposes. A valuation allowance is required to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. During the twelve month period ended December 31, 2013, the Company concluded that the likelihood of realization of the benefits associated with its deferred tax assets does not reach the level of more likely than not. As a result, the Company recognized full valuation allowance on all deferred tax assets as of at December 31, 2014

At December 31, 2013 a net operating loss ("NOL") carryforward for a federal income tax purposes is $6,394,000. The Federal NOL's will begin to expire in 2033

We have no recorded uncertain tax positions therefore there would be no impact to the effective tax rate. The Company includes interest and penalties accrued in the consolidated financial statements as a component of the interest expense. No significant amounts were required to be recorded as of December 31, 2014. The tax years ended December 31, 2011 through December 31, 2014 are considered to be open under statute and therefore may be subject to examination by the Internal Revenue Service and various state jurisdictions

F-16

PEEKAY BOUTIQUES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Page

Consolidated Balance Sheets as of September 30, 2015 (unaudited) and December 31, 2014	F-18

Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2015 and 2014	F-19

Consolidated Statements of Cash Flows for the Three and Nine Months Ended September 30, 2015 and 2014	F-20

Notes to Unaudited Consolidated Financial Statements	F-21 – F-24

F-17

PEEKAY BOUTIQUES, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014 (1)
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	1,004,497	1,126,887
Accounts receivable	84,800	141,000
Inventory, net of allowances	4,435,841	4,939,998
Prepaid expenses and other	730,508	635,717
Total current assets	6,255,646	6,843,602

Property and equipment, net	1,615,900	1,912,728
Goodwill	40,825,147	40,825,147
Finance costs, net	406,460	2,323,714
Deposits and other	520,036	527,975

TOTAL ASSETS	49,623,189	52,433,166

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	2,036,918	1,762,014
Accrued expenses	3,583,163	3,059,895
Customer deposits	497,606	396,541
Short-term debt, net of original issue discount	38,162,899	38,012,580
Total current liabilities	44,280,586	43,231,030

Long-term debt, net of original issue discount	12,700,000	12,700,000
Deferred tax liabilities, net and other	3,143,961	2,543,583

TOTAL LIABILITIES	60,124,547	58,474,613

STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value, 50,000,000 shares authorized, 600,928 and 597,090 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares outstanding	60	58
Additional paid-in capital	796,535	717,648
Retained earnings (deficit)	(11,297,953)	(6,759,153)
TOTAL EQUITY	(10,501,358)	(6,041,447)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	49,623,189	52,433,166

(1) Combined/Consolidated Balance Sheets of Peekay Boutiques, Inc. (fka Dico, Inc.) and Christals Acquisition, LLC and Subsidiaries at December 31, 2014

The accompanying condensed notes, together with the Notes to Consolidated Financial Statements contained in Form 10-K and 8-K/A for the fiscal year ended December 31, 2014, are an integral part of these financial statements.

F-18

PEEKAY BOUTIQUES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014 (1)	September 30, 2015	September 30, 2014 (1)

REVENUE	$9,684,107	$9,341,631	$30,886,743	$29,371,182
Cost of goods sold	3,457,210	3,291,188	11,051,591	10,125,276

GROSS PROFIT	6,226,897	6,050,443	19,835,152	19,245,906

OPERATING EXPENSES
Selling, general and administrative expenses	5,458,441	5,162,541	16,451,427	15,511,633
Depreciation and amortization	1,352,556	492,937	2,899,032	1,471,743

OPERATING INCOME (LOSS)	(584,100)	394,965	484,693	2,262,530

OTHER INCOME (EXPENSE)
Other income (expense)	9,463	(5,447)	13,123	(29,384)
Interest income (expense)	(1,667,329)	(1,675,448)	(4,965,946)	(4,948,405)
Total other income (expense)	(1,657,866)	(1,680,895)	(4,952,823)	(4,977,789)

INCOME TAX EXPENSE	23,670	-	70,670	569

NET LOSS	$(2,265,636)	$(1,285,930)	$(4,538,800)	$(2,715,828)

LOSS PER SHARE (BASIC AND DILUTED):
Loss per share attributable to common shareholders	$(3.78)	$(2.16)	$(7.59)	$(4.55)
Weighted average shares outstanding during period	598,946	596,245	597,711	596,245

(1) Combined/Consolidated Statements of Operations of Peekay Boutiques, Inc. (fka Dico, Inc.) and Christals Acquisition, LLC and Subsidiaries for the Three and Nine Months Ended September 30, 2014

The accompanying condensed notes, together with the Notes to Consolidated Financial Statements contained in Form 10-K and 8-K/A for the fiscal year ended December 31, 2014, are an integral part of these financial statements.

F-19

PEEKAY BOUTIQUES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30, 2015	September 30, 2014 (1)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(4,538,800)	(2,715,828)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	2,899,032	1,471,743
Changes in operating assets and liabilities
Net change in accounts receivable	56,200	6,048
Net change in inventory	504,157	8,766
Net change in prepaid and other assets	(86,852)	(277,070)
Net change in accounts payable & accrued liabilities	997,133	1,275,142
Net cash flow (used in) operating activities	(169,130)	(231,199)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	-	(23,982)
Purchase of property and equipment	(111,772)	(971,351)
Net cash flow (used in) investing activities	(111,772)	(995,333)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	150,319	179,445
Shareholder contributions (distributions)	8,193	21,252
Net cash flow provided by financing activities	158,512	200,697

NET INCREASE (DECREASE) IN CASH	(122,390)	(1,025,835)

Cash and cash equivalents, beginning of period	1,126,887	3,308,498
Cash and cash equivalents, end of period	1,004,497	2,282,663

(1) Combined/Consolidated Statements of Cash Flows of Peekay Boutiques, Inc. (fka Dico, Inc.) and Christals Acquisition, LLC and Subsidiaries at September 30, 2014

The accompanying condensed notes, together with the Notes to Consolidated Financial Statements contained in Form 10-K and 8-K/A for the fiscal year ended December 31, 2014, are an integral part of these financial statements.

F-20

PEEKAY BOUTIQUES, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

At the close of business on December 31, 2014, Christals Acquisition, LLC and its members entered into a securities exchange agreement ("Exchange Agreement") with DICO, Inc. a Nevada corporation, pursuant to which DICO acquired 100% of the issued and outstanding equity capital of Christals Acquisition. Immediately following the closing of the exchange transaction and the related transactions described above, the former members of Christals Acquisition and certain equity owners of such members who immediately received distributions of such securities, became the owners of 3,577,470 shares of our common stock, constituting 99.9% of DICO's issued and outstanding common stock as of such closing. For accounting purposes, the exchange transaction with Christals Acquisition was treated as a reverse acquisition, with Christals Acquisition as the acquirer and DICO, Inc. as the acquired party. In January 2015, DICO, Inc. changed its name to Peekay Boutiques, Inc.

Christals Acquisition, LLC, a Delaware limited liability company, was formed in January 2012 to acquire existing limited liability companies operating retail stores in the sexual health and wellness category. The financial statements of Christals Acquisition, LLC and Subsidiaries ("the Company") include the following fully owned subsidiaries: Peekay Acquisition, LLC, Peekay SPA, LLC; ZJ Gift F-2, LLC, ZJ Gift F-3, LLC, ZJ Gifts F-4, LLC, ZJ Gifts F-5, LLC, ZJ Gifts F-6, LLC, ZJ Gifts I-1, LLC, ZJ Gifts M-1, LLC, ZJ Gifts M-2, LLC, and ZJ Gifts M- 3, LLC, which operate stores in Iowa, Texas and Tennessee under the Christals brand; and Peekay, Inc., ConRev, Inc., Condom Revolution, Inc. and Charter Smith Sanhueza Retail, Inc., which operate stores in Washington, Oregon and California under the Lovers, ConRev and A Touch of Romance brands.

Basis of Presentation - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During 2013 and 2014, the Company incurred net losses of $2,577,263 and $4,150,367, respectively, largely as a result of interest expense on its outstanding debt of $6.6 million annually, which exceeds the operating profits generated through the operations of its business. Approximately $38.2 million in senior secured debt matures on December 31, 2015, and the Company does not have the resourced necessary to pay this debt as it comes due.

The ability of the Company to continue its operations and execute its business plan is dependent on its ability to refinance this debt and/or to raise sufficient capital to pay this debt and other obligations as they come due (or are extended through a refinancing) and to provide sufficient capital to operate its business as contemplated. These factors, amount others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has filed a registration statement (Form S-1) with the Securities and Exchange Commission to sell 3,125,000 shares of common stock at an estimated price of $8 to $10 per share, and plans to use the proceeds to reduce its Senior Debt facility to approximately $22 million and extend the facility for three additional years, and use the remaining proceeds for general corporate purposes. Simultaneously with the closing of the IPO, the subordinated debt holders would convert their outstanding principal and accrued interest of approximately $15.6 million to common stock. Management believes that the going concern clause will no longer be necessary, if these transactions are completed.

F-21

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Information regarding the Company's significant accounting policies is contained in Note 2, "Summary of significant accounting policies," to the financial statements in the Company's Annual Report on Form 10-K and 8-K/A for the year ended December 31, 2014. Presented below in this and the following notes is supplemental information that should be read in conjunction with "Notes to Financial Statements" in the Annual Report.

Basis of Presentation

The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) and the rules and regulations of the Securities and Exchange Commission ("SEC"), for interim financial information and include the accounts of the Christals Acquisition, LLC and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary to fairly state the financial position and results of operations and cash flows for the interim periods presented.

The Company's business is subject to seasonal fluctuation. Significant portions of the Company's net revenue and operating income are realized during the first and fourth quarters of the fiscal year, corresponding to the Valentine Day and Holiday shopping seasons, respectively. The results of the nine months ended September 30, 2015 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2015, or for any other future interim period or for any future year.

These interim consolidated financial statements and the related notes should be read in conjunction with the consolidated financial statements and notes included in the Company's Annual Report on Form 10-K and 8-K/A for the year ended December 31, 2014.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company's most significant areas of estimation and assumption are:

•	determination of the appropriate amount and timing of markdowns to clear unproductive or slow-moving retail inventory and overall inventory obsolescence;
•	estimation of future cash flows used to assess the recoverability of long-lived assets,

Fiscal Quarters and Year End

The Company has adopted a fiscal year end of December 31st, and its quarters end on March 31st, June 30th, September 30th and December 31st.

F-22

Recent Accounting Pronouncements and Accounting Changes

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, ("ASU 2014-09"), which will supersede Accounting Standards Codification ("ASC") Topic 605, Revenue Recognition. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle is that the Company must recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. This standard is effective beginning in fiscal year 2017 and allows for either full retrospective or modified retrospective adoption. The Company has not yet selected a transition method nor determined the effect of the new standard on its financial statements.

The Company made no accounting changes during the nine months ended September 30, 2015.

NOTE 3 - NOTES PAYABLE

Financing Agreement

On December 31, 2012, Christals Acquisition, LLC, a Delaware limited liability company (the "Parent"), Peekay Acquisition, LLC, a Delaware limited liability company ("Peekay Acquisition"), the subsidiaries of Peekay Acquisition listed as "Borrowers", entered into a financing agreement with Cortland Capital Marketing Services, LLC, collateral agent for the lenders.

The Lenders issued a term loan to the Borrowers initially in the aggregate principal amount of $38,215,939, consisting of a tranche A term loan for the principal amount of $27,000,000 which expires on December 27, 2015, and bears interest at a rate of 12% per annum, and a tranche B term loan for the principal amount of $11,215,930 which expires on December 27, 2015, and bears interest at a rate of 15% per annum. The proceeds of the loans shall be used by Peekay Acquisition to make a loan to the Parent, which will use proceeds to repay certain existing indebtedness, and to finance a portion of the purchase price payable by Peekay SPA, LLC for the purchase of the issued and outstanding shares of stock of Peekay, Inc. and ConRev, Inc., each a Washington corporation (the "Acquisition Peekay"), and by the Borrowers to fund working capital of Peekay Acquisition and its subsidiaries and to pay fees and expenses related to this Agreement and the Acquisition Peekay.

The Borrowers agree to pay the following fees associated with the loans:

•	An Underwriting fee on the Term A loan equal to 2% of the total loan, and 3% on the total Term B loan.

•	An administrative fee of .24% of the average amount of the aggregate amount of the principal balance of the loans outstanding paid each quarter.

•

Borrowers shall pay to the Term A Agent, quarterly in arrears on the last day of each calendar quarter and on the date the Obligations are paid in full, an administrative fee, which shall be equal to $15,000 (or a pro rata portion of such amount, in the case of the final payment of such fee).

The loans are covered by the following covenants:

•	Certain reporting requirements

•	Maintain a Key Man life insurance policy for $2,000,000.

•	Restriction on amount of capital assets that can be purchased during the year

•	Restrictions of paying dividends or other distributions

•	Meeting certain financial covenants including an adjusted EBITDA leverage ratio and minimum liquidity requirement The loans are guaranteed by Christals Acquisition, LLC and all its subsidiaries.

During the year ended December 31, 2014, the Company obtained three covenant waivers through Amendments to the Financing Agreements dated March 31, 2014, September 30, 2014 and December 31, 2014, which cover covenant requirements through April 30, 2015. The Company agreed to pay waiver fees totaling $955,398. A total of $191,080 in fees was paid in cash during 2014. During the first quarter of 2015, $573,239 and $95,540 was paid to the lenders on February 20, 2015 and March 31, 2015, respectively. The remaining $95,540 is due at maturity.

F-23

On June 30, 2015, the Company entered into the Fourth Amendment to its Financing Agreement. Pursuant to the Fourth Amendment, the lenders consented to, and waived any event of default relating to noncompliance with, the Financial Covenants, through September 30, 2015, subject to the following provisions:

(1)	if any of our or other borrowers' or guarantors' Obligations (as defined in the Financing Agreement) remain outstanding as of November 15, 2015, then we and they must satisfy

	o	the original leverage ratio requirement under the Financing Agreement for the period of four fiscal quarters ending September 30, 2015 as set forth in Section 7.03(a) of the Financing Agreement, and

	o	the liquidity test at the end of the fiscal quarter ending September 30, 2015 as set forth in Section 7.03(b) of the Financing Agreement; and

(2)

we and the other borrowers and guarantors may not make certain Permitted Management Fee (as defined in the Financing Agreement) payments until the Financial Covenants have been satisfied and all Obligations of our Company and the other borrowers and guarantors and Commitments (as defined in the Financing Agreement) have been satisfied or terminated, but such Permitted Management Fees shall continue to accrue; and

(3)

we agreed to pay to the Administrative Agent (as defined in the Financing Agreement) an exit fee (the "Exit Fee"), for the account of each consenting lender, in an amount equal to the sum of 0.25% of the aggregate principal amount of the outstanding loans of such consenting lender, calculated on each of (i) the 15th day of July 2015 and the 15th day of each calendar month thereafter (if any Obligations remain outstanding on such day), and (ii) the last day of July and the last day of each calendar month thereafter (if any Obligations remain outstanding on such day). The Exit Fee is nonrefundable and deemed fully earned as of the 15th day and last day of each calendar month for the Exit Fee that accrues on such day and until paid shall constitute "Obligations" that are secured by "Collateral" (as defined in the Financing Agreement). The Exit Fee is due on the earlier to occur of (A) the Final Maturity Date (as defined in the Financing Agreement) and (B) the date which all of the other Obligations are repaid or required to be repaid in full in cash.

These waivers cover covenant requirements through June 30, 2015. We do not expect to be able to repay or otherwise satisfy or terminate all of our obligations and comply with the Financial Covenants as of November 15, 2015.  We are therefore seeking to refinance the debt underlying the Financing Agreement, as amended, before this date.  If we determine that we will be unable to refinance the debt by such date, we will seek to obtain additional waivers under the Financing Agreement, as amended.

NOTE 4 - FAIR VALUE MEASUREMENTS

The carrying value of cash and equivalents, deposit held in escrow and accounts payable approximates their estimated fair values due to the short maturities of these instruments.

Fair value is measured using inputs from the three levels of the fair value hierarchy, which are described as follows:

•	Level 1 - observable inputs such as quoted prices for identical instruments in active markets.

•	Level 2 - inputs other than quoted prices in active markets that are observable either directly or indirectly through corroboration with observable market data.

•	Level 3 - unobservable inputs in which there is little or no market data, which would require the Company to develop its own assumptions.

NOTE 5 - SUBSEQUENT EVENTS

On October 28, 2015, the Company filed a Certificate of Change with the Nevada Secretary of State to effect a one (1)-for-six (6) reverse stock split of the authorized, issued and outstanding common stock, $0.0001 par value per share, of the Company. Pursuant to the filing of the Certificate of Change, the reverse split became effective after the close of trading on October 28, 2015.

On May 5, 2015, the Company filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission. The Company intends to sell up to 3,125,000 shares of common stock (post reverse split) at approximately $8 - $10 per share, and use approximately $16 million of the proceeds to reduce its obligation under the Senior Debt Facility and enter into a three year extension. Simultaneous with the closing the IPO, the Company plans to convert the principal and outstanding interest payable to its subordinated debt holders totaling approximately $15.6 million to common stock.

F-24

4,175,000 Shares

Common Stock

PROSPECTUS

[___] , 2015

Lake Street Capital Markets

Dealer Prospectus Delivery Obligation

Until [___], 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee

SEC registration fee	$4,001.33
FINRA filing fee	5,332.63
Blue sky qualification fees and expenses	16,800.00
Legal fees and expenses	232,500.00
Accounting fees and expenses	75,000.00
Transfer agent and registrar's fees and expenses	10,000.00
Printing and engraving expenses	100,000.00
Miscellaneous expense	75,000.00
Total	$518,633.96

__________

* To be provided by amendment.

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation's articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation provide that no director or officer shall be personally liable to the corporation or any of its stockholders for damages for any breach of fiduciary duty as a director or officer except for liability of a director or officer for (i) acts or omissions involving intentional misconduct, fraud, or a knowing violation of law or (ii) payment of dividends in violation of Section 78-300 of the NRS.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

120

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the corporations articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our amended and restated articles of incorporation and amended and restated bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

•

we shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director;

At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On December 31, 2014, we entered into the Exchange Agreement with Christals Acquisition, a Delaware limited liability company, and its members, pursuant to which we acquired 100% of the issued and outstanding equity capital of Christals Acquisition in exchange for 2,524,870 shares of our common stock, par value $0.0001 per share, which constituted 70.5% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Exchange Agreement. In addition, at the closing of the share exchange, Christals paid us $350,000 in cash. This cash was immediately used for the following purposes (i) to pay down all of our outstanding liabilities, (ii) $308,436 of this cash was used as a partial payment toward the redemption of a total of 15,000,000 of our restricted shares from David Lazar, our former Chief Operating Officer and Secretary, pursuant to a redemption agreement that we entered into with Mr. Lazar on December 31, 2014, and (iii) to satisfy aggregate purchase price payable to holders of a total of 1,052,600 shares of our common stock, which shares were transferred to the members of Christals as a condition to the closing of the share exchange transaction. In addition to receiving the $308,436 payment for the redemption of his 15,000,000 shares of our common stock, we also transferred to Mr. Lazar our remaining inventory of loose diamonds pursuant to a bill of sale and assignment agreement as the balance of the consideration for the redemption of his shares. Immediately following the closing of the share exchange transaction and the related transactions described above, the former members of Christals and certain equity owners of such members who immediately received distributions of such securities, became the owners of 3,577,470 shares of our common stock constituting 99.9% of our issued and outstanding common stock as of such closing.

121

There are a total of 16 members of Christals Acquisition that are parties to the Exchange Agreement. These members are all sophisticated investors, are familiar with our business, have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of investment in our company and have had full access to all the information they consider necessary or appropriate to make an informed investment decision with respect to the Company's common stock. The issuance of these shares was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On November 17, 2015, we entered into a debt conversion agreement with the holders of our Peekay and Christals seller notes which will result in the conversion of the Peekay notes at the closing of this offering and the conversion of the Christals notes at or after January 1, 2016, but before the later of January 15, 2016 or the closing of this offering. Pursuant to the debt conversion agreement we will issue to the holders of our seller notes a total of 1,944,204 shares of our common stock. The issuance of these shares was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we indicate that we relied upon Section 4(a)(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

122

Item 16. Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement
2.1

Securities Exchange Agreement, dated December 31, 2014, among the Company, Christals Acquisition, LLC and the members of Christals Acquisition, LLC (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 6, 2015)

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on January 28, 2015)
3.2	Amended & Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on January 6, 2015)
3.3	Certificate of Change pursuant to Section 78.209 of the Nevada Revised Statutes (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on October 30, 2015)
4.1*	Specimen Common Stock certificate
5.1	Opinion of Sherman & Howard L.L.C.
10.1

Advisory Agreement, dated December 31, 2012, by and among Christals Management, LLC, CP IV SPV, LLC and Peekay Acquisition, LLC (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.2

Amended and Restated Common Stock Purchase Agreement, dated December 31, 2012, by and among Peekay SPA, LLC, Peekay, Inc., Conrev, Inc., Kris Butt, Brian Barnett, Rick Barnett and Phyllis Heppenstall (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.3

Artifacts Agreement, dated December 31, 2012, by and among Peekay SPA, LLC, Kris Butt, Brian Barnett, Rick Barnett and Phyllis Heppenstall (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.4

Side Letter regarding Purchase Price, dated December 31, 2012, by and among Peekay SPA, LLC, Peekay, Inc., Conrev, Inc., Kris Butt, Brian Barnett, Rick Barnett and Phyllis Heppenstall (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.5

9% Unsecured Subordinated Promissory Note issued on December 31, 2012 by Peekay Acquisition, LLC and Peekay SPA, LLC in favor of Kris Butt (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.6

9% Unsecured Subordinated Promissory Note issued on December 31, 2012 by Peekay Acquisition, LLC and Peekay SPA, LLC in favor of Brian Barnett (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.7

9% Unsecured Subordinated Promissory Note issued on December 31, 2012 by Peekay Acquisition, LLC and Peekay SPA, LLC in favor of Rick Barnett (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.8

12% Unsecured Subordinated Promissory Note issued on December 31, 2012 by Peekay Acquisition, LLC and Peekay SPA, LLC in favor of Kris Butt (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.9

12% Unsecured Subordinated Promissory Note issued on December 31, 2012 by Peekay Acquisition, LLC and Peekay SPA, LLC in favor of Brian Barnett (incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.10

12% Unsecured Subordinated Promissory Note issued on December 31, 2012 by Peekay Acquisition, LLC and Peekay SPA, LLC in favor of Rick Barnett (incorporated by reference to Exhibit 10.10 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.11

Financing Agreement, dated December 31, 2012, by and among Christals Acquisition, LLC, Peekay Acquisition, LLC, each of the Subsidiaries listed as a Borrower on the signature pages thereto, each of the Subsidiaries listed as a Guarantor on the signature pages thereto, the Lenders from time to time party thereto, Cortland Capital Market Services LLC, as collateral agent and administrative agent, and CB Agency Services, LLC, as origination agent (incorporated by reference to Exhibit 10.11 to the Company's Current Report on Form 8-K filed on January 6, 2015)

123

10.12	First Amendment to Financing Agreement, dated March 31, 2014 (incorporated by reference to Exhibit 10.12 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.13	Second Amendment to Financing Agreement, dated September 24, 2014 (incorporated by reference to Exhibit 10.13 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.14	Third Amendment to Financing Agreement, dated December 31, 2014 (incorporated by reference to Exhibit 10.14 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.15	Side Letter regarding business of Holding and Parent, dated December 31, 2012 (incorporated by reference to Exhibit 10.15 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.16

Purchase Agreement, dated October 9, 2012, by and among Christals Acquisition, LLC, Retail Services L.L.C., Gary Zebrowski, Ross Jackson and Gary A. Zebrowski Living Trust (incorporated by reference to Exhibit 10.16 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.17

Contingent Subordinated Promissory Note issued on October 9, 2012 by Christals Acquisition, LLC in favor of Ross Jackson (incorporated by reference to Exhibit 10.17 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.18

Contingent Subordinated Promissory Note issued on October 9, 2012 by Christals Acquisition, LLC in favor of Gary A. Zebrowski Living Trust (incorporated by reference to Exhibit 10.18 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.19

Unsecured Subordinated Promissory Note issued on October 9, 2012 by Christals Acquisition, LLC in favor of Ross Jackson (incorporated by reference to Exhibit 10.19 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.20

Unsecured Subordinated Promissory Note issued on October 9, 2012 by Christals Acquisition, LLC in favor of Gary A. Zebrowski Living Trust (incorporated by reference to Exhibit 10.20 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.21	Lease Agreement, dated July 1, 2012, between PK Properties, LLC and Peekay Inc. (incorporated by reference to Exhibit 10.21 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.22	Consulting Agreement, dated December 31, 2014, between the Company and Lisa Berman (incorporated by reference to Exhibit 10.22 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.23	Employment Agreement, dated December 31, 2014, between the Company and Bob Patterson (incorporated by reference to Exhibit 10.23 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.24	Employment Agreement, dated December 31, 2014, between the Company and Janet Mathews (incorporated by reference to Exhibit 10.24 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.25	Form of Underwriter's Warrant
10.26	Fourth Amendment to Financing Agreement, dated June 30, 2015 (incorporated by reference to Exhibit 10.15 to the Company's Current Report on Form 8-K filed on July 7, 2015)
10.27	Fifth Amendment to Financing Agreement, dated as of October 31, 2015 (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K filed November 20, 2015)
10.28	Sixth Amendment to Financing Agreement, dated November 19, 2015 (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K filed November 20, 2015)
10.29

Debt Conversion Agreement, dated November 17, 2015, by and among the Company and each of the persons listed on the Schedule of Creditors attached thereto as Exhibit A (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed November 20, 2015)

10.30

Termination Agreement, dated November 19, 2015, by and among Peekay Acquisition, LLC, Christals Management, LLC, and CP IV SPV, LLC (incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K filed November 20, 2015)

14.1	Code of Ethics of the Company (incorporated by reference to Exhibit 14.1 to the Company's Current Report on Form 8-K filed on January 6, 2015)
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company's Current Report on Form 8-K filed on January 6, 2015)
23.1	Consent of KLJ & Associates LLP
23.2	Consent of Sherman & Howard L.L.C. (See Exhibit 5.1 above)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
______________

* To be filed by amendment.

124

Item 17. Undertakings

For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn, Washington on the 23rd day of November, 2015.

PEEKAY BOUTIQUES, INC.

By:	/s/ Lisa Berman
Name:	Lisa Berman
Title:	Chief Executive Officer

By:	/s/ Janet Mathews
Name:	Janet Mathews
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lisa Berman	Chief Executive Officer	November 23, 2015
Lisa Berman	(Principal Executive Officer)

/s/ Janet Mathews	Chief Financial Officer	November 23, 2015
Janet Mathews	(Principal Financial and Accounting Officer)

*	Chairman of the Board	November 23, 2015
Ellery W. Roberts

*	Director	November 23, 2015
Edward Tobin

*	Director	November 23, 2015
David Aho

* By:	/s/ Lisa Berman
Lisa Berman
Attorney-In-Fact

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EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement
2.1

Securities Exchange Agreement, dated December 31, 2014, among the Company, Christals Acquisition, LLC and the members of Christals Acquisition, LLC (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 6, 2015)

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on January 28, 2015)
3.2	Amended & Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on January 6, 2015)
3.3	Certificate of Change pursuant to Section 78.209 of the Nevada Revised Statutes (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on October 30, 2015)
4.1*	Specimen Common Stock certificate
5.1	Opinion of Sherman & Howard L.L.C.
10.1

Advisory Agreement, dated December 31, 2012, by and among Christals Management, LLC, CP IV SPV, LLC and Peekay Acquisition, LLC (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.2

Amended and Restated Common Stock Purchase Agreement, dated December 31, 2012, by and among Peekay SPA, LLC, Peekay, Inc., Conrev, Inc., Kris Butt, Brian Barnett, Rick Barnett and Phyllis Heppenstall (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.3

Artifacts Agreement, dated December 31, 2012, by and among Peekay SPA, LLC, Kris Butt, Brian Barnett, Rick Barnett and Phyllis Heppenstall (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.4

Side Letter regarding Purchase Price, dated December 31, 2012, by and among Peekay SPA, LLC, Peekay, Inc., Conrev, Inc., Kris Butt, Brian Barnett, Rick Barnett and Phyllis Heppenstall (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.5

9% Unsecured Subordinated Promissory Note issued on December 31, 2012 by Peekay Acquisition, LLC and Peekay SPA, LLC in favor of Kris Butt (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.6

9% Unsecured Subordinated Promissory Note issued on December 31, 2012 by Peekay Acquisition, LLC and Peekay SPA, LLC in favor of Brian Barnett (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.7

9% Unsecured Subordinated Promissory Note issued on December 31, 2012 by Peekay Acquisition, LLC and Peekay SPA, LLC in favor of Rick Barnett (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.8

12% Unsecured Subordinated Promissory Note issued on December 31, 2012 by Peekay Acquisition, LLC and Peekay SPA, LLC in favor of Kris Butt (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.9

12% Unsecured Subordinated Promissory Note issued on December 31, 2012 by Peekay Acquisition, LLC and Peekay SPA, LLC in favor of Brian Barnett (incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.10

12% Unsecured Subordinated Promissory Note issued on December 31, 2012 by Peekay Acquisition, LLC and Peekay SPA, LLC in favor of Rick Barnett (incorporated by reference to Exhibit 10.10 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.11

Financing Agreement, dated December 31, 2012, by and among Christals Acquisition, LLC, Peekay Acquisition, LLC, each of the Subsidiaries listed as a Borrower on the signature pages thereto, each of the Subsidiaries listed as a Guarantor on the signature pages thereto, the Lenders from time to time party thereto, Cortland Capital Market Services LLC, as collateral agent and administrative agent, and CB Agency Services, LLC, as origination agent (incorporated by reference to Exhibit 10.11 to the Company's Current Report on Form 8-K filed on January 6, 2015)

127

10.12	First Amendment to Financing Agreement, dated March 31, 2014 (incorporated by reference to Exhibit 10.12 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.13	Second Amendment to Financing Agreement, dated September 24, 2014 (incorporated by reference to Exhibit 10.13 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.14	Third Amendment to Financing Agreement, dated December 31, 2014 (incorporated by reference to Exhibit 10.14 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.15	Side Letter regarding business of Holding and Parent, dated December 31, 2012 (incorporated by reference to Exhibit 10.15 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.16

Purchase Agreement, dated October 9, 2012, by and among Christals Acquisition, LLC, Retail Services L.L.C., Gary Zebrowski, Ross Jackson and Gary A. Zebrowski Living Trust (incorporated by reference to Exhibit 10.16 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.17

Contingent Subordinated Promissory Note issued on October 9, 2012 by Christals Acquisition, LLC in favor of Ross Jackson (incorporated by reference to Exhibit 10.17 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.18

Contingent Subordinated Promissory Note issued on October 9, 2012 by Christals Acquisition, LLC in favor of Gary A. Zebrowski Living Trust (incorporated by reference to Exhibit 10.18 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.19

Unsecured Subordinated Promissory Note issued on October 9, 2012 by Christals Acquisition, LLC in favor of Ross Jackson (incorporated by reference to Exhibit 10.19 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.20

Unsecured Subordinated Promissory Note issued on October 9, 2012 by Christals Acquisition, LLC in favor of Gary A. Zebrowski Living Trust (incorporated by reference to Exhibit 10.20 to the Company's Current Report on Form 8-K filed on January 6, 2015)

10.21	Lease Agreement, dated July 1, 2012, between PK Properties, LLC and Peekay Inc. (incorporated by reference to Exhibit 10.21 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.22	Consulting Agreement, dated December 31, 2014, between the Company and Lisa Berman (incorporated by reference to Exhibit 10.22 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.23	Employment Agreement, dated December 31, 2014, between the Company and Bob Patterson (incorporated by reference to Exhibit 10.23 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.24	Employment Agreement, dated December 31, 2014, between the Company and Janet Mathews (incorporated by reference to Exhibit 10.24 to the Company's Current Report on Form 8-K filed on January 6, 2015)
10.25	Form of Underwriter's Warrant
10.26	Fourth Amendment to Financing Agreement, dated June 30, 2015 (incorporated by reference to Exhibit 10.15 to the Company's Current Report on Form 8-K filed on July 7, 2015)
10.27	Fifth Amendment to Financing Agreement, dated as of October 31, 2015 (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K filed November 20, 2015)
10.28	Sixth Amendment to Financing Agreement, dated November 19, 2015 (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K filed November 20, 2015)
10.29

Debt Conversion Agreement, dated November 17, 2015, by and among the Company and each of the persons listed on the Schedule of Creditors attached thereto as Exhibit A (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed November 20, 2015)

10.30

Termination Agreement, dated November 19, 2015, by and among Peekay Acquisition, LLC, Christals Management, LLC, and CP IV SPV, LLC (incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K filed November 20, 2015)

14.1	Code of Ethics of the Company (incorporated by reference to Exhibit 14.1 to the Company's Current Report on Form 8-K filed on January 6, 2015)
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company's Current Report on Form 8-K filed on January 6, 2015)
23.1	Consent of KLJ & Associates LLP
23.2	Consent of Sherman & Howard L.L.C. (See Exhibit 5.1 above)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
_________________

* To be filed by amendment.

128